SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                Form 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934


    Date of Report (Date of earliest event reported): April 23, 1996


                     Commission file number 2-76555


                            SDN BANCORP, INC.
         (Exact name of registrant as specified in its charter)


    Delaware                                   95-3683748
          (State or other jurisdiction of               (I.R.S. Employer or
          incorporation or organization)              Identification No.)


    135 Saxony Road, Encinitas, California                 92024-0905
   (Address of principal executive offices)               (Zip Code)


                             (619) 436-6888
          (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

     On April 23, 1996, SDN Bancorp, Inc, a Delaware corporation ("Bancorp"), and Commerce Security Bank, a California banking corporation ("Commerce"), entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") pursuant to which a holding company ("Holdco") to be organized by Bancorp will acquire Commerce for a combination of cash and stock.

     Under the terms of the Reorganization Agreement, each share of Bancorp stock will be exchanged for one share of common stock in the Holdco. Sixty percent of the Commerce common stock will be exchanged for cash equal to approximately 1.5 times Commerce's book value per share as of December 31, 1995. The balance of the Commerce common stock will be exchanged for Holdco common stock having a pro forma book value as of December 31, 1995 approximately equal to the book value per share of Commerce common stock as of that date.

     The transaction will be effected by means of two reverse triangular mergers (collectively, the "Reorganization"). Bancorp will cause Holdco to be organized under Delaware law and to become a subsidiary of Bancorp.
Holdco will form two wholly-owned interim subsidiaries, one a California business corporation (the "CSB Merger Sub") and the other a Delaware business corporation (the "SDN Merger Sub"). The Reorganization Agreement provides that CSB Merger Sub will merge with and into Commerce (the
"Commerce Acquisition") and SDN Merger Sub will merge with and into Bancorp (the "SDN Merger") in contemporaneous reverse triangular transactions. As a result of the Reorganization, Bancorp and Commerce will become wholly-owned subsidiaries of Holdco and all of the then former Bancorp shareholders and some or all of the then former Commerce shareholders will become shareholders of Holdco.

     Bancorp expects that the shares of Holdco common stock issued in the Commerce Acquisition will be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 3(a)(10) thereof, which is expected to be confirmed by receipt of a so-called no-action letter issued by the Securities and Exchange Commission (the "SEC"). Section 3(a)(10) contemplates that a fairness hearing would take place, and the parties intend to have such a hearing transpire before the California Department of Corporations. Alternatively, if Holdco is not able to obtain such a no-action letter, Holdco will file a registration statement with the SEC to register such shares under the Securities Act.

     The Commerce Acquisition will be accounted for as a purchase, and it is expected that the Commerce shareholders will recognize gain or loss for federal income tax purposes only to the extent they receive cash in the Reorganization. It is expected that Bancorp shareholders will not recognize any gain or loss for federal income tax purposes as a result of the Reorganization.

     The Reorganization Agreement sets forth certain covenants by both parties prior to the closing of the Reorganization, including, but not limited to, an agreement by Commerce not to solicit additional proposals to acquire Commerce and with limited exceptions, not to respond to any such proposal from a third party.

     The consummation of the Reorganization is subject to certain standard closing conditions, including, but not limited to, the approval of the Reorganization Agreement by a majority of the holders Commerce common stock and the receipt of all required regulatory approvals.

     Peter H. Paulsen, Commerce's Chairman and one of its founding shareholders, beneficially owns approximately 86% of the Commerce common
stock.   Subject to the occurrence of certain conditions precedent,
Mr. Paulsen and the other directors of Commerce have agreed to vote all of the stock which they own or control in favor of the Commerce Acquisition and against any comparable transaction with a third party.

     The Reorganization Agreement provides for two potential reductions in the amount of consideration paid to Commerce shareholders in the Commerce Acquisition (the "Commerce Acquisition Price"). The first, which will be resolved prior to closing, is intended to address the potential exposure to Commerce inherent in certain pending litigation, recourse loan claims and real estate assets. Those risks, and the manner in which any adjustment to the Commerce Acquisition Price will be calculated are set forth in an exhibit to the Reorganization Agreement. The maximum reduction will be $400,000. Sixty percent (60%) of any such reduction will be allocated to the cash component of the Commerce Acquisition Price and forty percent (40%) will be allocated to the stock component of the Commerce Acquisition Price.

     The second potential reduction in the Commerce Acquisition Price relates to the contingency that a special assessment may be levied against SAIF-insured institutions such as Commerce. Subject to the maximum adjustments specified below, an agreed upon portion (i.e., 57.5%) of the after-tax cost of the SAIF contingency (the "SAIF Allocation") generally would be allocated pro rata among the cash and stock received by Commerce shareholders. The maximum effect of the SAIF Allocation with respect to the cash component of the Commerce Acquisition Price would be to reduce such amount by $345,000. The maximum effect on the stock component of the Commerce Acquisition Price would be to decrease the number of shares of Holdco common stock that Holdco otherwise would distribute to Commerce shareholders by an amount which has an aggregate pro forma book value as of December 31, 1995 of $230,000. If legislation resolving the SAIF contingency is not enacted prior to the closing of the Commerce Acquisition, SDN and Commerce expect that cash and Holdco shares will be set aside in an escrow as of the closing to address that contingency. If the SAIF contingency is not resolved within two (2) years after the closing, the cash and stock in the escrow will be distributed to the former Commerce shareholders and to Holdco in accordance with a formula contained in an escrow agreement, the form of which is an exhibit to the Reorganization Agreement.

     Bancorp estimates that approximately $15.5 million of cash will be necessary to fund the payment of the cash consideration to the Commerce shareholders and Reorganization-related expenses. Bancorp is seeking regulatory approval to utilize $4.0 million of Commerce's capital to fund a portion of the cash payable to Commerce shareholders. Accordingly, Bancorp expects that it will be necessary for it to raise approximately $11.5 of addition equity. Bancorp expects that it will raise that equity by selling $11.5 million of Bancorp common stock prior to the closing of the SDN Merger to Dartmouth Capital Group, L.P. ("Dartmouth"), the controlling shareholder of Bancorp. Dartmouth has irrevocably agreed to purchase up to $16.0 million of such shares at a price of $3.95 per share.

     Assuming Dartmouth purchases $11.5 million of Bancorp common stock in connection with the SDN Merger, upon the closing of the Reorganization, Dartmouth and certain affiliates of Dartmouth would own approximately 48% and 30%, respectively, of Holdco common stock on a pro forma basis, and Mr. Paulsen will own approximately 17% on the same basis. The Reorganization Agreement provides that Mr. Paulsen will be a director of Holdco as of the closing of the Reorganization.

        Either party may terminate the Reorganization Agreement by written notice after noon (Pacific time) on December 31, 1996 if the Reorganization has failed to close for any reason other than a breach of any representation, warranty, covenant or agreement by the terminating party.

        Generally, each party to the Reorganization Agreement is responsible for its own expenses. However, Commerce is obligated to pay the expenses of Bancorp, subject to a specified limit, if Commerce is unable to obtain shareholder approval or if Bancorp terminates the Reorganization Agreement due to certain conditions to the obligations of Bancorp having not been satisfied.

     Commerce is obligated to pay Bancorp a termination fee if Commerce or Bancorp terminates the Reorganization Agreement under certain circumstances, the amount of which fee depends upon the basis for the termination. The permitted bases for termination giving rise to a fee payable by Commerce include Commerce's pursuit of a "Qualifying Strategic Transaction Proposal," as defined in the Reorganization Agreement, in which case Bancorp's receipt of the termination fee is a condition precedent to any termination of the Reorganization Agreement by Commerce. Bancorp is obligated to pay Commerce a termination fee if Commerce or Bancorp terminates the Reorganization Agreement under certain other circumstances, the amount of which fee also depends upon the basis for the termination. The permitted bases for termination giving rise to a fee payable by Bancorp include breaches by Bancorp of representations and warranties contained in the Reorganization Agreement, failure to obtain regulatory approval for the Reorganization, and failure to provide funding for or otherwise to perform Bancorp's obligations under the Reorganization Agreement.

     Commerce is a California chartered, SAIF insured, commercial bank. Commerce conducts its business from thirteen locations, consisting of a main banking office in Sacramento, California and 12 loan production offices, comprised of seven in California and one in each of Arizona, Colorado, Nevada, Oregon and Washington. Commerce has three principal business divisions: a commercial banking division, which focuses on generating loans and raising deposits primarily in the greater Sacramento area, a commercial equipment leasing division and a residential mortgage division. As of March 31, 1996, Commerce had $213 million in total assets and $195 million in deposits and was "well capitalized" for federal regulatory purposes.

     Between February 1994 and April 1996, Commerce operated under a Memorandum of Understanding ("MOU") with the California State Banking Department and the FDIC. The MOU required Commerce to, among other things,
(i) reduce classified assets to prescribed amounts by specified dates; (ii) establish a policy for determining the adequacy of Commerce's allowance for loan losses; (iii) implement a liquidity policy; (iv) reduce Commerce's volatile liability dependency ratio to certain prescribed levels by specified dates; and (v) maintain a leverage capital ratio of at least 6.5% provided that total Tier I capital not be less than $12.5 million. In January 1996, and April 1996, respectively, the California State Banking Department and the FDIC terminated their respective interests in the MOU, in each case replacing it with resolutions adopted by the Commerce Board of Directors at the direction of those regulators.

     The joint press release issued by Bancorp and Commerce announcing the Reorganization Agreement and the Reorganization Agreement are attached hereto as exhibits and are incorporated herein by reference in their entirety. The foregoing summary of the Reorganization Agreement does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement.


Item 7. FINANCIAL STATEMENTS AND EXHIBITS

     a)  Financial Statements                          NA
     b)  Pro Forma Financial Statements                NA
     c)  Exhibits:
          1. Form of Press Release dated April 26, 1996
          2. Agreement and Plan of Reorganization
               dated April 23, 1996

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SDN BANCORP, INC.


Date: May 15, 1996            /s/ Curt A. Christianssen
                              --------------------------------
                              Curt A. Christianssen
                              Senior Vice President
                              Chief Financial Officer

FOR IMMEDIATE RELEASE
April 26, 1996
Contact:  Robert P. Keller, Chairman    Bob Connelly, President
          (619) 436-6888                (916) 922-9500



SDN BANCORP, INC AND COMMERCE SECURITY BANK SIGN AGREEMENT


     Robert P. Keller, Chairman and Chief Executive Officer of SDN Bancorp, Inc. of Encinitas, California and Peter H. Paulsen, Chairman of the Board of Directors of Commerce Security Bank of Sacramento, California jointly announced that SDN Bancorp, Inc. and Commerce Security Bank have signed an Agreement and Plan of Reorganization to form a new holding company which will become the sole shareholder of both companies. The new holding company will have pro forma total assets in excess of $420 million, based on March 31, 1996 financial statements. SDN Bancorp, Inc. is controlled by Dartmouth Capital Group, L.P., a Delaware Limited Partnership which Mr. Keller and his associates formed to pursue financial institution investments in California. Mr. Paulsen is the founder and majority shareholder of Commerce Security Bank.

     L.R. (Bob) Connelly, President and CEO of Commerce Security Bank said, "The purpose of this new affiliation is to enable Commerce Security Bank to provide even more services to our customers. Our historic and continuing commitment to the Sacramento area business community will be enhanced by continuity of account officers and staff and by gaining access to the financial market resources and other capabilities of SDN Bancorp, Inc. Commerce Security Bank will go forward as Sacramento's premier independent community bank under our locally based management and Board of Directors".

     Mr. Keller stated "SDN Bancorp, Inc. is delighted with the purposed affiliation with Commerce Security Bank. We believe the association will add strength to both parties. Commerce Security Bank will retain its local identity with local board and management, and be able to call upon a larger organization for additional support and expertise."

     Under the terms of the agreement, each share of SDN Bancorp, Inc. stock will be exchanged for one share of common stock in the holding company. Sixty percent of the
Commerce Security Bank shares will be exchanged for cash equal to approximately 1.5 times

Commerce Security Bank's book value per share as of December 31, 1995. The balance of the Commerce Security Bank shares will be exchanged for common stock in the holding company having a pro forma book value approximately equal to Commerce Security Bank's book value per share as of the same date. Mr. Keller will serve as the Chief Executive Officer of the holding company and Chairman of Commerce Security Bank's Board of Directors, and Mr. Paulsen will become a Director of the holding company. The transaction will be accounted for as a purchase, and it is expected that shareholders will recognize gain or loss for federal income tax purposes only to the extent they receive cash in the transaction. At the closing of the transaction, Commerce Security Bank shareholders would own approximately 18.0% of the outstanding stock on a pro forma basis. Dartmouth and certain affiliates of Dartmouth would own approximately 48% and 30% respectively on the same basis.

     Commerce Security Bank had total assets in excess of $213 million at March 31, 1996 and conducts its business from twenty-one functional offices. Commerce Security is metropolitan Sacramento's premier commercial bank, offering loan and deposit products to businesses and individuals throughout the area. It also provides mortgage banking and equipment finance services in more than thirty states.

     Mr. Keller, the Chief Executive Officer of SDN Bancorp, Inc. has had a lengthy and successful career in banking. From 1994 to 1995, he served as President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a NASDAQ listed bank holding company with assets of $1.8 billion. Prior to that he served as President and Chief Executive Officer of New Dartmouth Bank, a privately owned financial institution with assets of approximately $2 billion located in Manchester, New Hampshire. SDN Bancorp, Inc. currently owns San Dieguito National Bank of Encinitas, California and Liberty National Bank of Huntington Beach, California.

     The transaction is contingent upon the approval of shareholders and the state and federal regulators.

     The parties expect that the transaction will close in the third quarter of 1996.

     For further information, please contact Robert Keller of SDN Bancorp, Inc. at
(619) 436-6888 or Bob Connelly, President of Commerce Security Bank at
(916) 922-9500.

                   AGREEMENT AND PLAN OF REORGANIZATION


                              by and between


                             SDN BANCORP, INC.

                                    and

                          COMMERCE SECURITY BANK





                        Dated as of April 23, 1996

                             TABLE OF CONTENTS

ARTICLE  I.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.2  Rules of Construction. . . . . . . . . . . . . . . . . . . . . .9

ARTICLE  II. Holdco, the Merger Subsidiaries and the Merger. . . . . . . 10

     2.1  Holdco and the Merger Subsidiaries . . . . . . . . . . . . . . 10

     2.2  Capital Contribution . . . . . . . . . . . . . . . . . . . . . 11

     2.3  The SDN Merger . . . . . . . . . . . . . . . . . . . . . . . . 11

               2.3.1  Effecting the Merger . . . . . . . . . . . . . . . 11

               2.3.2  Treatment of SDN Common Stock and Holdco

                     Common Stock. . . . . . . . . . . . . . . . . . . . 11

     2.4  The CSB Merger . . . . . . . . . . . . . . . . . . . . . . . . 12

               2.4.1  Effecting the Merger . . . . . . . . . . . . . . . 12

               2.4.2  Treatment of CSB Common Stock. . . . . . . . . . . 12

     2.5  Elections by CSB Shareholders. . . . . . . . . . . . . . . . . 13

               2.5.1  Election Procedure . . . . . . . . . . . . . . . . 13

               2.5.2  Shares Held for Third Parties. . . . . . . . . . . 14

               2.5.3  Effectiveness of Election Statement. . . . . . . . 14

               2.5.4   Amendment and Revocation of Election

                    Statement. . . . . . . . . . . . . . . . . . . . . . 14

               2.5.5  Fractional Shares. . . . . . . . . . . . . . . . . 15

     2.6  Proration and Allocation of Stock Consideration and
             Cash Consideration                                          15

     2.7  Dissenting CSB Shares. . . . . . . . . . . . . . . . . . . . . 17

     2.8  Exchange of Certificates . . . . . . . . . . . . . . . . . . . 17

               2.8.1  CSB Common Stock Exchange Procedures . . . . . . . 17

               2.8.2  SDN Common Stock Exchange Procedures . . . . . . . 18

               2.8.3  Transfers; Certain Taxes . . . . . . . . . . . . . 19

               2.8.4  Lost, Stolen or Destroyed Certificates . . . . . . 19

               2.8.5  Unclaimed Monies . . . . . . . . . . . . . . . . . 19

               2.8.6  Exchange Agent to have no Voting or

                    Other Rights . . . . . . . . . . . . . . . . . . . . 19

     2.9  Closing of Transfer Books. . . . . . . . . . . . . . . . . . . 20

     2.10 Securities Law Matters . . . . . . . . . . . . . . . . . . . . 20

     2.11 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . 20

               2.11.1  . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE  III.  Representations and Warranties. . . . . . . . . . . . . . 21

     3.1  By CSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

               3.1.1  Organization, Standing and Power . . . . . . . . . 21

               3.1.2  Capital Structure. . . . . . . . . . . . . . . . . 22

               3.1.3  Interests in Other Entities. . . . . . . . . . . . 23

               3.1.4  Authority and Related Matters. . . . . . . . . . . 23

               3.1.5  Certain Agreements by Shareholders . . . . . . . . 23

               3.1.6  Conflicts. . . . . . . . . . . . . . . . . . . . . 24

               3.1.7  Consents . . . . . . . . . . . . . . . . . . . . . 24

               3.1.8  Financial Statements . . . . . . . . . . . . . . . 24

               3.1.9  Regulatory Filings and Agreements. . . . . . . . . 25

               3.1.10  Undisclosed Liabilities . . . . . . . . . . . . . 25

               3.1.11  Classified and OLEM Assets, Reserves and Certain Other
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

               3.1.12  Investment Securities; Derivatives. . . . . . . . 26

               3.1.13  Absence of Certain Changes or Events. . . . . . . 26

               3.1.14  Compliance with Applicable Laws . . . . . . . . . 27

               3.1.15  Litigation and Other Disputes . . . . . . . . . . 27

               3.1.16  Administration of Fiduciary Accounts. . . . . . . 27

               3.1.17  Taxes . . . . . . . . . . . . . . . . . . . . . . 27

               3.1.18  Certain Agreements. . . . . . . . . . . . . . . . 28

               3.1.19  Employees and Employee Benefit Plans. . . . . . . 30

               3.1.20  Properties. . . . . . . . . . . . . . . . . . . . 31

               3.1.21  Environmental . . . . . . . . . . . . . . . . . . 32

               3.1.22  Intellectual Property . . . . . . . . . . . . . . 32

               3.1.23  Brokers . . . . . . . . . . . . . . . . . . . . . 32

               3.1.24  Disclosure of All Material Matters. . . . . . . . 33

     3.2  By SDN . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

               3.2.1  Organization, Standing and Power . . . . . . . . . 33

               3.2.2  Capital Structure. . . . . . . . . . . . . . . . . 34

               3.2.3  Interests in Other Entities. . . . . . . . . . . . 35

               3.2.4  Authority and Related Matters. . . . . . . . . . . 35

               3.2.5  Conflicts. . . . . . . . . . . . . . . . . . . . . 35

               3.2.6  Consents . . . . . . . . . . . . . . . . . . . . . 36

               3.2.7  Financial Statements . . . . . . . . . . . . . . . 36

               3.2.8  Regulatory Filings and Agreements. . . . . . . . . 36

               3.2.9  Undisclosed Liabilities. . . . . . . . . . . . . . 37

               3.2.10  Classified and OLEM Assets, Reserves and Certain Other
Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

               3.2.11  Investment Securities; Derivatives. . . . . . . . 38

               3.2.12  Absence of Certain Changes or Events. . . . . . . 38

               3.2.13  Compliance with Applicable Laws . . . . . . . . . 38

               3.2.14  Litigation and Other Disputes . . . . . . . . . . 39

               3.2.15  Administration of Fiduciary Accounts. . . . . . . 39

               3.2.16  Taxes . . . . . . . . . . . . . . . . . . . . . . 39

               3.2.17  Certain Agreements. . . . . . . . . . . . . . . . 40

               3.2.18  Employees and Employee Benefit Plans. . . . . . . 42

               3.2.19  Properties. . . . . . . . . . . . . . . . . . . . 43

               3.2.20  Environmental . . . . . . . . . . . . . . . . . . 44

               3.2.21  Intellectual Property . . . . . . . . . . . . . . 45

               3.2.22  Brokers . . . . . . . . . . . . . . . . . . . . . 45

               3.2.23  Financing of Reorganization . . . . . . . . . . . 45

               3.2.24  Disclosure of All Material Matters. . . . . . . . 46

     3.3  By Holdco. . . . . . . . . . . . . . . . . . . . . . . . . . . 46

               3.3.1  Organization, Standing and Power . . . . . . . . . 46

               3.3.2  Holdco Common Stock. . . . . . . . . . . . . . . . 46

               3.3.3  Authority and Related Matters. . . . . . . . . . . 46

               3.3.4  No Conflicts . . . . . . . . . . . . . . . . . . . 47

               3.3.5  Consents . . . . . . . . . . . . . . . . . . . . . 47

               3.3.6  Capital Resources. . . . . . . . . . . . . . . . . 47

               3.3.7  Securities Law Compliance. . . . . . . . . . . . . 47

               3.3.8  Litigation and Other Disputes. . . . . . . . . . . 48

ARTICLE  IV.  Additional Agreements. . . . . . . . . . . . . . . . . . . 48

     4.1  Discussions with Third Parties . . . . . . . . . . . . . . . . 48

     4.2  Shareholder Approval; Information and Registration Statements. 49

               4.2.1  Shareholder Approval . . . . . . . . . . . . . . . 49

               4.2.2  Information Statement. . . . . . . . . . . . . . . 50

               4.2.4  Letter of CSB's Accountants. . . . . . . . . . . . 51

               4.2.5  Letter of SDN's Accountants. . . . . . . . . . . . 51

               4.2.6  Affiliates . . . . . . . . . . . . . . . . . . . . 51

               4.2.7  Effect of Qualifying Strategic Transaction Proposal51

     4.3  Regulatory Approvals and Related Matters . . . . . . . . . . . 52

               4.3.1  Responsibility for Bank Regulatory Matters . . . . 52

               4.3.2  Cooperation by CSB . . . . . . . . . . . . . . . . 52

     4.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . 52

     4.5  Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

     4.6  Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . 53

     4.7  Advice of Changes. . . . . . . . . . . . . . . . . . . . . . . 54

     4.8  Current Information. . . . . . . . . . . . . . . . . . . . . . 54

     4.9  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . 55

     4.10 Negative Covenants of CSB. . . . . . . . . . . . . . . . . . . 55

     4.11 Negative Covenants of SDN. . . . . . . . . . . . . . . . . . . 59

     4.12 Consultation by SDN. . . . . . . . . . . . . . . . . . . . . . 59

     4.13 Ratification of Agreement by Holdco. . . . . . . . . . . . . . 60

ARTICLE  V.  Conditions to Closing . . . . . . . . . . . . . . . . . . . 60

     5.1  Conditions to Obligations of Both Parties. . . . . . . . . . . 60

               5.1.1  Regulatory Approvals . . . . . . . . . . . . . . . 60

               5.1.2  No Pending or Threatened Claims. . . . . . . . . . 60

     5.2  Conditions to the Obligations of SDN and Holdco. . . . . . . . 61

               5.2.1  Accuracy of Representations and Warranties;
                        Compliance with Covenants                        61

               5.2.2  Bringdown of Representations and Warranties. . . . 61

               5.2.3  Approval by CSB Shareholders;

                    Dissenting Shares. . . . . . . . . . . . . . . . . . 61

               5.2.4  Third Party Consents . . . . . . . . . . . . . . . 61

               5.2.5  Receipt of Legal Opinion . . . . . . . . . . . . . 61

               5.2.6  Updated Schedule of Classified and OLEM Assets . . 62

               5.2.7  Certificates and Documents . . . . . . . . . . . . 62

               5.2.8  Documents and Instruments in Satisfactory Form . . 62

               5.2.9  Escrow of CSB Redemption Amount. . . . . . . . . . 62

               5.2.10  Appointment of Committee Under Escrow

                    Agreement. . . . . . . . . . . . . . . . . . . . . . 62

     5.3  Conditions to the Obligations of CSB . . . . . . . . . . . . . 62

               5.3.1  Accuracy of Representations and Warranties;
                       Compliance with Covenants                         62

               5.3.2  Bringdown of Representations and Warranties. . . . 62

               5.3.3  Receipt of Legal Opinions. . . . . . . . . . . . . 63

               5.3.4  Updated Schedule of Classified and

                    OLEM Assets. . . . . . . . . . . . . . . . . . . . . 63

               5.3.5  Receipt of SDN Closing Certificate . . . . . . . . 63

               5.3.6  Receipt of Holdco Closing Certificate. . . . . . . 63

               5.3.7  Documents and Instruments in Satisfactory

                    Form . . . . . . . . . . . . . . . . . . . . . . . . 64

               5.3.8  Receipt of Capital Contribution and

                    Funding of Exchange Agent. . . . . . . . . . . . . . 64

               5.3.9  Holdco Ratification. . . . . . . . . . . . . . . . 64

               5.3.10  Execution and Funding of Escrow Agreement . . . . 64

               5.3.11  Appointment of Paulsen. . . . . . . . . . . . . . 64

ARTICLE  VI.  Termination. . . . . . . . . . . . . . . . . . . . . . . . 64

     6.1  By Mutual Agreement. . . . . . . . . . . . . . . . . . . . . . 65

     6.2  Regulatory Impediment. . . . . . . . . . . . . . . . . . . . . 65

     6.3  By SDN . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

     6.4  By CSB . . . . . . . . . . . . . . . . . . . . . . . . . . . . 66

     6.5  Effect of Termination. . . . . . . . . . . . . . . . . . . . . 66

ARTICLE  VII. Termination Fee; Liquidated Damages; Expenses. . . . . . . 66

     7.1  Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . 67

     7.2  Liquidated Damages Payable by CSB. . . . . . . . . . . . . . . 67

     7.3  Liquidated Damages Payable by SDN. . . . . . . . . . . . . . . 67

     7.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

               7.4.1  Generally. . . . . . . . . . . . . . . . . . . . . 68

               7.4.2  Payment of Expenses upon Certain

                    Termination Events . . . . . . . . . . . . . . . . . 68

ARTICLE  VIII. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 69

     8.1  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 69

     8.2  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 69

     8.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 69

     8.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 70

     8.5  Non-Survival of Representations, Warranties

               and Agreements. . . . . . . . . . . . . . . . . . . . . . 70

     8.6  Benefits; Binding Effect; Assignment and Designation . . . . . 71

     8.7  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71

     8.8  No Third Party Beneficiary . . . . . . . . . . . . . . . . . . 71

     8.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 71

     8.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 71

     8.11 Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . 71

     8.12 Applicable Law; Consent to Jurisdiction. . . . . . . . . . . . 72

     8.13 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . 72

EXHIBITS

Exhibit    1.1-A    Exchange Ratio  (Part E omitted)
Exhibit 1.1-B Pro Forma Balance Sheet for SDN (consolidated with Liberty) (omitted)
Exhibit    1.1-C    Valuation Adjustment
Exhibit    2.11-A   Escrow Agreement
Exhibit    2.11-B   Stock Escrow Deposit
Exhibit    3.1.5    Voting Agreement (omitted)
Exhibit    4.2.6    Affiliate Letter (omitted)
Exhibit    5.2.5    Form of Opinion of CSB Counsel (omitted)
Exhibit    5.3.3    Form of Opinion of SDN Counsel (omitted)

SCHEDULES  (omitted)

     CSB Disclosures

Schedule  3.1.3     Subsidiaries
Schedule  3.1.7     Governmental Approvals
Schedule  3.1.9     Regulatory Agreements and related matters
Schedule  3.1.10    Undisclosed Liabilities; Letters of Credit
Schedule  3.1.11    Classified Assets; Loans to Directors
Schedule  3.1.12    Investment Securities; Derivatives
Schedule  3.1.13    Adverse Changes; Increases in Executive
                      Compensation
Schedule  3.1.14    Compliance with Laws
Schedule  3.1.15    Litigation
Schedule  3.1.18    Certain Agreements
Schedule  3.1.19    Employee Benefits Matters
Schedule  3.1.20    Real Property
Schedule  3.1.23    Brokers

     SDN Disclosures

Schedule  3.2.2     Registration Rights Agreements
Schedule  3.2.6     Governmental Approvals
Schedule  3.2.8     Regulatory Agreements and related matters
Schedule  3.2.9     Undisclosed Liabilities; Letters of Credit
Schedule  3.2.10    Classified Assets; Loans to Directors
Schedule  3.2.11    Investment Securities
Schedule  3.2.12    Adverse Changes; Increases in Executive
                      Compensation
Schedule  3.2.14    Litigation
Schedule  3.2.16    Tax Matters
Schedule  3.2.17    Certain Agreements
Schedule  3.2.18    Employee Benefits Matters
Schedule  3.2.19    Real Property

     General

Schedule  4.10.11   Contemplated Changes in CSB Securities Portfolio
                 AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 23, 1996, by and between SDN BANCORP, INC., a Delaware business corporation
("SDN"), and COMMERCE SECURITY BANK, a California banking corporation
("CSB").

                               Recitals

     A. The Boards of Directors of SDN and CSB have deemed it advisable and in the best interests of their respective companies and shareholders to consummate the transactions contemplated herein (the "Reorganization"), pursuant to which SDN shall cause a new corporation, Holdco (as hereinafter defined), to be formed which will then acquire, through the SDN Merger (as hereinafter defined), all of the shares of SDN Common Stock in exchange for Holdco Common Stock and acquire, through the CSB Merger (as hereinafter defined), all of the shares of CSB Common Stock in exchange for Holdco Common Stock and/or cash.

     B. For federal income tax purposes, it is intended that (i) the SDN Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or as an exchange under Section 351 of the Code, and that (ii) the CSB Merger qualify as an exchange under Section 351 of the Code, and that as a consequence the CSB Shareholders will not recognize income or loss for federal income tax purposes except to the extent they receive cash in exchange for their respective shares of CSB Common Stock in the CSB Merger.

     C. SDN and CSB desire to make certain representations, warranties, covenants and agreements in connection with the Reorganization, as contained herein.

                              Agreement

     NOW THEREFORE, in consideration of the mutual undertakings and the representations, warranties, covenants and agreements contained herein, SDN and CSB hereby agree as follows:


ARTICLE                          I.
                             Definitions

     1.1 Definitions. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Section 1.1:

     "Agreement" means this Agreement and Plan of Reorganization, including all Schedules and Exhibits hereto, as the same may be hereafter amended.

     "Aggregate Cash Pool" means $15,078,111 minus the Cash Valuation
Adjustment.

     "Balance Sheet Date" means December 31, 1995.

     "Bank Regulators" means any and all Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

     "Benefit Plan" means any employee benefit plan (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by the applicable entity.

     "Borrower Group Obligations" means all loans from CSB to, and other obligations to CSB of, (a) the applicable borrower, (b) all guarantors of such borrower, and (c) all affiliates and associates of such borrower and guarantors.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required by Law to be closed.

     "Capital Contribution" means an amount which either is (a) the arithmetic difference resulting from the Maximum Required Capital Contribution minus the CSB Redemption Amount, if any, or (b) such amount of capital greater than that required under clause (a) of this subsection as SDN may determine, in its sole discretion, is desirable under the circumstances; provided, however, that in no event shall the amount of the Capital Contribution be less than the Minimum Required Capital Contribution; and provided, further, that in no event shall SDN have any obligation to raise more capital in connection with the Reorganization than the Maximum Required Capital Contribution, subject to the remedies of CSB set forth in Section 7.3.3.

     "Cash Consideration" shall have the meaning given that term in
Section 2.4.2.

     "Cash Escrow Deposit" means (a) the Cash Escrow Deposit as defined in the Escrow Agreement, equal to $345,000, if SAIF Recapitalization Legislation has not been enacted or adopted prior to the Closing Date, and (b) zero, if SAIF Recapitalization Legislation has been enacted or adopted prior to the Closing Date.

     "Cash Valuation Adjustment" means a dollar amount equal to (i) the product of the Valuation Adjustment multiplied by 60%, minus (ii) the product of the Valuation Adjustment multiplied by a fraction consisting of the total number of Dissenting CSB Shares over the total number of shares of CSB Common Stock issued and outstanding immediately prior to the Closing.

     "Classified Asset" means (a) any loan or lease asset that is classified on the books and records of the applicable entity as "Substandard", "Doubtful" or "Loss", and (b) any property classified on the books and records of the applicable entity as OREO.

     "Closing" means the closing of the Reorganization, to be held on the Closing Date at a location fixed pursuant to Section 8.1.

     "Closing Date" shall mean the date as of which the Closing of the Reorganization occurs, as the same may be fixed pursuant to Section 8.1.

     "CSB" means CSB including, unless the context clearly indicates otherwise, all direct and indirect subsidiaries of CSB as of the applicable time.

     "CSB Common Stock" means the common stock of CSB, no par value per share.

     "CSB Governmental Approvals" means the approvals listed on
Schedule 3.1.7.

     "CSB Merger" means the merger of CSB and CSB Merger Sub, as more particularly described in Section 2.4.

     "CSB Merger Sub" means a wholly-owned subsidiary of Holdco, whose type of entity and jurisdiction of organization shall be determined by SDN in its discretion, to be formed for the sole purpose of completing the CSB Merger.

     "CSB Merger Agreement" means an Agreement and Plan of Merger, in a form to be mutually agreed upon by SDN and CSB, pursuant to which CSB Merger Sub will merge with and into (or consolidate with) CSB at the Effective Time.

     "CSB Redemption Amount" means the amount of cash, if any, that CSB contributes to the Exchange Agent, as approved by all applicable Bank Regulators, if any, to fund a portion of the Distributable Cash Pool, which amount shall not be greater than Four Million Dollars
($4,000,000).

     "CSB Shareholder" means a holder of CSB Common Stock.

     "CSB Shareholder Agreement" means that certain Stock Purchase Agreement dated March 8, 1985 by and among CSB and certain stockholders of CSB.

     "Dissenting CSB Shares" means all shares of CSB Common Stock whose holders have perfected dissenters' rights under Section 1300 et seq. of the California Corporations Code (as incorporated by Section 101 of the California Financial Code).

     "Distributable Cash Pool" means the arithmetic difference resulting from Aggregate Cash Pool minus the product of the number of Dissenting CSB Shares multiplied by $17.50 (the latter being the product of $29.17 multiplied by 60%).

     "Distributable Stock Pool" means a number of authorized but unissued shares of Holdco Common Stock equal to the product of the Exchange Ratio multiplied by the number of Net Stock Consideration Shares.

     "Effective Time" means the time as of which the Reorganization is deemed to have become effective, as agreed upon by the Parties.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" shall have the meaning given that term in
Section 2.11.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means an unaffiliated, independent banking institution, corporate trust company or entity regularly engaged in a stock transfer business that SDN shall appoint, after consultation with CSB, to act as exchange agent hereunder.

     "Exchange Ratio," means the number of shares of Holdco Common Stock, rounded to the nearest thousandth, into which each of the Net Stock Consideration Shares is to be converted in connection with the Reorganization, such Exchange Ratio to be determined in accordance with the methodology set forth on Exhibit 1.1-A.

     "Expenses" means all legal, accounting, consulting, investment banking and other fees and expenses incurred by the applicable Party in connection with the Reorganization (including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses. The Expenses of SDN shall include the Expenses, if any, of Holdco and the Merger Subsidiaries.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Final Approval Date" means the later of (a) the date on which the final Regulatory Approval is received, and (b) the date on which the CSB Shareholders approve the Reorganization.

     "Final Financial Statements" means the applicable entity's audited balance sheet, income statement, cash flow statement and statement of shareholders' equity, with footnotes, prepared in accordance with GAAP, as at December 31, 1995 and for the year then ended, as certified by the applicable entity's independent auditors.

     "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied.

     "Governmental Approval" means the approval of a Governmental
Entity necessary or desirable for the consummation of the Reorganization (including the expiration of any waiting period imposed thereby), including the CSB Governmental Approvals and the SDN Governmental
Approvals.

     "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

     "Hazardous Material" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

     "Holdco" means a corporation formed under the Delaware General Corporation Law which, prior to the Effective Time, shall be a wholly-owned subsidiary of SDN and which, as of and following the Effective
Time, shall be the parent corporation and holding company of SDN and CSB.

     "Holdco Common Stock" means the common stock of Holdco, par value $.01 per share.

     "Holdco Ratification Date" means the date, which shall be no later than two Business Days prior to the Closing Date, on which Holdco ratifies, accepts and joins in this Agreement.

     "Information Statement" means an information or proxy statement (including any offering materials contained therein) by which CSB will solicit either written consents to the Reorganization by the CSB Shareholders or proxies from the CSB Shareholders to vote such CSB Shareholders' shares in favor of the Reorganization in a meeting of CSB Shareholders held for such purpose, and describing Holdco, the members of the SDN Group, and the Holdco Shares.

     "IRS" means the United States Internal Revenue Service.

     "Law" means any statute, law, ordinance, rule or regulation of any Governmental Entity that is applicable to the referenced Person.

     "Letter of Intent" means that certain letter dated as of January 24, 1996 from SDN to CSB, accepted and agreed to by CSB as of the same date, as supplemented by that certain letter dated as of February 29, 1996 from SDN to CSB, accepted and agreed to by CSB as of the same date, together describing certain anticipated terms of the Reorganization.

     "Liberty" means Liberty National Bank, a national banking association formed under the laws of the United States of America, or any successor thereto.

     "Major Covenant" means any of the agreements set forth in Section 4.1, Section 4.2.1, Section 4.3.2, Section 4.9, Sections 4.10.1 through
4.10.6 inclusive, Section 4.10.9, and Section 4.10.16.

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, assets, liabilities, prospects, results of operations or financial condition of such Person (including such an effect caused indirectly through any of its Subsidiaries), or on the ability of such Person to consummate the Reorganization on the terms hereof; provided, however, that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, RAP, or a change with respect to, or effect on, such Person resulting from any other matter affecting financial institutions or their holding companies generally.

     "Maximum Required Capital Contribution" means the sum of the Aggregate Cash Pool plus the aggregate amount of Expenses incurred by SDN and CSB.

     "Merger Subsidiaries" means, collectively, CSB Merger Sub and SDN
Merger Sub.

     "Minimum Required Capital Contribution" means Eleven Million
Ninety Thousand Dollars ($11,090,000).

     "Net Cash Consideration Shares" means a number of shares of CSB Common Stock equal to the arithmentic difference resulting from (a) 516,879 (i.e., 60% of 861,465, the maximum number of shares of CSB Common Stock outstanding as of the date of this Agreement) minus (b) the product of the number of Dissenting CSB Shares multiplied by 60%.

     "Net Stock Consideration Shares" means a number of shares of CSB Common Stock equal to the arithmentic difference resulting from (a) 344,586 (i.e., 40% of 861,465, the maximum number of shares of CSB Common Stock outstanding as of the date of this Agreement) minus (b) the product of the number of Dissenting CSB Shares multiplied by 40%.

     "OCC" means the Office of the Comptroller of the Currency.

     "OLEM Asset" means any loan or lease asset of the applicable entity classified on the books and records of the applicable entity as "Other Loans Especially Mentioned", "Special Mention", "Criticized", "Credit Risk Assets", "Concerned Loans" or by words of similar import.

     "OREO" means real property (i) acquired by the applicable entity, in the ordinary course of the applicable entity's banking business, through purchase at a foreclosure sale conducted on a lien in favor of the applicable entity (or a comparable sale by a trustee under a deed of trust) or by acceptance of a deed in lieu of foreclosure or (ii) any asset of the applicable entity classified as "in-substance foreclosure" on the books and records of the applicable entity.

     "Parties" means, collectively, CSB, SDN and, following its acceptance and ratification of this Agreement, Holdco.

     "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

     "Principal Stockholder" means a holder of five percent (5%) or more of the outstanding common stock of the referenced entity.

     "Pro Forma SDN/Liberty Balance Sheet" means the pro forma balance sheet as at December 31, 1995 for SDN and Liberty, assuming that SDN's acquisition of Liberty had been consummated as of such date, which balance sheet is attached as Exhibit 1.1-B.

     "Qualifying Strategic Transaction Proposal" shall have the meaning given that term in Section 4.1.2.

     "RAP" means Regulatory Accounting Principles, as interpreted by the applicable entity's principal Federal Bank Regulator.

     "Record Date" shall have the meaning given that term in Section
2.8.1.

     "Registration Statement" shall have the meaning given that term in Section 2.10.

     "Regulatory Agreement" means any regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, commitment letter or similar undertaking to, any extraordinary supervisory letter from, any Bank Regulator.

     "Representatives" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

     "Requested Cash Consideration" shall have the meaning given that term in Section 2.5.2.

     "San Dieguito" means San Dieguito National Bank, a national banking association organized under the laws of the United States of America, or any successor thereto.

     "SAIF Recapitalization Legislation" means any Law enacted by the United States Government, including any final regulation adopted by any federal Bank Regulator, that imposes one or more special assessments on depository institutions that have deposits insured by the Savings Association Insurance Fund.

     "SDN" means SDN including, unless the context clearly indicates otherwise, all direct and indirect subsidiaries of SDN as of the applicable time.

     "SDN Common Stock" means the common stock of SDN, par value $.01 per share.

     "SDN Governmental Approvals" means the approvals listed on
Schedule 3.2.6.

     "SDN Group" means, collectively, SDN, San Dieguito and Liberty.

     "SDN Merger" means the merger of SDN Merger Sub and SDN, as more particularly described in Section 2.3.

     "SDN Merger Agreement" means an Agreement and Plan of Merger, in a form to be mutually agreed upon by SDN and CSB, pursuant to which SDN Merger Sub will merge with and into SDN at the Effective Time.

     "SDN Merger Sub" means a wholly-owned subsidiary of Holdco to be organized under the Delaware General Corporation Law for the sole purpose of completing the SDN Merger.

     "SDN Shareholder" means a holder of SDN Common Stock.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Small Holder" means a CSB Shareholder beneficially owning an aggregate of one hundred (100) or fewer shares of CSB Common Stock.

     "Stock Consideration" shall have the meaning given that term in
Section 2.4.2.

     "Stock Escrow Deposit" means (a) the Stock Escrow Deposit as defined in the Escrow Agreement, as calculated in accordance with
Exhibit 2.11-B, if SAIF Recapitalization Legislation has not been enacted or adopted prior to the Closing Date, and (b) zero, if SAIF Recapitalization Legislation has been enacted or adopted prior to the Closing Date.

     "Strategic Transaction" means any acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of, or a significant equity interest in, CSB, or any merger or other business combination involving CSB or any recapitalization involving CSB resulting in an extraordinary dividend or distribution to CSB's shareholders or a self-tender for or the redemption of some or all of the CSB Common Stock.

     "Strategic Transaction Proposal" means any proposal regarding a Strategic Transaction.

     "Tax" means, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     "Valuation Adjustment" means a dollar amount calculated in accordance with Exhibit 1.1-C, which amount shall not be less than zero and shall not be more than the maximum amount provided in such
Exhibit 1.1-C, subject to the exceptions contained therein.

     1.2 Rules of Construction. The following rules of construction shall apply to the interpretation of this Agreement:

1.2.1 Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole.

1.2.2 Disclosure of any matter in the Schedules hereto shall not be deemed to imply that such matter is or is not material, and shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

1.2.3 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

1.2.4 All references to Sections, Articles and Schedules shall, unless another agreement is expressly referenced, mean the applicable sections or articles of, or schedules to, this Agreement.

1.2.5 The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

1.2.6 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or Article in which they are used.

1.2.7 This Agreement is the joint product of SDN and CSB and each provision hereof has been subject to the mutual consultation, negotiation and agreement of SDN and CSB, and shall not be construed for or against any Party.


ARTICLE                         II.
            Holdco, the Merger Subsidiaries and the Merger

     2.1 Holdco and the Merger Subsidiaries. Prior to the Closing, SDN shall cause to be formed Holdco, SDN Merger Sub and CSB Merger Sub. Subject to the other terms of this Agreement, Holdco's Certificate of Incorporation (including the authorized capital provided thereunder) and By-laws shall be substantially identical to the Certificate of Incorporation and By-laws of SDN as in effect immediately prior to the Closing. Each of the Merger Subsidiaries' charters and By-laws shall be in such forms as SDN may reasonably determine. Subject only to the receipt of all necessary approvals of Governmental Entities with respect to such persons (which approvals SDN shall use all reasonable efforts to obtain), the directors and officers of Holdco as of immediately prior to the Effective Time shall consist of all of the directors and officers of SDN duly elected, qualified and in office as of such time, one of whom shall be Peter H. Paulsen. The initial directors and officers of each of the Merger Subsidiaries shall consist of one or more persons, each of whom shall be designated by SDN.

     2.2 Capital Contribution. On or before the Closing Date, SDN shall (a) raise through the issuance of SDN common stock (or other means mutually agreeable to SDN and CSB) the amount of the Capital Contribution, and (b) take all actions necessary to ensure that Holdco has cash in Holdco not less than the amount of the Capital Contribution less SDN's Expenses. Subject to the terms and conditions hereof, immediately prior to the Closing, Holdco shall deliver or cause to be delivered (and SDN agrees to cause Holdco to deliver or cause to be delivered) to the Exchange Agent an amount of cash not less than the Distributable Cash Pool less the CSB Redemption Amount.

     2.3  The SDN Merger.

     Effecting the Merger. Subject to the terms and conditions of this Agreement and the terms and conditions of the SDN Merger Agreement, at the Effective Time, SDN Merger Sub shall merge with and into SDN pursuant to Section 251(g) of the Delaware General Corporation Law, with SDN as the surviving entity. As a consequence of the SDN Merger, at the Effective Time, each share of common stock of SDN Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of SDN Common Stock, and from and after the Effective Time, SDN shall be a wholly-owned subsidiary of Holdco.

2.3.1 Treatment of SDN Common Stock and Holdco Common Stock. At the Effective Time, each share of SDN Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the SDN Merger and without any action on the part of the holder thereof, be converted into the right to receive from Holdco one share of Holdco Common Stock. At the Effective Time, all shares of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in the amount of One Dollar ($1.00) per share.

     2.4  The CSB Merger.

2.4.1 Effecting the Merger. Subject to the terms and conditions of this Agreement and the terms and conditions of the CSB Merger Agreement, at the Effective Time, CSB Merger Sub shall merge with and into CSB pursuant to Section 1100 et seq. of the California Corporations Code, with CSB as the surviving entity. As a consequence of the CSB Merger, at the Effective Time each share of common stock of CSB Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of CSB Common Stock, and from and after the Effective Time, CSB shall be a wholly-owned subsidiary of Holdco. At and after the Effective Time, each of the members of the Board of Directors and each of the officers of CSB, in each case as of immediately prior to the Effective Time, shall continue to hold the same office of CSB following the CSB Merger, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with CSB's Articles of Incorporation and By-laws and applicable law.

2.4.2     Treatment of CSB Common Stock.  Subject to the provisions of
          Section 2.5 and Section 2.6 and except as provided in Section 2.7, at the Effective Time, each share of CSB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted in the CSB Merger, without any action on the part of the holder thereof, into a right to receive either cash ("Cash Consideration") or newly-issued Holdco Common Stock ("Stock Consideration"), as follows:

               (a) the holder of each share of CSB Common Stock to be converted into Cash Consideration shall be entitled to receive, for each such share, cash in the amount of the arithmetic difference resulting from (i) $29.17, minus (ii) a pro rata portion of the Cash Valuation Adjustment, minus (iii) a pro rata portion of the Cash Escrow Deposit (each such pro rata amount being determined in proportion to all shares of CSB Common Stock to be exchanged for cash pursuant to this Section 2.4.2), and

               (b) each CSB shareholder who holds one or more shares of CSB Common Stock to be converted into Stock Consideration shall be entitled to receive a number of shares of Holdco Common Stock equal to the arithmetic difference resulting from (i) the product of the Exchange Ratio multiplied by the number of shares of CSB Common Stock to be so converted, minus (ii) a pro rata portion of the Stock Escrow Deposit (such pro rata portion being determined in proportion to all shares of CSB Common Stock to be exchanged for Holdco Common Stock pursuant to this Section 2.4.2).

     2.5 Elections by CSB Shareholders. Each holder of record of shares of CSB Common Stock as of the Record Date will have the right, subject to proration in accordance with Section 2.6, the treatment of fractional shares set forth in Section 2.5.5 and the other terms of this Agreement, to specify such holder's election to have his or her shares of CSB Common Stock converted in whole or in part into Holdco Common Stock or in whole or in part into cash, or to specify that such holder has no election, in accordance with the procedures set forth in this
Section 2.5; provided, however, that in no event shall the aggregate Cash Consideration paid in respect of all CSB Common Stock (excluding Dissenting CSB Shares) be greater than the Distributable Cash Pool, and in no event shall the aggregate Stock Consideration paid in respect of all CSB Common Stock be greater than the Distributable Stock Pool.

2.5.1 Election Procedure. Not later than two (2) Business Days following the Final Approval Date (including, in SDN's discretion, prior to the Final Approval Date but not earlier than the date on which the CSB shareholders have approved the Reorganization), SDN shall cause to be distributed the each CSB Shareholder a form of letter of transmittal and election statement, in a form mutually agreed upon by CSB and SDN, providing for such CSB Shareholder's specification of election to receive Cash Consideration and/or Stock Consideration and for the tender to the Exchange Agent of the related share certificates (an "Election Statement"). CSB will also make such form available at its executive offices and such other places as it deems appropriate. Each CSB Shareholder may specify, in an Election Statement meeting the requirements of
          Section 2.5.3, that, as to all shares of CSB Common Stock covered by such Election Statement:

               (a)  All such shares shall be converted to Stock
     Consideration ("Stock Election Shares"); or

               (b)  All such shares shall be converted to Cash
     Consideration ("Cash Election Shares"); or

               (c) A designated number of such shares shall be converted to Cash Consideration as Cash Election Shares and the remaining shares shall be converted to Stock Consideration as Stock Election Shares; or

               (d) The CSB Shareholder has no preference and accordingly makes no election; or

               (e) The CSB Shareholder has previously dissented from the Reorganization and intends to perfect his or her dissenter's rights under applicable law.

2.5.2 Shares Held for Third Parties. Any CSB Shareholder who is holding such shares for a beneficial owner, or as a nominee for one or more beneficial owners, may submit an Election Statement on behalf of each such beneficial owner. Any beneficial owner of CSB Common Stock on whose behalf a record owner of CSB Common Stock has submitted an Election Statement in accordance with this Section will be considered a separate holder of CSB Common Stock with respect to such shares.

2.5.3 Effectiveness of Election Statement. An Election Statement will be effective only if a properly completed and signed copy thereof shall have been actually received by the Exchange Agent no later than the deadline (the "Election Deadline") fixed by SDN and CSB by mutual agreement and specified in the form of letter of transmittal and Election Statement, which deadline shall be (i) not earlier than the twenty-first (21st) calendar day after the mailing of the Election Statements to the CSB Shareholders and (ii) not later than the last Business Day prior to the Closing Date. An Election Statement which meets the requirements of this Section 2.5.3 is hereinafter referred to as an "Effective Election Statement." Holdco and CSB, acting by agreement, will have the right to make rules governing the form, terms and conditions of Election Statement, the validity and effectiveness of Election State-ments and the manner and extent to which they are to be taken into account in prorating the Stock Consideration and the Cash Consideration pursuant to Section 2.5.5, the issuance and delivery of certificates evidencing Holdco Common Stock and cash into which shares of CSB Common Stock are converted in the CSB Merger pursuant to Section 2.4.2. Shares of CSB Common Stock as to which a record holder makes no election pursuant to an Effective Election Statement, or as to which no Effective Election Statement is filed, are hereinafter referred to as "No Election Shares."

2.5.4 Amendment and Revocation of Election Statement. Any CSB Shareholder who has submitted an Effective Election Statement may at any time until the Election Deadline amend such Election Statement if the Exchange Agent actually receives, no later than the Election Deadline, a later-dated, properly completed and signed, amended Effective Election Statement, or may at any time prior to the Election Deadline revoke his Election Statement by written notice actually received by the Exchange Agent no later than the Election Deadline. Any notice of withdrawal will be effective only if it is executed and specifies the record holder of the shares to be withdrawn and, if the certificates representing such shares have previously been tendered to the Exchange Agent, if it specifies the serial numbers shown on the certificates representing the shares to be withdrawn. If for any reason this Agreement is terminated and the Reorganization is not consummated, any Election Statement previously submitted shall be deemed withdrawn and any certificate for CSB Common Stock previously deposited with the Exchange Agent shall be returned to the applicable CSB Shareholder.

2.5.5 Fractional Shares. The Exchange Agent shall treat each Election Statement that requests to exchange any shares of CSB Common Stock for Stock Consideration (including those requesting to exchange 100% of the holder's shares for Stock Consideration) as an election to exchange the closest number of whole or fractional shares of CSB Common Stock to the number actually requested as will result in the number of shares of Holdco Common Stock so issued being a whole number. Any fractional share of CSB Common Stock remaining after giving effect to the preceding sentence (including a fractional share so held by a CSB Shareholder requesting to exchange 100% of his or her CSB Common Stock for Stock Consideration) shall be deemed to be a fractional Cash Election Share and exchanged for the applicable amount of Cash Consideration.

     2.6 Proration and Allocation of Stock Consideration and Cash Consideration. The allocation of the Stock Consideration and the Cash Consideration among holders of CSB Common Stock (other than holders of Dissenting CSB Shares) shall be effected as follows:

2.6.1 If the number of shares of CSB Common Stock that are Stock Election Shares is less than the number of Net Stock
          Consideration Shares, an allocation of the Distributable Stock Pool and the Distributable Cash Pool will be made as follows:

               (a) First, all Stock Election Shares shall be exchanged for Stock Consideration;

               (b) Second, the Exchange Agent shall convert all No Election Shares to Stock Election Shares ("Additional Stock Election Shares") and exchange the same for Stock Consideration, provided that the aggregate number of Stock Election Shares (including Additional Stock Election Shares) is equal to or less than the number of Net Stock Consideration Shares; in the event that conversion of all No Election Shares to Additional Stock Election Shares would cause the aggregate number of Stock Election Shares (including Additional Stock Election Shares) to exceed the number of Net Stock Consideration Shares, the number of No Election Shares converted to Additional Stock Election Shares and exchanged for Stock Consideration shall be reduced so that the aggregate number of Stock Election Shares (including Additional Stock Election Shares) equals the number of Net Stock Consideration Shares, with the aggregate Additional Stock Election Shares created upon the conversion of No Election Shares being allocated pro rata to each holder of No Election Shares in the proportion that the total No Election Shares of such holder bear to the total number of No Election Shares of all CSB Shareholders;

               (c) Third, in the event that conversion of all No Election Shares to Additional Stock Election shares pursuant to clause (c) of this Section 2.6.1 would cause the aggregate number of Stock Election Shares (including Additional Stock Election Shares) to be less than the number of Net Stock Consideration Shares, in addition to all No Election Shares, the Exchange Agent shall convert a number of Cash Election Shares (excluding shares tendered by Small Holders, as provided below) to Additional Stock Election Shares and exchange the same for Stock Consideration such that the aggregate number of Stock Election Shares and Additional Stock Election Shares shall equal the number of Net Stock Consideration Shares, with the aggregate Additional Stock Election Shares that are to be created upon the conversion of Cash Election Shares being allocated pro rata to each holder of Cash Election Shares in the proportion that the total Cash Election Shares of such holder bear to the total number of Cash Election Shares of all CSB Shareholders; provided, however, that no Small Holder who filed an Effective Election Statement for Cash Election Shares shall have such Cash Election Shares converted to Additional Stock Election Shares; and

               (d)  Fourth, after the allocation in clauses (a) through
     (d) of this Section 2.6.1 have been made, all remaining shares of CSB Common Stock (other than Dissenting CSB Shares) shall be converted into Cash Consideration.

2.6.2 If the number of shares of CSB Common Stock that are Stock Election Shares is greater than the number of Net Stock
          Consideration Shares, an allocation of the Distributable Stock Pool and the Distributable Cash Pool will be made as follows:

               (a) First, all Cash Election Shares will be exchanged for Cash Consideration;

               (b) Second, the Exchange Agent shall convert all No Election Shares to Cash Election Shares ("Additional Cash Election Shares") and exchange the same for Cash Consideration, provided that the aggregate number of Cash Election Shares (including Additional Cash Election Shares) is equal to or less than the number of Net Cash Consideration Shares; in the event that conversion of all No Election Shares to Additional Cash Election Shares would cause the aggregate number of Cash Election Shares (including Additional Cash Election Shares) to exceed the number of Net Cash Consideration Shares, the number of No Election Shares converted to Additional Cash Election Shares and exchanged for Cash Consideration shall be reduced so that the aggregate number of Cash Election Shares (including Additional Cash Election Shares) equals the number of Net Cash Consideration Shares, with the aggregate Additional Cash Election Shares created upon the conversion of No Election shares being allocated pro rata to each holder of No Election Shares in the proportion that the total No Election Shares of such holder bear to the total number of No Election Shares of all CSB Shareholders;

               (c) Third, in the event that conversion of all No Election Shares to Additional Cash Election Shares pursuant to clause (c) of this Section 2.6.2 would cause the aggregate number of Cash Election Shares (including Additional Cash Election Shares) to be less than the number of Net Cash Consideration Shares, in addition to all No Election Shares, the Exchange Agent shall convert a number of Stock Election Shares to Additional Cash Election Shares and exchange the same for Cash Consideration such that the aggregate number of Cash Election Shares (including Addi-tional Cash Election Shares) shall equal the number of Net Cash Consideration Shares, with the aggregate Additional Cash Election Shares that are to be created upon the conversion of Stock Election Shares being allocated pro rata to each holder of Stock Election Shares in the proportion that the total Stock Election Shares of such holder bear to the total number of Stock Election Shares of all CSB Shareholders; and

               (d) Fourth, any No Election Shares not converted to Additional Cash Election Shares pursuant to clause (c) of this
     Section 2.6.2 and any Stock Election Shares not converted to Additional Cash Election Shares pursuant to clause (d) of this
     Section 2.6.2 shall be converted into Stock Consideration.

     2.7 Dissenting CSB Shares. Notwithstanding Section 2.4.2, Dissenting CSB Shares shall not be converted into the right to receive, or be exchangeable for, Cash Consideration or Stock Consideration, but instead the holders thereof shall be entitled to payment, by Holdco on behalf of CSB, of the value of such Dissenting CSB Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the California Corporations Code (as incorporated by Section 101 of the California Financial Code).

     2.8  Exchange of Certificates.

2.8.1 CSB Common Stock Exchange Procedures. Immediately following the Effective Time, each holder of a certificate or certificates theretofore representing shares of issued and outstanding CSB Common Stock (other than Dissenting CSB Shares) shall, upon the surrender of such certificates to the Exchange Agent (whether such tender is made before or after the Effective Time), be entitled to receive in exchange therefor the consideration into which the certificate or certificates so surrendered shall have been converted as provided under Section 2.4.2 (subject in all events to Section 2.6), without interest and subject to any required withholding of taxes. The holder of a certificate that prior to the Reorganization represented issued and outstanding shares of CSB Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for the consideration provided under
          Section 2.4.2 without interest thereon or, if applicable, to perfect the rights as a holder of Dissenting CSB Shares that such holder may have pursuant to the applicable provisions of
          Section 1300 et seq. of the California Corporation Code. By the date set forth in Section 2.5.1, SDN will send, or will cause the Exchange Agent to send, to each holder of record of CSB Common Stock as of the last Business Day prior to the date of such mailing (the "Record Date") a letter of transmittal in a form mutually agreed upon by SDN and CSB for use in such exchange. Upon surrender to the Exchange Agent of one or more certificates formerly representing shares of CSB Common Stock for exchange accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the Closing Date in the case of certificates surrendered prior to the Closing Date, and promptly after surrender in the case of certificates surrendered after the Closing Date, deliver to the holder of such surrendered certificates one or more new certificates representing the appropriate number of shares of Holdco Common Stock and/or one or more checks for the appropriate amount of cash, as determined in accordance with Section 2.6. In the case of the CSB Common Stock to be exchanged for Stock Consideration, until the applicable holder surrenders for exchange his or her certificates formerly representing such CSB Common Stock, no dividend payable to holders of record of Holdco Common Stock shall be paid thereon; however, upon the surrender of any such outstanding certificate there shall be paid to the holder, without interest, the full amount of any such dividends or distributions.

2.8.2 SDN Common Stock Exchange Procedures. After the Effective Time, each holder of a certificate or certificates theretofore representing shares of issued and outstanding SDN Common Stock shall, upon the surrender of such certificates to the Exchange Agent, be entitled to receive in exchange therefor a like number of shares of Holdco Common Stock as provided under
          Section 2.3.2, without interest and subject to any required withholding of taxes. The holder of a certificate that prior to the Reorganization represented issued and outstanding shares of SDN Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for shares of Holdco Common stock as provided under Section 2.3.2 without interest thereon. As soon as practicable after the Effective Time, Holdco will send, or will cause the Exchange Agent to send, to each Person who was a SDN Shareholder at the Effective Time a letter of transmittal for use in such exchange. Promptly after the surrender to the Exchange Agent of one or more certificates formerly representing shares of SDN Common Stock for exchange, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall deliver to the holder of such surrendered certificates one or more new certificates representing the appropriate number of shares of Holdco Common Stock. Until a holder surrenders for exchange his or her certificate formerly representing SDN Common Stock, no dividend payable to holders of record of Holdco Common Stock shall be paid thereon; however, upon the surrender of any such outstanding certificate there shall be paid to the holder, without interest, the full amount of any such dividends or distributions.

2.8.3 Transfers; Certain Taxes. If any Holdco Common Stock or cash consideration to be issued or paid in exchange for shares of CSB Common Stock or SDN Common Stock is to be issued or made in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such payment and/or issuance that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent, in advance, any transfer or other taxes required by reason of the payment and/or issuance to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.8.4 Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such person of a bond in such amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the consideration deliverable in respect thereof pursuant to this Agreement.

2.8.5 Unclaimed Monies. Any portion of the cash or Holdco Common Stock delivered to the Exchange Agent by or on behalf of Holdco (together with any investment income earned thereon) that remains unclaimed by CSB Shareholders or SDN Shareholders, as applicable, pursuant to the provisions of
          Section 2.3 or Section 2.4 six months after the Closing Date shall be returned to Holdco upon demand, and any CSB Shareholder or SDN Shareholder who has not exchanged his, her or its shares of CSB Common Stock or SDN Common Stock for the consideration provided therefor in accordance with Section 2.3 or Section 2.4 prior to that time shall thereafter look solely to Holdco for payment of cash and/or issuance of Holdco Common Stock in respect of such shares, as applicable. Notwithstanding the foregoing, none of Holdco, SDN or CSB shall be liable to any CSB Shareholder or SDN Shareholder for any funds or shares (including dividends or distributions thereon) delivered to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by CSB Shareholders or SDN Shareholders, as applicable six years after the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

2.8.6 Exchange Agent to have no Voting or Other Rights. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Holdco Common Stock, CSB Common Stock or SDN Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     2.9 Closing of Transfer Books. At the close of business on the Record Date, the transfer books for CSB Common Stock shall be closed, and no transfer of shares of CSB Common Stock shall thereafter be made on such books. At the Effective Time, the transfer books for SDN Common Stock shall be closed, and no transfer of shares of SDN Common Stock shall thereafter be made on such books. If, after the CSB Record Date, certificates representing shares of CSB Common Stock are presented for transfer to the Exchange Agent, they shall be held until the Effective Time and thereupon cancelled and exchanged for the consideration provided therefor in this Article II; provided, however, such certificates shall promptly be returned if the Closing shall not occur for any reason. If, after the Effective Time, certificates representing shares of SDN Common Stock, are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the consideration provided therefor in this Article II.

     2.10 Securities Law Matters. The Parties agree that the CSB Merger will, if permitted under applicable Law, be consummated under an exemption from the registration requirements of the Securities Act. SDN represents and CSB acknowledges that SDN expects to request a so-called No Action Letter from the SEC confirming the availability of an exemption for the issuance of the Holdco Common Stock in the CSB Merger under Section 3(a)(10) of the Securities Act, and that failing the availability of such exemption such stock will be registered with the Securities and Exchange Commission under the Securities Act pursuant to registration statement (the "Registration Statement") duly filed with the SEC. If any filing, registration or other action under any Law relating to securities or the registration thereof is legally required under federal or state Law to consummate the Reorganization (including the Registration Statement, if applicable), SDN shall prepare and file all such filings and registrations and take such other actions, and thereafter shall use all reasonable efforts to prosecute the same.

     2.11 Escrow Agreement.

2.11.1 If no SAIF Recapitalization Legislation has been enacted or adopted prior to the Closing Date, at the Closing, Holdco and the Escrow Agent shall enter into, and SDN shall take appropriate action prior to the Closing to cause Holdco and the Escrow Agent to enter into, an Escrow Agreement (the "Escrow Agreement") substantially in the form of
          Exhibit 2.11-A, which Escrow Agreement is intended to serve as an adjustment to the aggregate amount of consideration payable to the CSB Shareholders in connection with the CSB Merger. In such event, at the Closing, Holdco shall deposit with the Escrow Agent cash in the amount of the Cash Escrow Deposit and one or more stock certificates representing newly-issued shares of Holdco Common Stock equal to the number of shares in the Stock Escrow Deposit, which number of shares shall be calculated in accordance with Exhibit 2.11-B. If the Escrow Agreement has been entered into, from and after the Closing for so long as the Escrow Agreement shall remain in effect, Holdco shall use all reasonable efforts (consistent in all events with applicable Law and with good business judgment) to cause deposits of CSB to become insured by the FDIC Bank Insurance Fund and to cease to be insured by the FDIC Savings Association Insurance Fund, whether by migration of such deposits to a Bank Insurance Fund-insured subsidiary of Holdco or otherwise; provided, however, that the foregoing shall not require Holdco to convert such deposits to the Bank Insurance Fund if such conversion would cause Holdco or any of its subsidiaries to incur any so-called exit fees, entrance fees or other special assessments or cause the imposition of a higher premium rate for Bank Insurance Fund deposit insurance, or if the aggregate administrative, legal, accounting and other expense required to effect such conversion would be material to Holdco.

2.11.2 SDN and CSB agree that, at SDN's request, prior to the Closing Date the parties will modify the Escrow Agreement to provide that (a) in lieu of a Cash Escrow Deposit delivered to the Escrow Agent, Holdco will be obligated to deliver to the Escrow Agent prior to the Notification Date an amount of cash equal the arithmetic difference between (x) the amount of cash that would have been in the Cash Escrow Fund as of the Notification Date had the Cash Escrow Deposit been delivered to the Escrow Agent as of the Closing and (y) the amount of the SAIF Cash Allocation or SAIF Imputed Cash Allocation, as the case may be, and (b) such obligation of Holdco would be secured by a standby letter of credit from Liberty National Bank to the Escrow Agent in an amount of not less than $400,000, which letter of credit would be delivered to the Escrow Agent prior to the Closing. Notwithstanding the immediately preceding sentence, CSB shall have no obligation to agree to any change in the Escrow Agreement if in the reasonable opinion of Deloitte & Touche, CSB's tax advisors, there is a potential that such a change would result in adverse tax consequences for the CSB Shareholders. If and to the extent that the parties change the Escrow Agreement under the circumstances contemplated by this Section 2.11.2, SDN and CSB agree to amend the terms of this Agreement to conform to such changes.


ARTICLE                         III.
                    Representations and Warranties

     3.1  By CSB.   Except where a different date is expressly
specified, CSB makes the representations and warranties set forth below as of the date of this Agreement:

3.1.1 Organization, Standing and Power. CSB is a commercial banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The deposit accounts of CSB are insured by the FDIC through the Savings Association Insurance Fund, and all premiums and assessments required in connection therewith have been paid by CSB as the same have become due. CSB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on CSB. Copies of the Articles of Incorporation and By-Laws of CSB, including all amendments thereto as of the date of this Agreement, have been delivered to SDN and are complete and correct. The minute books of CSB accurately reflect in all material respects all corporate actions held or taken by CSB's shareholders and Board of Directors, including all committees of such Board of Directors.

3.1.2     Capital Structure.

               (a) Capital Stock of CSB. As of the date hereof, the authorized capital stock of CSB consists of 10,000,000 shares of CSB Common Stock, no par value, of which not more than 861,465 shares are issued and outstanding, no shares are held in treasury by CSB and no shares are reserved for future issuance. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable (subject to Section 662 of the California Financial Code) and are not subject to preemptive rights. All of the issued and outstanding shares of CSB Common Stock have been offered, issued and sold by CSB in compliance with applicable federal and state securities laws and regulations and in compliance with any preemptive right held by any Person. There are no dividends which have accrued or been declared but are unpaid on the CSB Common Stock. CSB has no contractual obligation to register any shares of Common Stock under the Securities Act except those obligations under the CSB Shareholder Agreement, which obligations shall have been terminated at the Effective Time. CSB has delivered to SDN a true and correct list of all holders of CSB Common Stock as of March 31, 1996.

               (b) Other Securities. There are no options, warrants, calls, rights, commitments or agreements of any character, including any stock option or equity incentive plan, outstanding or in existence as of the date hereof to which CSB is a party or by which CSB is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of CSB or obligating CSB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The only options previously granted by CSB were granted pursuant CSB's 1985 incentive stock option plan, all of which either have expired pursuant to their terms or have previously been exercised. There are no outstanding contractual obligations of CSB to repurchase, redeem or otherwise acquire any shares of capital stock of CSB. There are no bonds, debentures, notes or other instruments evidencing indebtedness of CSB issued or outstanding that entitle the holders thereof to vote on any matters on which CSB Shareholders may vote.

3.1.3     Interests in Other Entities.  Except as set forth on Part A of
          Schedule 3.1.3, CSB has no subsidiaries and does not otherwise hold more than 1% of the outstanding equity securities of any corporation or other entity, is not a member of any partnership, joint venture or similar entity or collectivity, and is not a party to any partnership agreement or joint venture agreement, however named. Except as set forth on Part B of Schedule 3.1.3, CSB does not hold any "Acquisition, Development and Construction" ("ADC") loans, as that term is used under GAAP. CSB holds no shares of SDN Common Stock, other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

3.1.4 Authority and Related Matters. Subject only to the approvals of the holders of the Common Stock as specified in the immediately following sentence, CSB (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Reorganization), and (b) has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Reorganization) by all necessary corporate action on the part of CSB (including approval by its Board of Directors). The only vote of the holders of any class or series of CSB's securities necessary to approve this Agreement or the consummation of the Reorganization is the affirmative vote of the holders of a majority of the outstanding shares of CSB Common Stock entitled to vote thereon approving the Reorganization, and the Board of Directors has directed the officers of CSB to submit the Reorganization and this Agreement to the CSB Shareholders for approval at a meeting of such shareholders or by solicitation
          of written consents of such shareholders.   No other corporate
          proceedings on the part of CSB not heretofore taken are necessary to approve this Agreement or to consummate the Reorganization. This Agreement has been duly executed and delivered by CSB and, subject to such approval by the CSB Shareholders and assuming due authorization, execution and delivery by SDN, constitutes the valid and binding obligation of CSB, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

3.1.5     Certain Agreements by Shareholders.

               (a) Directors of CSB who (i) constitute not less than one-half in number of the total number of CSB Directors and (ii) own, in the aggregate, more than 50% of the outstanding shares of CSB Common Stock, have executed and delivered to CSB, and CSB has executed and delivered to SDN, a valid and binding agreement in the form of Exhibit 3.1.5 (a "Voting Agreement"), whereby each such Person has irrevocably agreed to vote all shares of CSB Common Stock directly or beneficially owned by such Person (including shares held as community property) or over which such Person has voting control, in favor of any facet of the Reorganization that may require approval by the CSB Shareholders and against any competing transaction.

               (b) Each party to the CSB Shareholder Agreement has entered into a valid and binding agreement, in form and substance satisfactory to SDN, terminating the CSB Shareholder Agreement (which termination may, in the discretion of the parties thereto, be made effective immediately prior to the Effective Time). A counterpart original of such termination agreement has been delivered to SDN and remains in full force and effect.

3.1.6 Conflicts. The execution and delivery of this Agreement does not, and the consummation of the Reorganization will not, result in any conflict with or violation of any provision of the Articles of Incorporation or By-laws of CSB. Subject only to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among the CSB Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Reorganization will not result in any violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit under any Law or under any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to CSB or its properties or assets which violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit would have a Material Adverse Effect on CSB.

3.1.7 Consents. Except as disclosed on Schedule 3.1.7 (collectively, the "CSB Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with CSB's execution and delivery of this Agreement or its consummation of the Reorganization, as to which the failure to obtain the same would have a Material Adverse Effect on CSB or materially interfere with CSB's ability to consummate the Reorganization.

3.1.8 Financial Statements. CSB has provided to SDN the CSB Final Financial Statements, certified by Deloitte & Touche, LLP, as well as audited financial statements for CSB for the years ended December 31, 1994 and December 31, 1993. The CSB Final Financial Statements and the prior two years' audited financial statements comply, in all material respects, with applicable accounting requirements and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial position of CSB (consolidated with any subsidiaries then in existence) as of the dates thereof and the results of its (their) operations and cash flows for the periods then ended. The books and records of CSB have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

3.1.9     Regulatory Filings and Agreements.  Except as disclosed on
          Schedule 3.1.9, CSB has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with any Bank Regulator as to which a failure to file the same could reasonably be expected to have a Material Adverse Effect on CSB, including any such report or statement required to be filed pursuant to the Laws of the United States (including regulations of the FDIC and the Board of Governors of the Federal Reserve) or the State of California (including the State Banking Department), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of the business of CSB, and except as disclosed on Schedule 3.1.9, no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of CSB, has threatened to initiate any proceeding or investigation, into the business or operations of CSB since December 31, 1992. Except as disclosed on Schedule 3.1.9, CSB is not a party to or subject to, and since December 31, 1992 has not been a party to or subject to, any Regulatory Agreement with or from, and has not adopted any board resolutions at the request of, any Bank Regulator that restricts the conduct of CSB's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor, to the knowledge of CSB, is any Bank Regulator contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on
          Schedule 3.1.9, there is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examination of CSB.

3.1.10 Undisclosed Liabilities. Except as and to the extent reflected in CSB's Final Financial Statements or on Part A of
          Schedule 3.1.10, CSB does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into, or any state of facts existing, on or before the Balance Sheet Date and which would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, other than (a) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in CSB's Final Financial Statements, all of which are set forth on Part B of Schedule 3.1.10 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CSB and (b) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

3.1.11 Classified and OLEM Assets, Reserves and Certain Other Assets. As of the date hereof, the only assets of CSB that are (a) Classified Assets or OLEM Assets on CSB's books and records, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Classified Assets or OLEM Assets, are those listed on Part A of Schedule 3.1.11 hereto (which schedule identifies the asset by loan number or other designation and sets forth the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by CSB are in accordance with RAP and prudent banking practice, and are consistently applied.
          Part B of Schedule 3.1.11 hereto sets forth all loans of CSB outstanding as of the date hereof (whether or not they are Classified Assets, OLEM Assets or are otherwise in default) to any director, executive officer or Principal Stockholder of CSB, or to CSB's knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.1.12 Investment Securities; Derivatives. Part A of Schedule 3.1.12 describes all of the investment securities (including mortgage backed securities, and whether actively traded, available for sale or held to maturity) owned by CSB as of the date hereof, including identification of the type of security, CUSIP numbers, pool face values (where applicable), book values, market values, coupon rates, paydown speeds, book yields, durations, weighted average life and weighted average coupons, in each case as of March 31, 1996 (or as of the date of acquisition, if later acquired). Except as identified on Part B of Schedule 3.1.12, since December 31, 1993, CSB has not engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments. To the knowledge of CSB, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan held by CSB, would be a Classified Asset or OLEM Asset. The financial position of CSB under or with respect to each such instrument has been reflected in the books and records of CSB in accordance with GAAP, and each such derivative security was entered into as a hedge against financial risks then inherent in CSB's assets, liabilities and commitments.

3.1.13    Absence of Certain Changes or Events.  Except as disclosed on
          Schedule 3.1.13, since the Balance Sheet Date, (a) there has been no material adverse change in the business, property, assets (including loan and servicing portfolios), liabilities (whether absolute, contingent or otherwise) prospects, operations, liquidity, income or condition (financial or otherwise) of CSB (other than as a result of changes in banking laws or regulations of general applicability or interpretation thereof), and (b) CSB has carried on its business in the ordinary and usual course consistent with its past practices. Except as disclosed on Schedule 3.1.13, between the Balance Sheet Date and the date hereof, CSB has not increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any employment contract, salary continuation (or similar) contract or any contract to make or grant any severance or termination pay, or paid any bonus, in each case except for normal increases and payments for or to persons other than directors or senior officers of CSB in the ordinary course of business consistent with past practice or except as required by applicable law.

3.1.14    Compliance with Applicable Laws.  Except as set forth in
          Schedule 3.1.14, (a) the business of CSB is, and at all times since December 31, 1992 has been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply would not have a Material Adverse Effect on CSB, and (b) CSB holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the business of CSB, and is in compliance with the terms of the same except where the failure so to comply would not have a Material Adverse Effect on CSB. Except as disclosed on
          Schedule 3.1.9 or Schedule 3.1.14, no investigation by any Governmental Entity with respect to CSB is pending or, to CSB's knowledge, contemplated.

3.1.15    Litigation and Other Disputes.  Except as disclosed on
          Schedule 3.1.15, there is no suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of CSB, threatened, against or affecting CSB or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CSB the obligations under which have not heretofore been fully performed. Except as set forth on
          Schedule 3.1.15, CSB has not accrued nor set aside any reserves relating to any suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of CSB, threatened, against or affecting CSB or any of its assets. Except as disclosed on Schedule 3.1.15, since December 31, 1992, CSB has not been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against CSB.

3.1.16 Administration of Fiduciary Accounts. CSB has properly administered in all material respects all accounts for which it acts as a fiduciary (including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor) in accordance with the terms of the governing documents and applicable Law, including state and federal common law. To the knowledge of CSB, neither CSB nor any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on CSB, and the accounting for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.1.17    Taxes.

               (a) CSB has filed all federal, state and, to the best of CSB's knowledge, material local tax returns and information returns required to be filed by it, and all such returns have been accurate and complete. CSB has paid or has set up an adequate reserve for the payment of all Taxes required to be paid as shown on such returns, and CSB's Final Financial Statements reflect an adequate reserve for all Taxes payable by CSB accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against CSB that are not adequately reserved for in the reasonable judgment of CSB's independent auditors. The federal income tax returns of CSB have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1991. The federal income tax returns of CSB for the years 1992 through 1994 are currently open to IRS examination but no audit is pending for any of such years and, to CSB's knowledge, no challenge or deficiency is contemplated by the IRS with regard to any of such years. CSB has not been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. CSB has not (i) filed any consent to the application of Section 341(f) of the Code, (ii) filed any election under Section 338(g) or 338(h)(10) of the Code or caused or permitted any deemed election under Section 338(e) of the Code,
     (iii) applied for any revenue ruling, private letter ruling or other ruling relating to Taxes, (iv) entered into any closing agreement with any Governmental Entity relating to Taxes, (v) been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by CSB and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method, (vi) except as set forth on Schedule 3.1.17, entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code which would be reasonably likely to have a Material Adverse Effect on CSB, or (vii) been, at any time, a member of any affiliated group filing any consolidated tax return except the existing affiliated group consisting of CSB and CSB Ventures, Inc.

               (b) No employee, officer or director of CSB or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement, or CSB Benefit Plan currently in effect, would receive as a result of the Reorganization any amount which would be characterized as an "excess parachute payment" as such term is defined in Section 280G(b)(1) of the Code.

3.1.18 Certain Agreements. Except as disclosed on Schedule 3.1.18, CSB is not party to (nor are any of its assets bound by) any oral or written contract, lease or other agreement of any name or nature, in effect as of the date hereof:

               (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the SEC (assuming CSB were a reporting company under the Exchange Act),

               (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Reorganization (either alone or upon the occurrence of any additional acts or events), or the value of any of the benefits of which will be calculated on the basis of the Reorganization or any portion or aspect thereof (including any so-called retention or similar bonuses),

               (c) relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor
     (including data processing, software programming and licensing contracts),

               (d) which, upon the consummation of the Reorganization, will result in any payment (whether of severance pay or otherwise) becoming due from CSB, SDN or Holdco to any officer or employee of CSB,

               (e)   relating to non-competition or secrecy,

               (f) that materially restricts the conduct of any line of business by CSB, or

               (g) that was entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which CSB is entitled to receive financial assistance or indemnification from any Governmental Entity.

CSB is not materially in default under, conflict with, violation of, nor has CSB, to its knowledge, through any act or omission created a material right of termination under, cancellation of, acceleration of any obligation under, loss of material benefit under, or created any material lien, pledge, security interest or other encumbrance on its assets under any contract, lease or other agreement described by any of the foregoing clauses (a) through (g), and to its knowledge, no other party to any such contract, lease or other agreement has committed (by act or omission) any such material default or violation of the same.
CSB has previously delivered to SDN true and correct copies of all employment, consulting and deferred compensation agreements that are in writing to which CSB is a party, and has delivered to SDN complete and accurate summaries of all employment, consulting and deferred compensation agreements that are not in writing to which CSB is a party. Except as disclosed on Schedule 3.1.18, CSB is not a party to, and since December 31, 1992 has not been a party to (nor are any of its assets bound by), any oral or written contract, lease or other agreement of any name or nature with a Person who was, as of or within one year prior to the date of such agreement, a director, officer or Principal Stockholder of CSB.

3.1.19    Employees and Employee Benefit Plans.

               (a)  Except as disclosed on Schedule 3.1.19(a) or on
     Schedule 3.1.18, no employee of or consultant retained by CSB shall have the right to receive from CSB, Holdco or SDN any severance payment or other payment in the nature thereof (including so-called salary continuation payments, golden parachute payments, severance benefits or unemployment compensation), in the event his or her employment is terminated by CSB, Holdco or SDN at or after the Effective Time, whether such right arises as a matter of contract, past policy or understanding, by operation of Law, or otherwise.

               (b) Schedule 3.1.19(b) sets forth a true and complete list of each material Benefit Plan of CSB. CSB has made available to SDN true and correct copies of (i) each such CSB Benefit Plan,
     (ii) the most recent annual report (Form 5500) filed with IRS with regard to each CSB Benefit Plan requiring such a filing, (iii) each trust agreement relating to any CSB Benefit Plan, (iv) the most recent summary plan description for each CSB Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation for each CSB Benefit Plan subject to Title IV of ERISA, (vi) the most recent determination letter issued by the IRS in the case of CSB Benefit Plans qualified under Section 401(a) of the Code, and (vii) all personnel policies and manuals of CSB.

               (c) Except as disclosed on Schedule 3.1.19(c), (i) each of the CSB Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (ii) with respect to each CSB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CSB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CSB Benefit Plan's actuary with respect to such CSB Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such CSB Benefit Plan allocable to such accrued benefits; and (iii) no CSB Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of CSB or any affiliate of CSB beyond such employees' retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) retirement benefits or death benefits under a Benefit Plan qualified under Section 401(k) of the Code, (C) or benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (d) With respect to the CSB Benefit Plans, individually and in the aggregate, to the knowledge of CSB, no event has occurred and there exists no condition or set of circumstances in connection with which CSB could be subject to any liability that could have a Material Adverse Effect on CSB (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable Law.

               (e) Except as disclosed on Schedule 3.1.19(e), there are no material disputes, employee grievances, or disciplinary actions pending or, to the knowledge of CSB, threatened by or between any of CSB's employees and CSB. CSB has complied in all material respects with all Laws relating to the employment of labor and has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceeding relating to CSB's labor relations is pending or, to CSB's knowledge, contemplated. To the knowledge of CSB, CSB has had no union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time.

3.1.20 Properties. Except as disclosed on Part A of Schedule 3.1.20, CSB does not hold title to or a beneficial interest in any real property other than OREO. Disclosed on Part B of
          Schedule 3.1.20 are the only real properties leased by, otherwise occupied by, or in the possession of CSB (excluding OREO and property occupied only as lender in possession, in each case provided that CSB is conducting no business in such property, and excluding the owned properties disclosed on Part A of Schedule 3.1.20). Except for assets disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, CSB has good and valid title to all of the tangible personal property and assets which are used in and material to the operation of its business and which it owns or purports to own, including all assets reflected as owned by CSB in its Final Financial Statements, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease (in each case, as lessee), including all assets reflected as leased by CSB in its Draft Financial Statements, in each case free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as (a) are reflected, reserved against or otherwise disclosed in CSB's Final Financial Statements, (b) arise out of Taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CSB. CSB enjoys peaceful and undisturbed possession of the applicable leased asset under all leases of real or personal property under which it is operating or to which it is a party excepting only those properties noted on Part B of Schedule
          3.1.20 as subleased to third parties, as to which CSB's sublessee enjoys peaceful and undisturbed possession. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by CSB or, to the knowledge of CSB, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CSB. All items of real or personal property owned or used by CSB and material to its business have been properly maintained and, to CSB's knowledge, are in good operating order and repair.

3.1.21 Environmental. To the knowledge of CSB, CSB and all real property (including OREO) in the possession of CSB or over which CSB exercises control are, and at all times while in the possession or control of CSB each property at any time owned, possessed or controlled by CSB has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for any violations of Law that, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on CSB. To the knowledge of CSB, there has not occurred any release of Hazardous Material on, under or affecting any real property during the period of CSB's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or during any prior period. To the knowledge of CSB, neither CSB nor any property now or heretofore in its possession is or has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or notice before any Governmental Entity or other forum relating to an alleged violation (including by any predecessor) of any environmental Law or any Law relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by CSB.

3.1.22 Intellectual Property. CSB owns, or possesses valid and binding licenses and other rights to use without payment, all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses, and CSB has not received any challenge of the same by any Person or any notice of alleged conflict between the same and the rights of any other Person. CSB has, in all material respects, performed all of its obligations under, is not materially in default under, and has not created any right of termination under, cancellation of, acceleration of any obligation under, or loss of a material benefit under, any contract, agreement, arrangement or commitment relating to any of the foregoing.

3.1.23 Brokers. Except as set forth on Schedule 3.1.23, CSB has not employed any broker, finder, investment banker or similar Person in connection with the Reorganization, and has not incurred and will not incur any broker's, finder's, investment banker's or similar fees, commissions or expenses payable by CSB in connection with the Reorganization. Schedule 3.1.23 summarizes the material terms of all agreements required to be disclosed thereon.

3.1.24 Disclosure of All Material Matters. No statement of fact set forth in (a) this Agreement (including all information in the Schedules and Exhibits hereto), (b) CSB's Final Financial Statements, (c) CSB's audited financial statements as at and for the periods ended December 31, 1994 and December 31, 1993,
          (d) CSB's Reports of Condition and Income filed with the FDIC between the date hereof and the Closing Date (when the same are filed), (e) the Information Statement (when the same is distributed to CSB Shareholders) and (f) any application, petition or similar document filed by CSB with any Governmental Entity in connection with the Reorganization (when the same are filed), excepting in the case of clauses
          (e) and (f) statements made in reliance upon, and in conformity with, information provided by SDN, is or will be, as of the date delivered, false or misleading in any material respect; nor does any of the materials referenced in this
          Section 3.1.24 omit to state any material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.

     3.2 By SDN. Except where a different date is expressly specified, SDN makes the representations and warranties set forth below regarding itself and the other members of the SDN Group, as of the date of this
Agreement:

3.2.1     Organization, Standing and Power.

               (a) SDN is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SDN has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on SDN. Copies of the Certificate of Incorporation and By-Laws of SDN, including all amendments thereto as of the date of this Agreement, have been delivered to CSB and are complete and correct. The minute books of SDN accurately reflect in all material respects all corporate actions held or taken by SDN's shareholders and Board of Directors, including all committees of such Board of Directors.

               (b) San Dieguito and Liberty are national banking associations duly organized, validly existing and in good standing under the laws of the United States of America. San Dieguito and Liberty are both wholly-owned subsidiaries of SDN. The deposit accounts of San Dieguito and Liberty are insured by the FDIC through the Bank Insurance Fund, and all premiums and assessments required in connection therewith have been paid by San Dieguito and Liberty, respectively, as the same have become due. San Dieguito and Liberty have no current or future liability (whether contingent or fixed) to the Savings Association Insurance Fund or any predecessor thereto for "exit fees" or otherwise, and no current or future liability (whether contingent or fixed) to the Bank Insurance Fund for "entrance fees." Each of San Dieguito and Liberty has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on it.

3.2.2     Capital Structure.

               (a) Capital Stock of SDN. As of the date hereof, the authorized capital stock of SDN consists of 12,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of preferred stock, $.01 par value, of which not more than 4,287,910 shares of SDN Common Stock are issued and outstanding, no shares of SDN preferred stock are issued and outstanding, no shares of SDN Common Stock are held in treasury by SDN and no shares of SDN Common Stock are reserved for future issuance other than (A) an adequate but indefinite number required to be issued upon the conversion of the SDN Debentures, and (B) an undetermined number (estimated to be no more than 40 shares) required to be issued on account of fractional shares in connection with SDN's September 27, 1995 redomiciliation merger. All outstanding shares of SDN Common Stock have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of SDN Common Stock have been duly offered, issued and sold by SDN in compliance with applicable Federal and state securities laws and regulations and in compliance with any preemptive right held by any Person. There are no dividends which have accrued or been declared but are unpaid on the SDN Common Stock. Except as disclosed on Schedule 3.2.2, SDN has no contractual obligation to register any shares of SDN Common Stock under the Securities Act. SDN has delivered to CSB a true and correct list of all holders of SDN Common Stock as of a date on or after January 1, 1996.

               (b) Other Securities. Excepting only SDN Debentures in the aggregate face amount of $537,451, there are no options, warrants, calls, rights, commitments or agreements of any character, including any stock option or equity incentive plan, outstanding or in existence as of the date hereof to which SDN is a party or by which SDN is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of SDN or obligating SDN to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of SDN to repurchase, redeem or otherwise acquire any shares of capital stock of SDN. There are no bonds, debentures, notes or other instruments evidencing indebtedness of SDN issued or outstanding that entitle the holders thereof to vote on any matters on which SDN Shareholders may vote.

               (c) Holdco Common Stock. The offer and sale of the Holdco Common Stock to the CSB Shareholders in the CSB Merger will not violate in any material respect any applicable federal or state Law relating to the sale or issuance of securities.

3.2.3 Interests in Other Entities. Excepting only San Dieguito and Liberty, SDN has no subsidiaries and does not otherwise hold more than 1% of the outstanding equity securities of any corporation or other entity, is not a member of any partnership, joint venture or similar entity or collectivity, and is not a party to any partnership agreement or joint venture agreement, however named. Neither San Dieguito nor Liberty has any subsidiaries or otherwise holds more than 1% of the outstanding equity securities of any corporation or other entity, is a member of any partnership, joint venture or similar entity or collectivity, or is a party to any partnership agreement or joint venture agreement, however named. No member of the SDN Group holds any "Acquisition, Development and Construction" ("ADC") loans, as that term is used under GAAP. No member of the SDN Group holds any shares of CSB Common Stock, other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

3.2.4 Authority and Related Matters. SDN has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Reorganization), and has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Reorganization) by all necessary corporate action on the part of SDN (including approval by its Board of Directors). No other corporate proceedings on the part of SDN not heretofore taken are necessary to approve this Agreement or to consummate the Reorganization. This Agreement has been duly executed and delivered by SDN and (assuming due authorization, execution and delivery by CSB) constitutes the valid and binding obligation of SDN, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

3.2.5 Conflicts. The execution and delivery of this Agreement does not, and the consummation of the Reorganization will not, result in any conflict with or violation of any provision of the Certificate of Incorporation or By-laws of SDN. Subject only to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among the SDN Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Reorganization will not, result in any violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit under any Law or under any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to any member of the SDN Group or any of their properties or assets, which violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit would have a Material Adverse Effect on the SDN Group or any member thereof.

3.2.6 Consents. Except as disclosed on Schedule 3.2.6 (collectively, the "SDN Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with SDN's or Holdco's execution and delivery of this Agreement or either of their consummation of the Reorganization, as to which the failure to obtain the same would have a Material Adverse Effect on SDN or Holdco or materially interfere with SDN's or Holdco's ability to consummate the Reorganization.

3.2.7 Financial Statements. SDN has provided to CSB copies of SDN's consolidated Final Financial Statements as audited by Price Waterhouse, LLP, Liberty's Final Financial Statements as audited by Arthur Anderson LLP, and audited financial statements for SDN and for Liberty for the years ended December 31, 1994 and December 31, 1993. The foregoing financial statements comply in all material respects with applicable accounting requirements and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the financial position of SDN and Liberty, as applicable, (consolidated in each case with any subsidiaries then in existence) as of the dates thereof and the results of their operations and cash flows for the periods then ended. The books and records of each of SDN and Liberty have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

3.2.8 Regulatory Filings and Agreements. Each member of the SDN Group has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1992 with any Bank Regulator as to which a failure to file the same could reasonably be expected to have a Material Adverse Effect on such entity, including any report or statement required to be filed pursuant to the Laws of the United States (including regulations of the Board of Governors of the Federal Reserve, the OCC and the FDIC), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of the business of SDN Group, and except as disclosed on Schedule 3.2.8, no Bank Regulator has initiated any proceeding or investigation or, to the best knowledge of SDN, has threatened to initiate any proceeding or investigation, into the business or operations of any member of the SDN Group since December 31, 1992. Except as disclosed on Schedule 3.2.8, no member of the SDN Group is a party to or is subject to, and since December 31, 1992 no member of the SDN Group has been a party to or subject to, any Regulatory Agreement with or from, and has adopted any board resolutions at the request of, any Bank Regulator that restricts the conduct of such SDN Group member's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor, to the knowledge of SDN, is any Bank Regulator contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on
          Schedule 3.2.8, there is no material unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examination of any member of the SDN Group.

3.2.9 Undisclosed Liabilities. Except as and to the extent reflected in each of SDN's and Liberty's Final Financial Statements or on Part A of Schedule 3.2.9, no member of the SDN Group has any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into, or any state of facts existing, on or before the Balance Sheet Date and which would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, other than (a) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the applicable Final Financial Statements, all of which are set forth on Part B of Schedule
          3.2.9 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the SDN Group or any member thereof and (b) those incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

3.2.10 Classified and OLEM Assets, Reserves and Certain Other Assets. As of the date hereof, the only assets of San Dieguito that are (a) Classified Assets or OLEM Assets on the books and records of San Dieguito, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Classified Assets or OLEM Assets, are those listed on Part A of Schedule 3.2.10 hereto (which schedule identifies the asset by loan number or other designation and sets forth the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). As of the date hereof, the only assets of Liberty that are (a) Classified Assets or OLEM Assets on the books and records of Liberty, or (b) over 90 days delinquent in payment of principal or interest whether or not the same are Classified Assets or OLEM Assets, are those listed on Part B of Schedule
          3.2.10 hereto (which schedule identifies the asset by loan number or other designation and sets forth the original principal amount, the current book balance, the amount of any reserve (or portion of the general reserve) allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by each member of the SDN Group are in accordance with RAP and prudent banking practice, and are consistently applied. Part C of Schedule 3.2.10 hereto sets forth all loans of any member of the SDN Group outstanding as of the date hereof (whether or not they are Classified Assets, OLEM Assets or are otherwise in default) to any director, executive officer or Principal Stockholder of that or any other member of the SDN Group, or to SDN's knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

3.2.11 Investment Securities; Derivatives. Part A of Schedule 3.2.11 describes all of the investment securities (including mortgage backed securities and whether actively traded, available for sale or held to maturity) owned by SDN or San Dieguito as of the date hereof, and Part B of Schedule 3.2.11 describes all of the investment securities (including mortgage backed securities and whether actively traded, available for sale or held to maturity) owned by Liberty as of the date hereof, including in each case identification of the type of security, CUSIP numbers, pool face values (where applicable), book values, market values, coupon rates, paydown speeds, book yields, durations, weighted average life and weighted average coupons, in each case as of March 31, 1996 (or as of the date of acquisition, if later acquired). Since December 31, 1993, no member of the SDN Group has engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

3.2.12    Absence of Certain Changes or Events.  Except as disclosed on
          Schedule 3.2.12, since the Balance Sheet Date, (a) there has been no material adverse change in the business, property, assets (including loan and servicing portfolios), liabilities (whether absolute, contingent or otherwise) prospects, operations, liquidity, income or condition (financial or otherwise) of any member of the SDN Group (other than as a result of changes in banking laws or regulations of general applicability or interpretation thereof), and (b) each member of the SDN Group has carried on its business in the ordinary and usual course consistent with its past practices. Except as disclosed on Schedule 3.2.12, between the Balance Sheet Date and the date hereof, no member of the SDN Group has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any employment contract, salary continuation (or similar) contract or any contract to make or grant any severance or termination pay, or paid any bonus, in each case except for normal increases and payments for or to persons other than directors or senior officers of the applicable member of the SDN Group in the ordinary course of business consistent with past practice or except as required by applicable law.

3.2.13 Compliance with Applicable Laws. The business of each member of the SDN Group is, and at all times since December 31, 1992 has been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply would not have a Material Adverse Effect on the SDN Group. Each member of the SDN Group holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of its business, and is in compliance with the terms of the same except where the failure so to comply would not have a Material Adverse Effect on the SDN Group. Except as disclosed on Schedules 3.2.8, no investigation by any Governmental Entity with respect to any member of the SDN Group is pending or, to SDN's knowledge, contemplated.

3.2.14    Litigation and Other Disputes.  Except as disclosed on
          Schedule 3.2.14, there is no suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of the applicable member of the SDN Group, threatened, against or affecting any member of the SDN Group or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against any member of the SDN Group the obligations under which have not heretofore been fully performed. Except as set forth on Schedule 3.2.14, no member of the SDN Group has accrued or set aside any reserves relating to any suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of SDN, threatened, against or affecting any member of the SDN Group or any of their respective assets. Except as disclosed on
          Schedule 3.2.14, since December 31, 1992, no member of the SDN Group has been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against it.

3.2.15 Administration of Fiduciary Accounts. Each member of the SDN Group has properly administered in all material respects all accounts for which it acts as a fiduciary (including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor) in accordance with the terms of the governing documents and applicable Law, including state and federal common law. To the knowledge of SDN, neither any member of the SDN Group nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect on the SDN Group, and the accounting for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.2.16    Taxes.

               (a) Each member of the SDN Group has filed (either individually or as a part of a consolidated group) all federal, state and, to the best of SDN's knowledge, material local tax returns and information returns required to be filed by it, and all such returns have been accurate and complete. The applicable entity has paid or has set up an adequate reserve for the payment of all Taxes required to be paid as shown on such returns, and SDN's Final Financial Statements reflect an adequate reserve for all Taxes payable by SDN and Liberty, respectively, accrued through the date of such financial statements. No deficiencies for any Taxes have been proposed, asserted or assessed against any member of the SDN Group that are not adequately reserved for in the reasonable judgment of the applicable entity's independent auditors. The federal income tax returns of SDN have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1992. The federal income tax returns of SDN for the years 1993 through 1994 are currently open to IRS examination but no audit is pending for any of such years and, to SDN's knowledge, no challenge or deficiency is contemplated by the IRS with regard to any of such years. The federal income tax returns of Liberty have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1991. The federal income tax returns of Liberty for the years 1992 through 1994 are currently open to IRS examination but except as disclosed on Part A of
     Schedule 3.2.16, no audit is pending for any of such years, and to SDN's knowledge, no challenge or deficiency is contemplated by the IRS with regard to any of such years. No member of the SDN Group has not been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. No member of the SDN Group has (i) filed any consent to the application of Section 341(f) of the Code, (ii) filed any election under Section 338(g) or 338(h)(10) of the Code or caused or permitted any deemed election under Section 338(e) of the Code,
     (iii) applied for any revenue ruling, private letter ruling or other ruling relating to Taxes, (iv) entered into any closing agreement with any Governmental Entity relating to Taxes, (v) been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by SDN and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method, (vi) except as set forth on Part B of Schedule 3.2.16, entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code which would be reasonably likely to have a Material Adverse Effect on the SDN Group or (vii) been, at any time, a member of any affiliated group filing any consolidated tax return other than (x) the existing group consisting of SDN and San Dieguito, and (y) as of immediately prior to the Effective Time, the group consisting of Holdco, SDN, San Dieguito and Liberty.

               (b) No employee, officer or director of SDN or any affiliates of SDN who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement, or SDN Benefit Plan currently in effect, would receive as a result of the Reorganization any amount which would be characterized as an "excess parachute payment" as such term is defined in Section 280G(b)(1) of the Code.

3.2.17 Certain Agreements. Except as disclosed on Schedule 3.2.17, no member of the SDN Group is a party to (nor are any of their respective assets bound by) any oral or written contract, lease or other agreement of any name or nature in effect as of the date hereof:

               (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the SEC (assuming such entity were a reporting company under the Exchange Act),

               (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Reorganization (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits of which will be calculated on the basis of the Reorganization or any portion or aspect thereof (including any so-called retention or similar bonuses),

               (c) relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor
     (including data processing, software programming and licensing contracts),

               (d) which, upon the consummation of the Reorganization, will result in any payment (whether of severance pay or otherwise) becoming due from CSB, any member of the SDN Group or Holdco to any officer or employee of any member of the SDN Group,

               (e)   relating to non-competition or secrecy,

               (f) that materially restricts the conduct of any line of business by any member of the SDN Group, or

               (g) that was entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which any member of the SDN Group is entitled to receive financial assistance or indemnification from any Governmental Entity.

The applicable member of the SDN Group is not materially in default under, conflict with, violation of, nor has it, to its knowledge, through any act or omission created any material right of termination under, cancellation of, acceleration of any obligation under, loss of material benefit under, or created any material lien, pledge, security interest or other encumbrance on its assets under any contract, lease or other agreement described by any of the foregoing paragraphs (a) through
(g), and to its knowledge, no other party to any such contract, lease or other agreement has committed (by act or omission) any such material default or violation of the same. SDN has previously delivered or caused to be delivered to CSB true and correct copies of all employment, consulting and deferred compensation agreements that are in writing and to which any member of the SDN Group is a party, and has delivered to CSB complete and accurate summaries of all employment, consulting and deferred compensation agreements that are not in writing and to which any member of the SDN Group is a party. Except as disclosed on Schedule 3.2.17, no member of the SDN Group is a party to, and since December 31, 1992 no member of the SDN Group has been a party to (nor are any of their respective assets bound by), any oral or written contract, lease or other agreement of any name or nature with a Person who was, as of, or within one year prior to, the date of such agreement a director, officer or Principal Stockholder of the applicable entity or its corporate parent.

3.2.18    Employees and Employee Benefit Plans.

               (a)  Except as disclosed on Schedule 3.2.18(a) or on
     Schedule 3.17, no employee of or consultant retained by any member of the SDN Group shall have the right to receive from Holdco, CSB or such member of the SDN Group any severance payment or other payment in the nature thereof (including so-called salary continuation payments, golden parachute payments, severance benefits or unemployment compensation), in the event his or her employment is terminated by Holdco, CSB or such member of the SDN Group at or after the Effective Time, whether such right arises as a matter of contract, past policy or understanding, by operation of law, or otherwise.

               (b) Schedule 3.2.18(b) sets forth a true and complete list of each material Benefit Plan of each member of the SDN Group. SDN has made available to CSB true and correct copies of (i) each such SDN Group Benefit Plan, (ii) the most recent annual report (Form 5500) filed with IRS with regard to each SDN Group Benefit Plan requiring such a filing, (iii) each trust agreement relating to any SDN Group Benefit Plan, (iv) the most recent summary plan description for each SDN Group Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation for each SDN Group Benefit Plan subject to Title IV of ERISA, and (vi) the most recent determination letter issued by the IRS in the case of SDN Group Benefit Plans qualified under Section 401(a) of the Code, and (vii) all personnel policies and manuals of each member of the SDN Group.

               (c) (i) Each of the SDN Group Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified; (ii) with respect to each SDN Group Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such SDN Group Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such SDN Group Benefit Plan's actuary with respect to such SDN Group Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such SDN Group Benefit Plan allocable to such accrued benefits; and (iii) no SDN Group Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the applicable member of the SDN Group or any affiliate of such entity beyond such employees' retirement or other termination of service other than (A) coverage mandated by applicable law, (B) retirement benefits or death benefits under a Benefit Plan qualified under
     Section 401(k) of the Code, or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (d) With respect to the SDN Group Benefit Plans, individually and in the aggregate, to the knowledge of SDN, no event has occurred and there exists no condition or set of circumstances in connection with which the applicable member of the SDN Group could be subject to any liability that could have a Material Adverse Effect on the SDN Group (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable Law.

               (e) There are no material disputes, employee grievances, or disciplinary actions pending or, to the knowledge of SDN, threatened by or between any employees of any member of the SDN Group and such employer. Each member of the SDN Group has complied in all material respects with all Laws relating to the employment of labor and has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceeding relating to the labor relations of any member of the SDN Group is pending or, to SDN's knowledge, contemplated. To the knowledge of SDN, no member of the SDN Group has had union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time.

3.2.19 Properties. Except as disclosed on Part A of Schedule 3.2.19, no member of the SDN Group holds title to or a beneficial interest in any real property other than OREO. Disclosed on Part B of Schedule 3.2.19 are the only real properties leased by, otherwise occupied by, or in the possession of any member of the SDN Group (excluding OREO and property occupied only as lender in possession, in each case provided that SDN is conducting no business in such property, and excluding the owned properties disclosed on Part A of Schedule 3.2.19). Except for assets disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date, the applicable member of the SDN Group has good and valid title to all of the tangible personal property and assets which are used in and material to the operation of its business and which it owns or purports to own, including all assets reflected as owned by members of the SDN Group in SDN's Final Financial Statements, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease, including all assets reflected as leased by members of the SDN Group in SDN's Final Financial Statements, in each case free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as
          (a) are reflected, reserved against or otherwise disclosed in SDN's Final Financial Statements, (b) arise out of Taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SDN Group or any member thereof. The applicable member of the SDN Group enjoys peaceful and undisturbed possession of the applicable leased asset under all leases of real or personal property under which it is operating or to which it is a party. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by the applicable member of the SDN Group or, to the knowledge of SDN, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the SDN Group or any member thereof. All items of real or personal property owned or used by members of the SDN Group and material to their collective business have been properly maintained and, to SDN's knowledge, are in good operating order and repair.

3.2.20 Environmental. To the knowledge of SDN, each member of the SDN Group and all real property (including OREO) in the possession of any member of the SDN Group or over which any such member exercises control are, and at all times while in the possession or control of a member of the SDN Group each property at any time owned, possessed or controlled by a member of the SDN Group has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for any violations of Law that, either individually or in the aggregate, have not had and cannot reasonably be expected to have a Material Adverse Effect on the SDN Group. To the knowledge of SDN, there has not occurred any release of Hazardous Material on, under or affecting any real property during the period of any member of the SDN Group's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or, to SDN's knowledge, during any prior period. To the knowledge of SDN, neither the members of the SDN Group nor any property now or heretofore in the possession of any of them is or has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or notice before any Governmental Entity or other forum relating to an alleged violation (including by any predecessor) of any environmental Law, rule or regulation or relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a member of the SDN Group.

3.2.21 Intellectual Property. Each member of the SDN Group owns, or possesses valid and binding licenses and other rights to use without payment, all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses, and no member of the SDN Group has received any challenge of the same by any Person or any notice of alleged conflict between the same and the rights of any other Person. Each member of the SDN Group has, in all material respects, performed all of its obligations under, and is not in material conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit under, any contract, agreement, arrangement or commitment relating to any of the foregoing.

3.2.22 Brokers. No member of the SDN Group has employed any broker, finder, investment banker or similar Person in connection with the Reorganization, or has incurred or will incur any broker's, finder's, investment banker's or similar fees, commissions or expenses payable by any member of the SDN Group in connection with the Reorganization.

3.2.23 Financing of Reorganization. SDN has received one or more valid and binding subscription agreements providing for investments in SDN, payable on or before the Closing Date, that, in the aggregate, will provide SDN with the full amount of the Maximum Required Capital Contribution (or such lesser amount as SDN may take down thereunder consistent with its obligations under Section 2.2). SDN has also received one or more valid and binding subscription agreements, assignable to Holdco, providing for investments in Holdco, payable within a reasonable time following demand made on or after the Closing Date, that, in the aggregate, will provide Holdco with the lesser of (a) the excess of (i) such amount as may become payable to holders of Dissenting CSB Shares in consideration of such shares over (ii) the arithmetic difference resulting from the Aggregate Cash Pool minus the Distributable Cash Pool, or (b) the arithmetic difference resulting from the Maximum Required Capital Contribution minus the actual Capital Contribution, or such amount lesser than the amount specified in clause (i) or clause (ii), as applicable, as Holdco may take down thereunder, in consideration of which investments Holdco shall issue to such subscriber(s) Holdco Common Stock at a price per share calculated such that the shares issued shall equal the number of shares of Holdco Common Stock that such subscriber(s) would have received in the SDN Merger had such investments been part of the Capital Contribution. Each of the foregoing subscription agreements has been executed by a Person that, to SDN's knowledge after reasonable investigation, has the financial capacity to perform thereunder. Notwithstanding the foregoing, the obligations of SDN hereunder are not conditioned upon SDN's obtaining financing.

3.2.24 Disclosure of All Material Matters. No statement of fact (which shall be deemed to exclude any projection, estimate or pro forma financial statement) set forth in (a) this Agreement (including all information in the Schedules and Exhibits hereto), (b) SDN's Final Financial Statements, (c) the audited financial statements of SDN and Liberty as at and for the periods ended December 31, 1994 and December 31, 1993, (d) San Dieguito's and Liberty's Reports of Condition and Income filed with the OCC between the date hereof and the Closing Date (when the same are filed), (e) the Registration Statement, if applicable (when the same becomes effective), and (f) any application, petition or similar document (excepting the Registration Statement) filed by any member of the SDN Group with any Governmental Entity in connection with the Reorganization (when the same are filed), excepting in the case of clauses (e) and (f) statements made in reliance upon, and in conformity with, information provided by CSB, is or will be, as of the date delivered, false or misleading in any material respect; nor does any of the materials referenced in this Section 3.2.24 omit to state a material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading. Notwithstanding the foregoing, the unaudited pro forma balance sheet included as Exhibit 1.1-B has been prepared on a reasonable basis and based on SDN position that GAAP does not require SDN to use purchase accounting to account for its 1995 recapitalization,
          Exhibit 1.1-B reflects all adjustments necessary to present fairly in all material respects the pro forma balance sheet of SDN as December 31, 1995 giving effect to SDN's acquisition of Liberty.

     3.3 By Holdco. Holdco makes the following representations and warranties as of the Holdco Ratification Date:

3.3.1 Organization, Standing and Power. Holdco is a business corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdco has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification necessary. As of the Closing Date, Holdco will be a Bank Holding Company duly registered under the Bank Holding Company Act.

3.3.2 Holdco Common Stock. As of the Holdco Ratification Date, SDN is the sole holder of Holdco Common Stock. At the Effective Time, (a) all outstanding shares of Holdco Common Stock will have been duly authorized, validly issued, and will be fully paid and non-assessable and not subject to preemptive rights, and (b) Holdco will be the sole holder of SDN Common Stock.

3.3.3 Authority and Related Matters. Holdco has all requisite power and authority to enter into this Agreement and to consummate the Reorganization. The execution and delivery of this Agreement and the consummation of the Reorganization have been duly authorized by all necessary action on the part of Holdco. This Agreement has been duly executed and delivered by Holdco and (assuming due authorization, execution and delivery by CSB and SDN) constitutes the valid and binding obligation of Holdco, enforceable in accordance with its terms subject only to laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding in law or at equity).

3.3.4 No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the Reorganization will not, result in any conflict with or violation of any provision of the Certificate of Incorporation or By-laws of Holdco.
          Subject only to the receipt or completion of the consents, approvals, orders, authorizations, registrations, declarations and filings included among the CSB Governmental Approvals and the SDN Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Reorganization will not, result in any violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit under any Law or under any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to Holdco or its properties or assets which violation, conflict, default, creation of a right of termination, cancellation, acceleration, or loss of a material benefit would have a Material Adverse Effect on Holdco.

3.3.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental
          Entity is required on the part of Holdco in connection with Holdco's execution and delivery of this Agreement or Holdco's consummation of the Reorganization, including the offer, sale or issuance of the Holdco Common Stock upon the consummation of the SDN Merger and the CSB Merger, respectively, as to which the failure to obtain the same could reasonably be expected to have a Material Adverse Effect on Holdco or materially interfere with Holdco's ability to consummate the Reorganization (including the SDN Merger and the CSB Merger), except (a) those matters included in the SDN Governmental Approvals or the CSB Governmental Approvals, (b) such filings as have been made prior to the Closing, and (c) such post-closing filings as may be required under applicable state securities Laws, all of which shall be filed within the applicable periods therefor.

3.3.6 Capital Resources. As of the Effective Time, Holdco will have funds not less than the arithmetic difference between the amount of the Capital Contribution minus the amount of SDN's Expenses.

3.3.7 Securities Law Compliance. The offer and sale of Holdco Common Stock to the CSB Shareholders in the CSB Merger and the issuance of Holdco Common Stock to the SDN Shareholders in the SDN Merger will not violate in any material respect any applicable federal or state Law relating to the sale or issuance of securities.

3.3.8 Litigation and Other Disputes. There is no suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of SDN or Holdco, threatened, against or affecting Holdco or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Holdco the obligations under which have not heretofore been fully performed. Holdco has not accrued or set aside any reserves relating to any suit, action, or proceeding (including any cross- or counter-claim) pending or, to the knowledge of SDN or Holdco, threatened, against or affecting Holdco or any of its assets. Holdco has not at any time been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any litigation in which any "lender liability" cause of action was asserted against it.


ARTICLE                         IV.
                        Additional Agreements

     4.1  Discussions with Third Parties.

4.1.1 CSB (a) shall not, and shall instruct and cause each of its Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and, (b) except as expressly permitted by Section 4.1.2, shall not, and shall instruct and cause each of its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any party other than SDN. CSB shall notify SDN promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, CSB or any of its Representatives, and shall disclose to SDN the identity of the third party making or seeking to make such Strategic
          Transaction Proposal, the terms and conditions thereof and such other information as SDN reasonably may request;
          provided, however, that if CSB receives a Strategic Transaction Proposal and the foregoing disclosure of such Proposal to SDN would violate a confidentiality agreement by which CSB is bound, CSB (a) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (b) shall return such Strategic Transaction
          Proposal to the initiating party without substantive response, and (c) to the extent such disclosure has not been made under clause (a), shall notify SDN that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response.

4.1.2 Notwithstanding Section 4.1.1, following receipt of a Qualifying Strategic Transaction Proposal, neither CSB nor any of its representatives shall be prohibited from (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to SDN, provided the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 4.5, or (b) terminating this Agreement pursuant to, and subject to the conditions contained in, Section 6.4.1. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal with respect to which the CSB Board of Directors shall have determined, after consultation with CSB's counsel, that the action by CSB contemplated under either clause (a) or clause (b), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the CSB Shareholders, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by CSB to the effect that the financial terms of such Strategic Transaction Proposal are, from the CSB Shareholders' perspective, financially superior to the Reorganization.

4.1.3 In the event that CSB receives a Qualifying Strategic Transaction Proposal, it shall, within thirty (30) calendar days of its receipt thereof, give notice to SDN either
          (i) reaffirming its intent to proceed under this Agreement and to consummate the Reorganization, or (ii) terminating this
          Agreement pursuant to Section 6.4.1.   If CSB does not, within
          the period specified above, either expressly reaffirm its intent to proceed under this Agreement or terminate this Agreement pursuant to Section 6.4.1, SDN may at any time thereafter terminate this Agreement pursuant to Section 6.3.4 and be entitled to liquidated damages as set forth in
          Section 7.2.1.

     4.2  Shareholder Approval; Information and Registration Statements.

4.2.1 Shareholder Approval. CSB shall take all reasonable steps necessary either (a) to duly call, give notice of, convene and hold a meeting of stockholders for purposes of voting upon the approval of this Agreement, or (b) to solicit written consents of the CSB Shareholders approving this Agreement. Notice of such meeting shall be given and such meeting shall be held, or such written consents shall be solicited and approval shall be sought to be obtained, as applicable, in either event as soon as practicable after the distribution of the Information Statement. SDN and CSB shall coordinate and cooperate with respect to the foregoing matters. CSB shall use all reasonable efforts to distribute the Information Statement to CSB Shareholders in contemplation of such meeting or such written consents as promptly as practicable after (and shall not distribute the same before) (a) SDN and CSB have approved the definitive form thereof (with respect to such matters as to which SDN's approval is required in accordance with Section 4.2.2), which approval shall not be unreasonably withheld or delayed, and (b) in the event the Information Statement has been incorporated into a Registration Statement, such Registration Statement shall have been declared effective under the Securities Act.

4.2.2 Information Statement. SDN and CSB shall jointly prepare the Information Statement as soon as practicable after the date of this Agreement. Except as expressly provided in Section 4.2.6, the Information Statement shall include an unqualified recommendation by the CSB Board of Directors that the CSB Shareholders approve the Reorganization. Each of SDN and CSB shall deliver to the other, and afford the other an opportunity to comment on, drafts of the disclosure to be included in the Information Statement prior to the distribution thereof to CSB's Shareholders. The Information Statement shall not be distributed without SDN's prior approval (which shall not be unreasonably withheld) of all portions thereof which describe a member of the SDN Group, Holdco, or the terms of the Reorganization. SDN shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities Laws in connection with the issuance of Holdco Common Stock, and CSB shall furnish all information concerning CSB and the holders of CSB Common Stock as SDN may reasonably request in
          connection with any such action.   CSB warrants that all
          information regarding CSB or the CSB Shareholders set forth in the Information Statement or in any filing made under applicable state securities laws (a) will comply in all material respects with all applicable Laws and (b) will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, provided, however, in no event shall CSB be liable for any untrue statement of material fact or omission to state a material fact in the Information Statement made in reliance upon, and in conformity with, written information concerning any member of the SDN Group furnished by SDN specifically for use in the Information Statement. SDN warrants that all information regarding the SDN Group set forth in the Information Statement or otherwise in the Registration Statement, or in any filing made under applicable securities laws (a) will comply in all material respects with all applicable Laws and (b) will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, provided, however, in no event shall SDN be liable for any untrue statement of material fact or omission to state a material fact in the Information Statement or otherwise in the Registration Statement made in reliance upon, and in conformity with, written information concerning CSB furnished by CSB specifically for use in the Information Statement or the Registration Statement.

4.2.3 Registration Statement. In the event that, pursuant to Section 2.10, the Holdco Common Stock to be issued as Stock Consideration is to be issued pursuant to a Registration Statement, SDN shall use all reasonable efforts to prepare and file with the SEC the Registration Statement (which Registration Statement shall include the Information
          Statement) promptly following the preparation of the Information Statement, and thereafter to cause such Registration Statement to become effective. Without limiting the foregoing, if SDN has not received such a No Action Letter confirming the availability of an exemption from registration within forty-five (45) calendar days of the date of this Agreement, SDN shall use all reasonable efforts to prepare and file the Registration Statement not later than the fifty-fifth
          (55th) calendar day (or the next subsequent Business Day) after the date of this Agreement; provided, however, SDN may in its discretion cease preparation of the Registration
          Statement, or may withdraw the Registration Statement if previously filed, if SDN shall receive such a No Action Letter after such forty-fifth (45th) day but before SDN's receipt of a comment letter on the Registration Statement from the SEC, or thereafter with the consent of CSB which consent shall not be unreasonably withheld. CSB will cooperate with SDN in all reasonable respects in the preparation, filing and prosecution of the Registration Statement.

4.2.4 Letter of CSB's Accountants. In the event the Registration Statement is to be filed, CSB shall use all reasonable efforts to cause to be delivered to SDN a letter of Deloitte & Touche LLP, CSB's independent auditors, dated a date within two business days before the date on which the Registration Statement is filed with the SEC and addressed to Holdco, in form and substance reasonably satisfactory to Holdco, customary in scope and substance for letters delivered by independent public accountants in connection with documents similar to the Registration Statement and similar in scope to the letter described in Section 4.2.5.

4.2.5 Letter of SDN's Accountants. In the event the Registration Statement is to be filed, SDN shall use all reasonable efforts to cause to be delivered to CSB a letter of Price Waterhouse LLP, SDN's independent auditors, dated a date within two business days before the date on which the Registration Statement is filed with the SEC and addressed to CSB and Holdco, in form and substance reasonably satisfactory to CSB, customary in scope and substance for letters delivered by independent public accountants in connection with documents similar to the Registration Statement and similar in scope to the letter described in Section 4.2.4.

4.2.6 Affiliates. CSB shall use its best efforts to cause each director, executive officer and other person who is, or as of the date on which the Information Statement is distributed to CSB Shareholders, will be, an "affiliate" of CSB for purposes of Rule 145 under the Securities Act (each an "Affiliate") to deliver to SDN, as soon as practicable after the date of this Agreement but not less than two business days before the date on which the Information Statement is distributed to CSB Shareholders, a written agreement in substantially the form of
          Exhibit 4.2.6.

4.2.7 Effect of Qualifying Strategic Transaction Proposal. In the event that CSB has received a Strategic Transaction Proposal and the CSB Board of Directors has determined, in accordance with Section 4.1.2, that such Strategic Transaction Proposal constitutes a Qualifying Strategic Transaction Proposal, then the CSB Board of Directors may (a) omit from the Information Statement an unqualified recommendation that the CSB Shareholders approve the Reorganization, (b) retract or qualify its recommendation, if previously given, or
          (c) postpone or adjourn the meeting of CSB Shareholders called for the purpose of approving the Reorganization.

     4.3  Regulatory Approvals and Related Matters.

4.3.1 Responsibility for Bank Regulatory Matters. SDN shall use all reasonable efforts to prepare and file all applications necessary to obtain the Governmental Approvals needed to consummate the Reorganization as promptly as practicable. SDN shall thereafter use all reasonable efforts to prosecute such applications and to obtain such Governmental Approvals.

4.3.2 Cooperation by CSB. CSB shall provide such information and shall execute such applications and other documents as are reasonably necessary for SDN to obtain any Governmental Approval, provided that any application or other document to be executed by CSB shall be in form and substance reasonably acceptable to CSB and its counsel. Without the prior written consent of SDN (which consent shall not be unreasonably withheld or delayed), CSB shall take no action which reasonably could be expected to adversely affect or delay, in either case to a material extent, the ability of CSB, SDN or Holdco to obtain any Governmental Approval.

     4.4 Financial Statements. Each Party shall use its best efforts to cause its independent accountants to make its work papers relating to its Final Financial Statements available to the other Party. As soon as reasonably available, but in no event later than the last Business Day of each month, CSB will deliver to SDN, and SDN shall deliver to CSB, their respective internal financial statements for the preceding month and for the calendar year to date, in the same form as delivered (or to be delivered) to the members of the CSB's and SDN's respective Boards of Directors.

     4.5 Access. From the date hereof through the Closing Date, CSB shall make available to SDN all information regarding CSB, and SDN shall make available to CSB all information regarding the members of the SDN Group, as SDN or CSB (as applicable) reasonably may request, and shall authorize all reasonable visits to its premises with such staff, consultants and experts as the other Party reasonably may request, provided, however, that (a) in its discretion, SDN may limit to CSB's Chairman the provision of and access to information relating to any actual or proposed acquisition or business combination by any member of the SDN Group that is unrelated to the Reorganization, and (b) the foregoing provision of and access to information shall not apply to any Strategic Transaction, the rights and duties with regard to which are governed solely by Section 4.1. Each Party agrees to coordinate closely all such activities with the other Party's President or Chief Financial Officer and to conduct any such inquiries with appropriate discretion and sensitivity to the other Party's relationships with its employees, customers and suppliers. The Parties acknowledge that certain of the information made available to the Parties may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of Representatives, that it (i) shall hold in confidence all confidential information received by it from or with regard to any other Party ("Confidential Information") subject to the terms of this
Section 4.5, (ii) shall disclose such Confidential Information only to those of its Representatives and, in the case of SDN, its current or prospective investors and other sources of capital, in each case having a need to know the same for purposes of evaluating, negotiating or financing the Reorganization, and (iii) shall inform each Representative or investor to whom Confidential Information is disclosed that such information is confidential and direct such Representative or investor not to disclose the same. The Parties shall remain responsible for any disclosure of Confidential Information by any of its Representatives or investors. Each Party further agrees that, upon the request of the other Party given following any termination of this Agreement, it and each of its Representatives either shall return to such other Party all Confidential Information received by it and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of the Letter of Intent or of this Agreement, (ii) information that the receiving Party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other Party hereto, (iii) information that the receiving Party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving Party on a non-confidential basis from another source if the source was not known to or not reasonably believed by the receiving Party to be subject to any prohibition against disclosing such information.

     4.6 Cooperation. The Parties shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities (in addition to the Governmental Approvals) which are necessary or advisable to consummate the Reorganization. CSB shall take primary responsibility, in consultation with SDN, for obtaining all such consents from lessors under CSB's real property leases; provided, however, that CSB shall not agree to modify any such lease in any material respect without the express written consent of SDN which consent may be granted or withheld in SDN's sole discretion. SDN shall take sole responsibility for obtaining all such consents, if any, from lessors under SDN's real property leases. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Reorganization and each Party will keep the other apprised of the status of matters relating to completion of the Reorganization. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such Party to any Governmental Entity in connection with the Reorganization. Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Reorganization which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed.

     4.7 Advice of Changes. Each Party shall promptly advise each other Party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Closing Date, each Party will promptly advise the other Party, in writing, of any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any of the Schedules to this Agreement (excepting Schedules 3.1.11, 3.1.12,
3.2.10 and 3.2.11) or that is necessary to correct any information in such Schedules which has been rendered inaccurate thereby, which writing shall in each case identify the Schedule that was inaccurate or has been rendered inaccurate. No such supplement to the information provided in such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by any Party with any other provision of this Agreement.

     4.8 Current Information. During the period from the date of this Agreement to the Closing Date, each Party will cause one or more of its designated representatives to confer on a regular and frequent basis
(not less than bi-weekly) with representatives of the other Party and to report the general status of the its operations. Each Party will promptly notify the other Party of any material change in the normal course of business or in the operation of its properties of and of any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party, and will keep the other Party fully informed of such events. CSB will keep SDN fully informed of the status of, and the action proposed to be taken with respect to, Classified Assets (including those that become Classified Assets after the date hereof) that, individually or in combination with one or more other loans to the same borrower thereunder, have an aggregate carry value of $100,000 or more. CSB will advise SDN from time to time of the interest rates offered to be paid by CSB on each of its deposit products, such information to be provided by forwarding a rate sheet by facsimile to SDN's Chief Financial Officer on or before each day on which any such rate has changed. CSB will provide to SDN copies of all materials delivered to members of the CSB Board of Directors simultaneously with the delivery to such Directors and, to the extent not included in such materials, shall provide to SDN copies of the minutes of each meeting of the CSB Board of Directors (or consents in lieu of meeting) and of each committee thereof (including its loan committee) promptly after the same are prepared, but in no event later than 45 calendar days after the date of each such meeting; provided, however, that (a) such minutes may be in draft form if final minutes have not been approved by such 45th day, and (b) CSB may omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to (i) the Parties' compliance or non-compliance with the terms of this Agreement, or (ii) any Strategic Transaction Proposal other than the Reorganization. SDN will provide to CSB copies of all materials delivered to members of the SDN, San Dieguito and Liberty Boards of Directors simultaneously with the delivery to such Directors and, to the extent not included in such materials, shall provide to CSB copies of the minutes of each meeting of the SDN, San Dieguito and Liberty Boards of Directors (or consents in lieu of meetings) promptly after the same are prepared, but in no event later than 45 calendar days after the date of such meeting; provided, however, that (a) such minutes may be in draft form if final minutes have not been approved by such 45th day, and (b) SDN may (i) omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to the Parties' compliance or non-compliance with the terms of this Agreement, and (ii) in its discretion, limit to CSB's Chairman any portion of such materials and minutes that relates to an acquisition or other business combination other than the Reorganization.

     4.9 Conduct of Business. CSB shall conduct its business, and SDN shall cause San Dieguito and Liberty to conduct their respective business, in the usual, regular and ordinary course of business consistent with the past practice (except as required by applicable Law or as required by this Agreement), and use all reasonable efforts to maintain and preserve intact their respective business organizations, employees and advantageous business relationships and retain the services of their respective officers and key employees.

     4.10 Negative Covenants of CSB. Without SDN's prior written consent (which consent, in the case of Sections 4.10.8 through 4.10.16 and, to the extent specified therein, Section 4.10.3, shall not be unreasonably withheld or delayed, and which consent, in the case of Sections 4.10.4 through 4.10.16, shall be deemed to have been granted if SDN does not grant or refuse its consent or reasonably request additional information regarding the proposed action within five (5) Business Days of SDN's receipt of CSB's request for consent or such shorter period as is expressly specified in the applicable section), CSB shall not:

4.10.1 declare or make any payment or distribution with respect to the capital stock of CSB, whether by way of dividend, redemption, payment of interest or principal or otherwise;

4.10.2 (a) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them; (b) grant or otherwise issue any options, warrants or other rights with respect thereto; or (c) split up, combine or reclassify any of its outstanding stock;

4.10.3 acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that this
          Section 4.10.3 shall not apply to (i) any purchase at a foreclosure sale other than a sale in which CSB is foreclosing on the majority of the stock of or a majority of the assets of a business (in this context, "business" being deemed to exclude any investment real estate project), in which latter event SDN shall not unreasonably withhold its consent provided that such foreclosure sale is being conducted by CSB in the ordinary course of business, or (ii) any repossession of leased equipment of which CSB is the lessor;

4.10.4    enter into any new line of business;

4.10.5 change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or RAP as concurred with by CSB's independent auditors;

4.10.6 make any equity investment in any new real estate or new real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

4.10.7 commit any act or omission which constitutes a violation of or default under, which conflicts with, creates a right of termination, cancellation or acceleration of any obligation under, or which causes any loss of a benefit under, any Regulatory Agreement, any board resolution adopted at the request of a Bank Regulator, or any contract or license to which CSB is a party or by which it or any of its properties is bound, if such violation, default, conflict, termination or similar consequence has had or could reasonably be expected to have a Material Adverse Effect on CSB;

4.10.8 (a) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which CSB is a party (excluding leases under which CSB is lessor) or by which CSB or any of its properties is bound, excepting only contracts, agreements and leases under which the aggregate annual payments by either party do not exceed $15,000, (b) make any single capital expenditure exceeding $15,000 or any capital expenditures exceeding $50,000 in the aggregate, or (c) relocate or terminate, or file any application to relocate or terminate, the operations of any of its banking offices (including loan production offices);

4.10.9 pay any pension or retirement allowance to any Person not required by a plan or agreement disclosed on Schedule 3.1.18 or Schedule 3.1.19(a), or enter into any agreement with any labor union or association representing any employee;

4.10.10 sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (a) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice; (b) sales in the ordinary course of business of (i) individual residential mortgage loans, (ii) pools of such loans having a par value of less than $1,250,000, (iii) individual leases under which CSB is lessor, and (iv) pools of such leases having a book value of less than $1,250,000; (c) sales of property acquired at foreclosure, provided that such sale will not result in a loss to CSB in excess of $25,000, individually, or $100,000, in the aggregate, in each case relative to the carry value of such property on CSB's books immediately prior to the time of sale; and (d) sales of assets (excluding those described in clause
          (a), (b) or (c)) having a gross book value not in excess of $25,000, individually, or $100,000, in the aggregate;

4.10.11 except as provided in Schedule 4.10.11, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, it being understood and agreed that investment portfolio transactions in the ordinary course of business and substantially consistent with past practice shall be deemed to constitute a material change in CSB's investment portfolio only if the number and/or nature of such transactions causes a material change in the makeup of the portfolio taken as a whole;

4.10.12 (a) institute, amend or terminate any Employee Benefit Plan, or (b) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any officer or employee other than (i) customary annual (or less frequent) increases in the wages or salaries of non-officer employees consistent with past practice which in the aggregate do not increase personnel costs for all non-officer employees by more than 3% over the levels in effect as of December 31, 1995 and which on an annualized basis do not increase the salary or wage of any individual employee by more than 4% (other than increases in connection with promotions of employees to a level below vice president, which increases may, individually, exceed 4%), and
          (ii) incentive compensation payments in accordance with CSB's incentive compensation programs and schedules in effect at December 31, 1995, or (c) otherwise increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

4.10.13 make, amend or compromise any loan or advance (whether in cash or other property) to any officer, director, or Principal Stockholder of CSB, except advances made to employees in the usual, regular and ordinary course of business consistent with the past practice;

4.10.14 make, amend, renew or purchase, or enter into any commitment to make, amend, renew or purchase, (a) any loan other than a loan described in clause (b) of this Section, if, as a result of the disbursement of the proceeds of such loan or the assignment of such loan to CSB, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to CSB would exceed $300,000, or (b) any residential (excluding multi-family) mortgage loan if, as a result of the disbursement of the proceeds of such loan or the assignment of such loan to CSB, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to CSB would exceed (i) $500,000, if the loan-to-value ratio is 80% or less, or (ii) $300,000, if the loan-to-value ratio is greater than 80%; provided, however, that in the cases of both clause (a) and clause (b), if SDN does not grant or refuse its consent within three (3) calendar days of SDN's receipt of CSB's request for consent, then SDN shall be deemed to have granted its consent, and provided further that this Section
          4.10.14 shall not apply to any loan meeting the loan underwriting criteria of a third Person which loan CSB intends and reasonably expects to sell to such Person, without recourse to CSB and consistent with past practice, promptly following the origination thereof, pursuant to an agreement with such Person entered into prior to the origination of such loan;

4.10.15 except in the usual, regular and ordinary course of business consistent with the past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than short-term indebtedness incurred to refinance short-term indebtedness), it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, Federal Home Loan Bank advances, sales of certificates of deposit and entering into repurchase agreements, and it being further understood and agreed that so-called gestation repurchase agreements are not borrowings for purposes of this Section 4.10.15;

4.10.16 take any action which would adversely affect or delay, in either case to a material extent, the ability of CSB, SDN or Holdco (a) to obtain any necessary approvals of any Governmental Entity required for the Reorganization or (b) to perform its covenants and agreements under this Agreement;

4.10.17 enter into any agreement or commitment to do any of the foregoing.

     4.11 Negative Covenants of SDN. Prior to the Effective Time, SDN will not (i) adjust, split or otherwise reclassify the SDN Common Stock, or (ii) make, declare or pay any dividend on the SDN Common Stock, or
(iii) make any other distribution on, or directly or indirectly redeem, purchase or acquire any shares of, SDN Common Stock, or (iv) otherwise adopt any plan or arrangement (other than one or more equity compensation plans for its employees), or (v) take or cause to be taken any other action, if in any case such action would adversely affect the CSB Shareholders receiving Stock Consideration in a manner disproportionate to the manner in which such action affects or would affect the then current holders of SDN Common Stock.

     4.12 Consultation by SDN. SDN shall consult with the Chairman of CSB prior to any member of the SDN Group undertaking any of the following actions:

4.12.1 (a) creating, authorizing, issuing, selling or delivering any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them; (b) granting or otherwise issuing any options, warrants or other rights with respect thereto; or (c) splitting up, combining or reclassifying any of its outstanding stock;

4.12.2 acquiring, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that this
          Section 4.12.2 shall not apply to any purchase at a foreclosure sale;

4.12.3    entering into any new line of business;

4.12.4 changing its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or RAP as concurred with by SDN's independent auditors;

4.12.5 making any equity investment in any real estate or real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

4.12.6 except in the usual, regular and ordinary course of business consistent with the past practice, incurring any indebtedness for borrowed money, assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other individual, corporation or other entity (other than short-term indebtedness incurred to refinance short-term indebtedness), it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements;

4.12.7 take any action which would adversely affect or delay, in either case to a material extent, the ability of CSB, SDN or Holdco (a) to obtain any necessary approvals of any Governmental Entity required for the Reorganization or (b) to perform its covenants and agreements under this Agreement; or

4.12.8 entering into any agreement or commitment to do any of the foregoing.

     4.13 Ratification of Agreement by Holdco. Subject to the receipt of all necessary approvals of Bank Regulators, SDN agrees to cause Holdco to execute, ratify and join in this Agreement and to take all necessary action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

     4.14 SDN will comply, and will cause Holdco to comply, in all material respects, with all applicable federal and state securities Laws in connection with the Reorganization.



ARTICLE                          V.
                        Conditions to Closing

     5.1 Conditions to Obligations of Both Parties. The obligations of SDN and CSB to consummate the Reorganization are subject to the satisfaction of each of the following conditions; provided, however, that any failure of such conditions shall not limit the Parties' rights and obligations under Article VII.

5.1.1 Regulatory Approvals. All Governmental Approvals shall have been obtained and shall remain in full force and effect, all statutory or other required waiting periods in respect thereof shall have expired, and no Governmental Approval shall have imposed any condition or requirement which, in the reasonable opinion of SDN acting in good faith, would so materially adversely affect the economic or business benefits of the Reorganization to SDN and Holdco so as to render inadvisable the consummation thereof.

5.1.2 No Pending or Threatened Claims. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity that presents a substantial risk of the restraint or prohibition of the Reorganization or the obtaining of material damages from CSB, SDN, Holdco or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

     5.2 Conditions to the Obligations of SDN and Holdco. The obligations of SDN and Holdco to consummate the Reorganization and of SDN Merger Sub and SDN to consummate the SDN Merger, are subject to the satisfaction of, or SDN's written waiver of, each of the following conditions:

5.2.1 Accuracy of Representations and Warranties; Compliance with Covenants. CSB's representations and warranties contained in this Agreement were true and correct as of the dates when made. CSB shall have performed, satisfied and complied with, in all material respects, each of the agreements and covenants contained herein.

5.2.2 Bringdown of Representations and Warranties. CSB's representations and warranties contained in this Agreement, without taking into consideration any amendments, supplements or updates to any Schedules relating to such representations and warranties, remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

5.2.3 Approval by CSB Shareholders; Dissenting Shares. The Reorganization shall have been approved by the affirmative vote of the holders of a majority of all shares of CSB Common Stock entitled to vote thereon, and the aggregate number of shares of CSB Common Stock whose holders have perfected dissenters' rights pursuant to Section 1300 et seq. of the California Corporations Code (as incorporated by Section 101 of the California Financial Code) shall not constitute more than more than 10.0% of all shares of CSB Common Stock outstanding immediately prior to the Effective Time.

5.2.4 Third Party Consents. The consent, approval or waiver of each Person whose consent, approval or waiver shall be required in order to permit the consummation of the Reorganization or the preservation of the contractual rights of CSB or with respect to its business (other than the Governmental Approvals referred to in Section 5.1.1) shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on CSB or a Material Adverse Effect with respect to the economic or business benefits to SDN and Holdco of the Reorganization as contemplated by this Agreement in the reasonable judgment of SDN.

5.2.5 Receipt of Legal Opinion. SDN shall have received a legal opinion from Fried, Bird & Crumpacker, counsel for CSB, dated the Closing Date and addressed to SDN, Holdco and CSB Merger Sub, in form and substance reasonably satisfactory to SDN, opining to the matters set forth on Exhibit 5.2.5, subject to customary assumptions and qualifications.

5.2.6 Updated Schedule of Classified and OLEM Assets. CSB shall have delivered to SDN and Holdco a Schedule, certified by the President or the Chief Financial Officer of CSB and dated as of a date not more than three calendar days prior to the Closing Date, identifying all assets of CSB that were (a) Classified Assets or OLEM Assets on CSB's books and records as of such date or (b) over 90 days delinquent in payment of principal or interest as of such date.

5.2.7 Certificates and Documents. CSB shall have delivered to SDN and Holdco a certificate, executed by the President and Chief Financial Officer of CSB and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in
          Section 5.1 (with regard to CSB only) and Section 5.2, including a certification that each representation or warranty contained in Section 3.1 is true and correct as of the Closing Date, excepting only representations and warranties which speak expressly as of an earlier specified date.

5.2.8 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Reorganization and all documents and instruments incident to the Reorganization shall be reasonably satisfactory in substance and form to SDN and its counsel, and SDN and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.2.9 Escrow of CSB Redemption Amount. The Exchange Agent shall have received from CSB the full amount of the CSB Redemption
          Amount, if any; provided, however, that only if all requisite Governmental Approvals have been obtained shall this be a condition to SDN's and Holdco's obligations hereunder.

5.2.10 Appointment of Committee Under Escrow Agreement. If the Escrow Agreement is to be entered into pursuant to Section 2.11, CSB shall have designated the persons who will initially constitute the Committee thereunder.

     5.3 Conditions to the Obligations of CSB. The obligations of CSB to consummate the Reorganization are subject to the satisfaction of, or CSB's written waiver of, each of the following conditions:

5.3.1 Accuracy of Representations and Warranties; Compliance with Covenants. SDN's and Holdco's representations and warranties contained in this Agreement were true and correct as of the dates when made. SDN and Holdco shall have performed, satisfied and complied with, in all material respects, each of the agreements and covenants contained herein.

5.3.2 Bringdown of Representations and Warranties. SDN's and Holdco's representations and warranties contained in this Agreement, without taking into account any amendments, supplements or updates to any Schedules relating to such representations and warranties, remain true and correct as of the Closing as though made at and as of the Closing, excepting only representations and warranties which speak expressly as of an earlier specified date.

5.3.3 Receipt of Legal Opinions. CSB shall have received (i) a legal opinion from Nutter, McClennen & Fish, LLP, counsel for SDN, Holdco and CSB Merger Sub, addressed to CSB and dated the Closing Date, in form and substance reasonably satisfactory to CSB and its counsel, opining to the matters set forth on
          Exhibit 5.3.3, subject to customary assumptions and qualifications, and (ii) an opinion of Nutter, McClennen & Fish, LLP, in form and substance customary for opinions of its type and based upon reasonable assumptions and qualifications and reasonably requested representation letters, to the effect that the (x) CSB Merger will be treated as a contribution of property to Holdco pursuant to Section 351 of the Code, (y) the CSB Shareholders shall recognize no income for federal income tax purposes as a consequence of the Reorganization except to the extent they receive cash in exchange for their respective shares of CSB Common Stock in the CSB Merger, and
          (z) none of the Parties shall recognize gain or loss for federal income tax purposes as a consequence of the Reorganization; provided, however, that such opinion shall not purport to address the tax consequences to the CSB
          Shareholders of the Escrow Agreement or the distributions or other transactions contemplated thereby.

5.3.4 Updated Schedule of Classified and OLEM Assets. SDN shall have delivered to CSB a Schedule, certified by the President or the Chief Financial Officer of SDN and dated as of a date not more than three calendar days prior to the Closing Date, identifying all assets of San Dieguito and Liberty that were
          (a) Classified Assets or OLEM Assets on San Dieguito's or Liberty's books and records (as applicable) as of such date or
          (b) over 90 days delinquent in payment of principal or interest as of such date.

5.3.5 Receipt of SDN Closing Certificate. CSB shall have received from SDN a certificate, executed by the President and Treasurer of SDN and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 5.1 (other than with regard to CSB) and Section 5.3, including a certification that each representation or warranty with respect to any member of the SDN Group that is contained in
          Section 3.2 is true and correct as of the Closing Date, excepting only (i) representations and warranties which speak expressly as of an earlier specified date and (ii) as limited by the proviso to Section 5.3.2.

5.3.6 Receipt of Holdco Closing Certificate. CSB shall have received from Holdco a certificate, executed by the President and Chief Financial Officer of Holdco (or the persons who will hold such offices as of the Effective Time) and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 5.1 (with regard to Holdco only) and
          Section 5.3, including a certification that each representation or warranty with respect to Holdco that is contained in Section 3.3 is true and correct as of the Closing Date, excepting only representations and warranties which speak expressly as of an earlier specified date.

5.3.7 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Reorganization and all documents and instruments incident to the Reorganization shall be reasonably satisfactory in substance and form to CSB and its counsel, and CSB and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.3.8     Receipt of Capital Contribution and Funding of Exchange Agent.
          (a) SDN shall have received the full amount of the Capital Contribution, the full amount of which (net of SDN's Expenses) shall have been contributed to Holdco as an investment therein, (b) Holdco shall have provided to the Exchange Agent the full amount the Distributable Cash Pool other than the CSB Redemption Amount (if any), and (c) Holdco shall have delivered to the Exchange Agent the full number of shares of Holdco Common Stock constituting the Distributable Stock Pool.

5.3.9 Holdco Ratification. Holdco shall have executed, ratified and joined in this Agreement.

5.3.10 Execution and Funding of Escrow Agreement. If the Escrow Agreement is to be entered into pursuant to Section 2.11, Holdco and the Escrow Agent shall have executed the Escrow Agreement and Holdco shall have deposited the Cash Escrow Deposit and the Stock Escrow Deposit with the Escrow Agent.

5.3.11 Appointment of Paulsen. Provided that all necessary approvals of Governmental Entities have been obtained, SDN shall have taken appropriate action prior to the Effective Time to cause Peter Paulsen (a) to become a Director of SDN not later than immediately prior to the Effective Time, and (b) to become a Director of Holdco not later than immediately following the Effective Time.


ARTICLE                         VI.
                             Termination

     This Agreement may be terminated, and the Reorganization abandoned, prior to the Closing as follows:

     6.1 By Mutual Agreement. CSB and SDN may terminate this Agreement by mutual written agreement at any time.

     6.2 Regulatory Impediment. Either CSB or SDN may unilaterally terminate this Agreement at any time prior to the Closing:

6.2.1 if a Bank Regulator shall have made a final determination denying an application of CSB, SDN or any of their respective Affiliates the granting of which is essential to the consummation of the Reorganization, or

6.2.2 if the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction.

     6.3  By SDN.  SDN may unilaterally terminate this Agreement:

6.3.1 with or without cause, by written notice to CSB, such termination to take effect upon the later of (i) the giving of such notice to CSB and (ii) the payment of the Termination Fee to CSB by or on behalf of SDN;

6.3.2 if CSB has breached any representation or warranty contained in this Agreement, or has failed to perform, satisfy or comply with, in any material respect, any of its agreements and covenants contained in this Agreement, if such breach or failure has not been cured within ten (10) Business Days following notice from SDN to CSB identifying the same;

6.3.3 if any of the conditions to the obligations of SDN and Holdco contained in Section 5.1 or Section 5.2 has not been satisfied as of the Closing Date;

6.3.4 at any time on or after the thirtieth (30th) calendar day following CSB's receipt of a Strategic Transaction Proposal from a third party, if CSB has not reaffirmed its intent to proceed under this Agreement pursuant to Section 4.1.3;

6.3.5 if any Bank Regulator shall have, directly or indirectly, conditioned the granting or effectiveness of a Governmental Approval essential to the consummation of the Reorganization on SDN making the Capital Contribution in an amount in excess of the Maximum Required Capital Contribution; or

6.3.6 at any time after 12:00 noon (Pacific time) on December 31, 1996, if the Closing shall not have occurred prior to such date and time, unless such failure results primarily from SDN or Holdco breaching any representation, warranty, covenant or agreement of such Party contained in this Agreement.

     6.4  By CSB.  CSB may unilaterally terminate this Agreement:

6.4.1 with or without cause (including because of CSB's receipt of a Qualifying Strategic Transaction Proposal or because the CSB Shareholders have failed to approve the Reorganization by written consent or at a meeting called for the purpose of voting on the same), by written notice to SDN, such termination to take effect upon the later of (i) the giving of such notice to SDN and (ii) the payment of the Termination Fee to SDN by or on behalf of CSB;

6.4.2 if SDN or Holdco has breached any representation or warranty contained in this Agreement excepting those contained in
          Section 3.2.23 or Section 3.3.6, or has failed to perform, satisfy or comply with, in any material respect, any of its agreements and covenants contained in this Agreement excepting those contained in Section 2.2, if such breach or failure has not been cured within ten (10) Business Days following notice from CSB to SDN identifying the same;

6.4.3 if SDN or Holdco, as applicable, has breached any representation or warranty contained in Section 3.2.23 or
          Section 3.3.6, or has failed to perform, satisfy or comply with, in any material respect, any of its agreements and covenants contained in Section 2.2, if such breach or failure has not been cured within ten (10) Business Days following notice from CSB to SDN identifying the same;

6.4.4 if any of the conditions to the obligations of CSB contained in Section 5.1 or Section 5.3 has not been satisfied as of the Closing Date; or

6.4.5 after 12:00 noon (Pacific time) on December 31, 1996, if the Closing shall not have occurred prior to such date and time, unless the failure results primarily from CSB itself breaching any representation, warranty, covenant or agreement of CSB contained in this Agreement.

     6.5 Effect of Termination. In the event this Agreement is terminated pursuant to this Article VI, all rights and obligations of the Parties hereunder shall terminate without liability of any Party to any other Party (except for any liability of any Party then in breach) other than as expressly provided in Article VII; provided, however, that notwithstanding any such termination the provisions of this Section 6.5, the confidentiality provisions of Section 4.5, and the provisions of
Article VII shall remain in full force and effect.


ARTICLE                         VII.
            Termination Fee; Liquidated Damages; Expenses

     7.1 Termination Fee. As a condition to either Party's exercise of its right to terminate this Agreement under, respectively, Section 6.3.1 or Section 6.4.1, the terminating Party agrees to pay to the non-terminating Party the sum of $1,200,000 (the "Termination Fee"). No purported termination under Section 6.3.1 or Section 6.4.1 shall be effective until the receipt by the other Party of good funds in the amount of the Termination Fee.

     7.2 Liquidated Damages Payable by CSB. CSB agrees to pay to SDN, as liquidated damages:

7.2.1 the sum of $1,200,000 in the event that (a) SDN terminates this Agreement (i) pursuant to Section 6.3.2 on account of a breach of a Major Covenant, or (ii) pursuant to Section 6.3.4, or (b) all conditions to closing set forth in Section 5.1 and
          Section 5.3 have been satisfied as of the Closing Date, and CSB has nonetheless failed to consummate the Reorganization;

7.2.2 the sum of $300,000 in the event that SDN terminates this Agreement pursuant to subsection 6.3.2 other than on account of a breach of a Major Covenant.

7.2.3 If CSB pays (or causes to be paid) to SDN the amount provided in Section 7.2.1 or Section 7.2.2, as applicable, within ten
          (10) Business Days of CSB's receipt from SDN of a notice of demand therefor, which period shall be extended by an additional reasonable time if CSB has reasonably disputed the propriety of SDN's termination of this Agreement, SDN's receipt of such payment shall constitute an exclusive remedy, and following such receipt and acceptance, SDN and Holdco shall be barred from recovering damages from any Person for any breach of any term of this Agreement.

     7.3 Liquidated Damages Payable by SDN. SDN and (upon its becoming a Party to this Agreement) Holdco jointly and severally agree to pay to CSB, as liquidated damages:

7.3.1 the sum of $1,200,000 in the event that (a) CSB terminates this Agreement pursuant to Section 6.4.3, or (b) all conditions to closing set forth in Section 5.1 and Section 5.2 have been satisfied as of the Closing Date, and SDN, Holdco and CSB Merger Sub have nonetheless failed to consummate the Reorganization;

7.3.2 the sum of $300,000 in the event that CSB terminates this Agreement pursuant to subsection 6.4.2; and

7.3.3 the sum of $150,000 in the event that (a) either CSB or SDN terminates this Agreement pursuant to subsection 6.2.1 or (b) SDN terminates this Agreement pursuant to subsection 6.3.5; provided that the denial or conditioning of the Governmental Approval giving rise to such termination shall not have been occasioned by any action (or failure to act) on the part of CSB or any of its Representatives.

7.3.4 If SDN pays (or causes to be paid) to CSB the amount provided in Section 7.3.1, Section 7.3.2 or Section 7.3.3, as applicable, within ten (10) Business Days of SDN's receipt from CSB of a notice of demand therefor, which period shall be extended by an additional reasonable time if SDN has reasonably disputed the propriety of CSB's termination of this Agreement, CSB's receipt of such payment shall constitute an exclusive remedy, and following such receipt and acceptance, CSB shall be barred from recovering damages from any Person for any breach of any term of this Agreement.

     7.4  Expenses.

7.4.1     Generally.  Each Party shall be responsible for its own
          Expenses, except as expressly provided in Section 7.4.2.

7.4.2 Payment of Expenses upon Certain Termination Events. If this Agreement is terminated by SDN pursuant to Section 6.3.3 (other than (i) on account of a failure of the condition set forth in Section 5.1, or (ii) under circumstances which also permit a termination by SDN under one or more other provisions of Section 6.3), CSB shall reimburse SDN for all of its reasonable and actual Expenses, provided that CSB's liability hereunder for Expenses of SDN shall not exceed $200,000. If this Agreement is terminated by CSB pursuant to Section 6.4.4 (other than (i) on account of a failure of the condition set forth in Section 5.1, or (ii) under circumstances which also permit a termination by CSB under one or more other provisions of Section 6.4), SDN shall reimburse CSB for all of its reasonable and actual Expenses other than those relating to broker's, finder's, investment banker's or similar fees, commissions or expenses, provided that SDN's liability hereunder for Expenses of CSB shall not exceed $200,000. If the Party obligated to reimburse Expenses hereunder reimburses the requested amount within ten (10) Business Days after its receipt of an invoice therefor from the Party to be reimbursed, which period shall be extended by an additional reasonable time if the reimbursing Party has reasonably disputed the existence or amount of such obligation, the terminating Party's timely recovery of its Expenses pursuant to this Section 7.4.2 shall constitute an exclusive remedy, and following its receipt and acceptance of the same the terminating Party (including, in the case of SDN, Holdco and the Merger Subsidiaries) shall be barred from recovering damages for any breach of any term of this Agreement.


ARTICLE                        VIII.
                            Miscellaneous

     8.1 Closing. The Closing Date shall be that date (or the next subsequent Tuesday, Wednesday or Thursday that is a Business Day) that is five Business Days following the receipt of the final Governmental Approval, or such other date upon which the Parties may mutually agree. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VI, the Closing of the Reorganization shall take place at a location (within California) to be mutually determined by the Parties, at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

     8.2 Publicity. Promptly following the execution and delivery of this Agreement, CSB and SDN shall issue a joint press release in a form mutually to be agreed upon. CSB and SDN shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Reorganization without the consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that the foregoing shall not apply to reports and other documents filed with the SEC or with any other Governmental Entity in connection with the Reorganization.

     8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with written confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:

     If to SDN or Holdco, to it or them at:

     SDN Bancorp, Inc.
     135 Saxony Road
     Encinitas, CA  92023-0926
     Attention:     Robert P. Keller, President
     fax:  (619) 436-2882

     with a copy to:

     Nutter, McClennen & Fish, LLP
     One International Place
     Boston, MA  02110-2699
     Attention:   Michael K. Krebs, Esquire
               Hugh A. O'Reilly, Esquire
     fax:  (617) 973-9748


     If to CSB, to it at:

     Commerce Security Bank
     1545 River Park Drive, Suite 200
     Sacramento, CA  95815
     Attention:   L.R. Connelly, President
     fax: (916) 922-4472

     with a copy to:

     Fried, Bird & Crumpacker
     10100 Santa Monica Boulevard
     Los Angeles, CA 90067
     Attention:   David M. Schachter, Esq.
     fax: (310) 556-4487

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     8.4 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof. No knowledge gained by either Party through any diligence review of the other Party or otherwise and which is not currently set forth on any Schedule hereto shall be deemed to be included on any of the Schedules to this Agreement for purposes of determining the accuracy of such Schedules.

     8.5 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except (a) the confidentiality provisions of Section 4.5, and (b) those covenants and agreements that by their express terms apply in whole or in part to periods after the Effective Time.

     8.6 Benefits; Binding Effect; Assignment and Designation. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party; provided, however, that (a) SDN shall designate the entity that shall be Holdco, and (b) CSB shall not unreasonably withhold its consent to any assignment by SDN to any entity controlling or controlled by SDN as of the time of assignment. Notwithstanding such designation of Holdco by SDN or any other assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

     8.7 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     8.8 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.9 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on the assumption of their being valid under applicable Law. In the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, such provision shall be modified to the minimum extent necessary to render such provision enforceable.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

     8.11 Remedies Cumulative. Except where a remedy is expressly stated to be exclusive (including, where applicable, the Termination Fee provided under Section 7.1, the liquidated damages provided under
Section 7.2 and Section 7.3, and the Expense reimbursement provided under Section 7.4, in each case to the extent paid in compliance with such Sections), no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     8.12 Applicable Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE INTERNAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     8.13 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.


         [The rest of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.


                              SDN BANCORP, INC.
ATTEST:


                                      By:

                                       Robert P. Keller, President &
                                    Chief Executive Officer




                              COMMERCE SECURITY BANK



                              By:

ATTEST:                           Peter H. Paulsen, Chairman


                                      By:

                                       L.R. Connelly, President &
                                     Chief Executive Officer

                     ACCEPTANCE AND RATIFICATION
                              BY HOLDCO

     The undersigned ("Holdco") has caused this Agreement to be executed and delivered by its officers thereunto duly authorized, under seal, on ______________, 1996, and thereby ratifies, joins in and becomes a Party to this Agreement and agrees to be bound by all the provisions hereof.



                              _______________________________
                              Name of Holdco



                              By:____________________________
                                  Name:
                                  Title:

                            Exhibit 1.1-A


         The Exchange Ratio under the Agreement and Plan of Reorganization, of which this Exhibit 1.1-A is a part, and the amount of Holdco Common Stock into which shares CSB Common Stock will be converted under the Agreement, shall be calculated in accordance with the following methodology (capitalized terms not defined herein having the meanings ascribed those terms in Section 1.1):


 A.      CALCULATION OF AGGREGATE CSB INTEREST IN HOLDING COMPANY

         The number of shares to be issued to CSB Shareholders shall be calculated based upon the following formula, where

             A   =   CSB's Book Value per CSB's Final Financial
                     Statements (i.e., without giving any effect to the Valuation Adjustment);

             B   =   SDN/Liberty Pro-Forma Book Value as of December 31,
                     1995 determined in the manner set forth on Part C of this Exhibit 1.1-A;

             C   =   the gross amount of the Capital Contribution;

             D   =   Holdco Pro-Forma Book Value as of December 31, 1995,
                     determined in the manner set forth on Part C of this
                     Exhibit 1.1-A (i.e., being equal to
                     ([A - VA] x 40%) + B + C);

             VA  =   the Valuation Adjustment, if any; and

             X   =   equals the aggregate amount of Holdco Common Stock
                     that CSB Shareholders can receive in the Reorganization, inclusive of shares in the Stock
                     Escrow Deposit (if applicable), expressed as a percentage of the pro forma shares of Holdco Common
                     Stock outstanding upon consummation of the Reorganization.


                      (A x 40%) - (VA x 40%)         =   X
                                D


                            (A - VA) x  40%              =   X
                     ([A - VA] x 40%) + B + C




B.       CALCULATION OF EXCHANGE RATIO

         (i) The Exchange Ratio at which the agreed-upon portion of CSB Common Stock (i.e., 344,584 shares, or 40% of the shares of CSB common stock outstanding) will be converted into Stock Consideration shall be calculated based upon the following formula, where


             E   =   the "Exchange Ratio" (i.e., the number of shares of
                     Holdco Common Stock into which each share of CSB
                     Common Stock that is to be converted into Stock
                     Consideration is so converted), rounded to the nearest thousandth;

             X   =   equals the aggregate amount (determined pursuant to
                     subsection (i) above) of Holdco Common Stock that CSB Shareholders can receive in the Reorganization, inclusive of shares in the Stock Escrow Deposit (if applicable), expressed as a percentage of the pro forma shares of Holdco Common Stock outstanding upon consummation of the Reorganization;

             Y   =   equals the pro forma number of shares of SDN Common
                     Stock outstanding as of December 31, 1995, giving effect to the Liberty acquisition and the Capital
                     Contribution (assuming a one-for-one exchange of SDN
                     Common Stock for Holdco Common Stock in the SDN
                     Merger); and

             Z   =   344,584 (i.e., 40%, rounded to the nearest share, of
                     the 861,460 shares of CSB Common Stock outstanding).




                                                         = E
                                   Z



         (ii) The foregoing formula and the variables contained therein shall be computed and applied consistent with the illustrations contained in Parts C, D and E of this
                 Exhibit 1.1-A.

C.       PRO FORMA CONDENSED STATEMENT OF CONDITION FOR HOLDCO

         See attached Unaudited Pro Forma Consolidating Statement of Condition for New Holding Company and Subsidiaries, with schedule of assumptions.


D.       SUPPORTING SCHEDULES

         See attached Unaudited Pro Forma Statements of Condition for Liberty and CSB, each with schedule of assumptions, supporting Unaudited Pro Forma Consolidating Statement of Condition for New Holding Company and Subsidiaries.


E.       ILLUSTRATION OF CSB OWNERSHIP; PRO FORMA CAPITAL RATIOS

         See attached Examples of Calculation of CSB Ownership In Holding
                     Company and Resultant Capital Levels (Pro Forma).

                            NEW HOLDING COMPANY AND SUBSIDIARIES
                  Unaudited Pro Forma Consolidating Statement of Condition
                                   Part C of Exhibit 1.1-A
                                   (dollars in thousands)


                                                    Capital
                                                  Injection
                                                        and  Adjsted               LNB/SDN
                                    SDNB       SDN Acquistn      LNB  Elimintng   Combined
                                12/31/95  12/31/95   of LNB  12/31/95   Entries   12/31/95
                                --------  --------  --------  -------  --------   --------
ASSETS
Cash and due from banks          $4,431      $278      $723    $6,742      $(80)   $12,094
Federal funds sold                2,300                         7,150                9,450
Securities                        7,009                        34,754               41,763
Investment in subsidiary                    3,832     8,319             (12,151)      -
Loans, net                       38,977                        88,930              127,907
Less: allowance for loan loss       639                         1,841                2,480
Premises and equipment, net         597                         1,226                1,823
Goodwill/intangibles                                  4,508                          4,508
Other assets                      2,944        88               3,966                6,998
                                --------  --------  --------  -------  --------   --------
Total assets                     $55,619    $4,198   $13,550  $140,927  $(12,231)  $202,063
                                ========  ========  ========  =======  ========   ========
LIABILITIES AND
 SHAREHOLDERS'
  EQUITY
Deposits:
  Non-interest bearing          $13,525                       $22,419      $(80)   $35,864
  Interest bearing               37,986                       108,461              146,447
                                --------  --------  --------  -------  --------   --------
     Total deposits              51,511                       130,880       (80)   182,311

Accrued interest payable
 and other liabilities              276       657               1,728                2,661
                                --------  --------  --------  -------  --------   --------
     Total liabilities           51,787       657             132,608       (80)   184,972
Common stock                      1,581         9        34     2,636    (4,217)        43
Additional paid-in capital        5,537     7,593    13,516     3,284    (8,821)    21,109
Retained earnings(deficit)       (3,286)   (4,061)              2,339       887     (4,061)
                                --------  --------  --------  -------  --------   --------
     Total shareholders'
        equity                    3,832     3,541    13,550     8,319   (12,151)    17,091
                                --------  --------  --------  -------  --------   --------
      Total liabilities and
        shareholders'
         equity                 $55,619    $4,198    $13,550 $140,927  $(12,231)  $202,063
                                ========  ========  ========  =======  ========   ========

                            NEW HOLDING COMPANY AND SUBSIDIARIES


                  Unaudited Pro Forma Consolidating Statement of Condition
                                   Part C of Exhibit 1.1-A
                                   (dollars in thousands)

                                                    Capital
                                                  Injection
                                                        and  Adjsted               LNB/SDN
                                    SDNB       SDN Acquistn      LNB  Elimintng   Combined
                                12/31/95  12/31/95   of LNB  12/31/95   Entries   12/31/95
                                --------  --------  --------  -------  --------   --------
MEMORANDUM

Average Assets                    57,155                      142,860              200,015
Risk Weighted Assets              40,831                       97,745              138,576
Tier 1 capital                     3,832    3,541     9,042     8,100   (12,151)    12,364
Tier 2 capital                       510      657               1,219                2,386

Tier 1/RWA                          9.4%               8.3%                           8.9%
Tier 1&2/RWA                       10.6%               9.5%                          10.6%
Leverage ratio                      6.7%               5.7%                           6.2%



                            NEW HOLDING COMPANY AND SUBSIDIARIES
                  Unaudited Pro Forma Consolidating Statement of Condition
                                   Part C of Exhibit 1.1-A
                                   (dollars in thousands)


                                                     LNB/SDN
                                           Capital      Post           Acquistn        SDN/
                                           Injectn   Capital             of CSB        LNB/
                                 LNB/SDN   Antcptn Injection Adjusted     and           CSB
                                Combined    of CSB  Combined      CSB  Elimintng   Combined
                                12/31/95  Acquistn  12/31/95 12/31/95   Entries    12/31/95
                                --------  --------  --------  -------  --------   --------
ASSETS
Cash and due from banks          $12,094   $11,138   $23,232   $9,481  $(11,138)   $21,575
Federal funds sold                 9,450               9,450   24,000               33,450
Securities                        41,763              41,763   18,028               59,791
Loans, net                       127,907             127,907  135,168              263,075
Less: allowance for loan loss      2,480               2,480    2,396                4,876
Premises and equipment, net        1,823               1,823    2,431                4,254
Goodwill/intangibles               4,508               4,508    5,384                9,892
Other assets                       6,998               6.998   22,697               29,965
                                --------  --------  --------  -------  --------   --------
Total assets                    $202,063   $11,138  $213,201  $209,679  $(5,754)  $417,126
                                ========  ========  ========  =======  ========   ========

LIABILITIES AND
 SHAREHOLDERS'
  EQUITY
Deposits:
  Non-interest bearing           $35,864             $35,864  $69,326             $105,190
  Interest bearing               146,447             146,447  122,329              268,776
                                --------  --------  --------  -------  --------   --------
     Total deposits              182,311             182,311  191,655              373,966
Accrued interest payable
 and other liabilities             2,661               2,661    5,729                8,390
                                --------  --------  --------  -------  --------   --------
     Total liabilities           184,972             184,972  197,384              382,356
Common stock                          43        28        71    2,623    (2,606)        88
Additional paid-in capital        21,109    11,110    32,219      788     5,736     38,743
Retained earnings(deficit)        (4,061)             (4,061)   8,884    (8,884)    (4,061)
                                --------  --------  --------  -------  --------   --------
     Total shareholders'
        equity                    17,091    11,138    28,229   12,295    (5,754)    34,770
                                --------  --------  --------  -------  --------   --------
      Total liabilities and
        shareholders'
         equity                 $202,063   $11,138  $213,201 $209,679   $(5,754)  $417,126
                                ========  ========  ========  =======  ========   ========


                            NEW HOLDING COMPANY AND SUBSIDIARIES
                  Unaudited Pro Forma Consolidating Statement of Condition
                                   Part C of Exhibit 1.1-A
                                   (dollars in thousands)


                                                     LNB/SDN
                                           Capital      Post           Acquistn        SDN/
                                           Injectn   Capital             of CSB        LNB/
                                 LNB/SDN   Antcptn Injection Adjusted     and           CSB
                                Combined    of CSB  Combined      CSB  Elimintng   Combined
                                12/31/95  Acquistn  12/31/95 12/31/95   Entries    12/31/95
                                --------  --------  --------  -------  --------   --------

MEMORANDUM

Average Assets                  200,015              200,015  198,387              398,402
Risk Weighted Assets            138,576              138,576  139,299              277,875
Tier 1 capital                   12,364    11,138     23,502   12,295   (11,138)    24,659
Tier 2 capital                    2,386                2,386    1,745                4,131

Tier 1/RWA                         8.9%                 17.0%    8.8%                 8.9%
Tier 1&2/RWA                      10.6%                 18.7%   10.1%                10.4%
Leverage ratio                     6.2%                 11.8%    6.2%                 6.2%


                                    LIBERTY NATIONAL BANK
                         Unaudited Pro Forma Statement of Condition
                                   Part D of Exhibit 1.1-A
                                   (dollars in thousands)

                                                              Adjusted
                                     LNB   Closing   Partial       LNB
                                12/31/95  Adjstmnt  Redemptn  12/31/95
                                --------  --------  --------  --------
ASSETS
Cash and due from banks           $7,874 $(1,132)  $    -       $6,742
Federal funds sold                 9,350            (2,200)      7,150
Securities                        34,754                        34,754
Loans, net                        88,930                        88,930
Less: allowance for loan loss      1,686      155                1,841
Premises and equipment, net        1,226                         1,226
Other assets                       3,652      314                3,966
                                --------  --------  --------  --------
Total assets                    $144,100    $(973)  ($2,200)  $140,927
                                ========  ========  ========  ========


LIABILITIES AND
 SHAREHOLDERS'
  EQUITY
Deposits:
  Non-interest bearing           $22,419                       $22,419
  Interest bearing               108,461                       108,461
                                --------  --------  --------  --------
     Total deposits              130,880                       130,880

Accrued interest payable
 and other liabilities             1,728                         1,728
                                --------  --------  --------  --------
     Total liabilities           132,608                       132,608
Common stock                       3,260               (624)     2,636
Additional paid-in capital         4,062               (778)     3,284
Retained earnings(deficit)         4,170     (973)     (798)     2,339

                                --------  --------  --------  --------
     Total shareholders'
        equity                    11,492     (973)   (2,200)     8,319
                                --------  --------  --------  --------
      Total liabilities and
        shareholders'
         equity                 $144,100    $(973)  $(2,200)  $140,927
                                ========  ========  ========  ========

                                    LIBERTY NATIONAL BANK
                         Unaudited Pro Forma Statement of Condition
                                   Part D of Exhibit 1.1-A
                                   (dollars in thousands)

                                                              Adjusted
                                     LNB   Closing   Partial       LNB
                                12/31/95  Adjstmnt  Redemptn  12/31/95
                                --------  --------  --------  --------

MEMORANDUM

Average Assets                   142,860                       142,860
Risk Weighted Assets              97,871               (440)    97,745
Tier 1 capital                    11,273      314    (2,220)     8,100
Tier 2 capital                     1,229     (973)      (10)     1,219

Tier 1/RWA                         11.5%                          8.3%
Tier 1&2/RWA                       12.8%                          9.5%
Leverage ratio                      7.9%                          5.7%

LIBERTY NATIONAL BANK
Unaudited Pro Forma Balance Sheet
Assumptions

1)        Closing Entries - closing expenses

          Cancellation of 121,676 options,
          assuming $14.80 closing price with
          average exercise price at $9.4857646,618

          Management bonuses and separation pay      437,816

          Termination of and mark to market of
          office leases                              206,710

          Increase allowance for loan loss           155,100

          OREO writedowns                             50,000

          Legal and accounting fees                   48,000

          Total closing expenses                   1,544,244

          Tax benefit at 42%                        (648,582)

          Net effect to capital                      895,662

2)        Closing entries - asset writedowns

          State deferred tax asset writedown
          50% of $154,786 asset at 12/31/95           77,393

                                   COMMERCE SECURITY BANK
                         Unaudited Pro Forma Statement of Condition
                                   Part D of Exhibit 1.1-A
                                   (dollars in thousands)

                                                              Adjusted
                                     CSB   Closing   Partial       CSB
                                12/31/95  Adjstmnt  Redemptn  12/31/95
                                --------  --------  --------  --------
ASSETS
Cash and due from banks           $9,481            $     -     $9,481
Federal funds sold                28,000             (4,000)    24,000
Securities                        18,028                        18,028
Loans, net                       135,168                       135,168
Less: allowance for loan loss      2,396                         2,396
Premises and equipment, net        2,431                         2,431
Other assets                      22,635       332              22,967
                                --------  --------  --------  --------
Total assets                    $213,347      $332  ($4,000)  $209,679
                                ========  ========  ========  ========


LIABILITIES AND
 SHAREHOLDERS'
  EQUITY
Deposits:
  Non-interest bearing           $69,326                       $69,326
  Interest bearing               122,329                       122,329
                                --------  --------  --------  --------
    Total deposits               191,655                       191,655

Accrued interest payable
 and other liabilities             4,939       790               5,729
                                --------  --------  --------  --------
     Total liabilities           196,655       790             197,384

Common stock                       3,446               (624)     2,623
Additional paid-in capital         1,035               (778)       788
Retained earnings(deficit)        12,272      (458)    (798)     8,884

                                --------  --------  --------  --------

     Total shareholders'
        equity                    16,753      (458)  (4,000)    12,295
                                --------  --------  --------  --------
      Total liabilities and
        shareholders'
         equity                 $213,347      $332  $(4,000)  $209,679
                                ========  ========  ========  ========

                                   COMMERCE SECURITY BANK
                         Unaudited Pro Forma Statement of Condition
                                   Part D of Exhibit 1.1-A
                                   (dollars in thousands)

                                                              Adjusted
                                     CSB   Closing   Partial       CSB
                                12/31/95  Adjstmnt  Redemptn  12/31/95
                                --------  --------  --------  --------

MEMORANDUM

Average Assets                   198,387                       198,387
Risk Weighted Assets             139,767      332      (800)   139,299
Tier 1 capital                    16,753     (458)   (4,000)    12,295
Tier 2 capital                     1,755                (10)     1,745

Tier 1/RWA                         12.0%                          8.8%
Tier 1&2/RWA                       13.2%                         10.1%
Leverage ratio                      8.4%                          6.2%

COMMERCE SECURITY BANK
Unaudited Pro Forma Balance Sheet
Assumptions

1)        Closing Entries - closing expenses

          Investment banking fees @3% of
          deal value                              641,370

          Legal and accounting fees               150,000

          Total closing expenses                  791,370

          Tax benefit at 42%                     (332,375)

          Net effect to capital                   458,995

NEW HOLDING COMPANY AND SUBSIDIARIES
Unaudited Pro Forma Balance Sheet
Assumptions

Purchase of LNB
- -----------------------------------------------------------------------
1)        Purchase price of LNB

          978,160 shares at $14.80                   14,477
          Transaction costs capitalized                 250
          Investment banker fees-stock/cash             300
                                              ---------
                                                15,027

2)        Goodwill generated by transaction

          LNB Equity before closing adjustments      11,492
          Closing adjustments                          (973)
                                              ---------
          LNB equity after closing                   10,519
                                              ---------
          Goodwill                                    4,508

3)        Funding of transaction

          Partial redemption by LNB                   2,200
          Capital Contribution by DCG                13,400
          Stock issued to Carpenter & Co                150
                                              ---------
                                                15,750

NOTE: In accordance with GAAP, the LNB and CSB transactions will require "push-down" accounting of the purchase price with adjustment to goodwill for the fair value of the assets and liabilities. The pro forma statements of condition do not reflect this accounting treatment, and on a consolidated basis, will not have a material effect.

NEW HOLDING COMPANY AND SUBSIDIARIES
Unaudited Pro Forma Balance Sheet
Assumptions


Purchase of CSB
- ----------------------------------------------------------------------
1)        Purchase price of CSB
          Book value 12/31/95                    16,753

          60% Cash @ 1.5x Adj BV                 15,078
          Valuation adjustment (400x60%)           (240)
                                          ----------
                                            14,838

          40% Stock at Adj BV                     6,701
          Valuation adjustment(400x40%)            (160)
                                          ----------
                                             6,541

          Transaction costs capitalized             300
                                          ----------
                                            21,679

2)        Goodwill generated by transaction

          CSB Equity before closing adjustments  16,753
          Closing adjustments                      (458)
                                          ----------
          CSB equity after closing adjustments   16,295
                                          ----------
          Goodwill                                5,384

3)        Funding of transaction

          Partial redemption by CSB               4,000
          Capital contribution by DCG            11,138
          Stock issued to CSB shareholders        6,541
                                          ----------
                                            21,679

NOTE: In accordance with GAAP, the LNB and CSB transactions will require "push-down" accounting of the purchase price with adjustment to goodwill for the fair value of the assets and liabilities. The pro forma statements of condition do not reflect this accounting treatment, and on a consolidated basis, will not have a material effect.

                              SDN BANCORP, INC AND SUBSIDIARIES
                   Unaudited Pro Forma Consolidated Statement of Condition
                                        Exhibit 1.1-B
                                   (dollars in thousands)


                                                             Combined
                                                             12/31/95
                                                           -----------
          ASSETS
          Cash and due from banks                             $12,094
          Federal funds sold                                    9,450
          Securities                                           41,763
          Loans, net                                          127,907
          Less: allowance for loan loss                         2,480
          Premises and equipment, net                           1,823
          Goodwill/intangibles                                  4,508
          Other assets                                          6,998
                                                           -----------
                         Total assets                        $202,063
                                                              =======
          LIABILITIES AND
           SHAREHOLDERS'
            EQUITY
          Deposits:
            Non-interest bearing                              $35,864
            Interest bearing                                  146,447
                                                           -----------
               Total deposits                                 182,311

          Accrued interest payable
           and other liabilities                                2,661
                                                           -----------
               Total liabilities                              184,972

          Common stock                                             43
          Additional paid-in capital                           21,109
          Retained earnings(deficit)                           (4,061)
                                                           -----------
               Total shareholders'
                  equit                                        17,091
                                                           -----------
                Total liabilities and
                  shareholders'
                   equity                                      $202,063
                                                              =======

                               Exhibit 1.1-C


     As used in this Agreement and Plan or Reorganization, of which this
Exhibit 1.1-C is a part, the Valuation Adjustment shall equal an amount computed in accordance with the following provisions (capitalized terms not defined herein having the meanings ascribed to those terms in Section 1.1):

(a)  Definitions

           (i)   "Valuation Debits" shall mean each of the following:

             (w) all expenses incurred by CSB during the Valuation Period in connection with the following (each, a "Lawsuit", and collectively, the "Specified Lawsuits"):

                 (1) Martha E. Junco v. Commerce Security Bank; Tom Ruemmler
                     (Sacramento County Superior Court Case No. 541252) (the "Junco Lawsuit");

                 (2) Commerce Security Bank v. Thomas R. Ruemmler
                     (Sacramento County Superior Court Case No. 538499 -
T.R.O.);

                 (3) Commerce Security Bank vs. Thomas R. Ruemmler, et al.
                    (including related cross action) (San Joaquin County
                     Superior Court Case No. 273702) (collectively with
                     the Lawsuit identified in clause 2 above, the "Ruemmler Lawsuits"); and

                 (4) Priest, Russell, Garcia v. Commerce Security Bank, Crothers, et al.
                     (San Joaquin County Superior Court Case No. 285881) (the "Russell Lawsuit").

             (x) the amount of any judgment or settlement payment (including any adverse party's attorneys' fees and/or costs) ordered or agreed to be paid by CSB in either the Ruemmler Lawsuits or the Russell Lawsuit, the amount of any judgment or settlement payment (including the plaintiff's attorneys' fees and/or costs) actually paid by CSB in the Junco Lawsuit in excess of the amount accrued therefor on the books of CSB as of December 31, 1995, and the amount of any accrual made on the books of CSB on account of any Lawsuit in excess of any amount accrued on the books of CSB for that Lawsuit as of December 31, 1995;

             (y) the amount of any loss, including, for purposes of this
                 Exhibit 1.1-C, Out-of-Pocket Costs, incurred by CSB upon any Resolution (as defined below) of the CIP Southgate property prior to the Valuation Date, in excess of specific reserves, if any, therefor on the books of CSB as of December 31, 1995, and/or the amount of any charge-off taken with regard to such property during the Valuation Period;

             (z) any payment by CSB to the VA or any holder or servicer of any
                 Enumerated VA Loan (as hereinafter defined) with regard to any Enumerated VA Loan during the Valuation Period, any reserve established or reserve adjustment made (or required to be established or made under GAAP) upon any repurchase of any Enumerated VA Loan by CSB during the Valuation Period, and any loss (including, for purposes of this Exhibit 1.1-C, Out-of-Pocket Costs) incurred by CSB following any repurchase of an Enumerated VA Loan in excess of reserves already debited pursuant to the immediately preceding clause (as used herein the "Enumerated VA Loans" shall consist of, and only of, the Ervin, Roberson, Scott, Torres and Ramey loans identified on the audit report dated on or about January 18, 1996 prepared by the Department of Veterans' Affairs (the "VA")).


          (ii) "Valuation Credits" shall mean each of the following that is realized (in accordance with GAAP) during the Valuation Period:

             (x) the amount of any reversal (made in accordance with GAAP) of
                 CSB's prior accrual for the Junco Lawsuit, as such accrual existed on the books of CSB as of December 31, 1995;

             (y) the amount of any gain (net of Out-of-Pocket Costs) on sales during the Valuation Period of (A) Other Real Estate Owned ("OREO") that was held as such by CSB as of December 31, 1995, (B) the Sierra Meadows property and (C) the CIP Southgate property (sale, for purposes of this Exhibit 1.1-C, being deemed to include sale transactions in escrow as of the Valuation Date as to which transaction there remain no significant conditions to the buyer's obligations and the buyer has placed in escrow a non-refundable deposit in an amount equal to 2.5% of the purchase price or such greater amount as SDN and CSB may mutually agree is reasonable under the circumstances); and

             (z) the amount, if any, of recoveries (net of legal and related expenses paid to third parties and directly attributable to seeking such recovery) realized during the Valuation Period with regard to loans and leases fully charged off by CSB on or before December 31, 1995, and with regard to the charged-off portions of loans and leases partially charged off by CSB on or before December 31, 1995.


         (iii) "Valuation Period" shall mean the period from January 1, 1996 through the Valuation Date, inclusive.


              (iv) "Valuation Date" shall mean the fifth Business Day prior to the Closing, with all measurements being made at the close of business on such date.


           (v)   "Resolved" shall mean:

             (w) in the case of the CIP Southgate or Sierra Meadows properties and all OREO, sold or otherwise disposed of in a manner such that, as of the Valuation Date, such real property is not recorded as an asset on CSB's balance sheet;

             (x) with regard to any Lawsuit, either entry of a judgment which has become final with no appeal perfected or the execution and delivery of a settlement agreement binding on and resolving all claims of all parties to such Lawsuit; and

             (y) with regard to any Enumerated VA Loan, either (A) repayment in full of such loan, (B) foreclosure on and sale of the collateral securing such loan, or (C) receipt by CSB of written notice from the VA that the VA no longer seeks indemnity from CSB with regard to such loan, without any repurchase of such loan by CSB or any undertaking by CSB to indemnify or reimburse in any way the current holder of such loan or any other person in connection therewith.


          (vi) "Out-of-Pocket Costs" shall mean each of the following amounts that become payable (or in the case of sales pending at the Valuation Date, that are anticipated to become payable) to third parties by CSB in connection with the referenced property or the disposition thereof (except to the extent recognized by CSB on or before December 31, 1995):
                 brokers' fees and expenses; property
                 taxes that were past-due as of January 1, 1996; recording fees, deed stamps or similar payments; and capital expenditures relating to repairing the property or preparing the property for sale.

(b)  Calculations

     1.  Asset/Liability Valuation Adjustment:

           (i) The Asset/Liability Valuation Adjustment shall equal (x) $400,000 minus (y) the sum of all Valuation Credits; provided, however, that the Asset/Liability Valuation Adjustment shall not be less than zero.

          (ii) Notwithstanding the foregoing subparagraph (i), prior to the Valuation Date CSB shall have the right, in CSB's sole discretion, to request a reduction in the Asset/Liability Valuation Adjustment, based on CSB's judgement that the Asset/Liability Valuation Adjustment is overstated for the net risk then inherent in (x) the matters described in the definition of Valuation Debits, taking into account
                 Valuation Debits incurred during the Valuation Period and any additional loss or expense that reasonably can be expected to be incurred after the Valuation Date with respect to any such matter that is not Resolved as of the Valuation Date, and (y) the Sierra Meadows property (if a sale of the latter has not been consummated as of the Valuation Date on economic terms which are substantially the same as, or more favorable to, CSB than those of the sale transaction now pending). Upon such request, SDN agrees to discuss such a reduction; provided, however, that the decision as to whether or not to reduce the Asset/Liability Valuation Adjustment calculated in accordance with the terms this Exhibit 1.1-C shall be SDN's in its sole and absolute discretion.

           (iii) CSB having represented to SDN that the Sierra Meadows property (having a carry value of approximately $2.9 million) is in escrow and under a binding purchase and sale agreement to be sold for a sale price that will result in no net loss to CSB (taking into account Out-of-Pocket Costs not recognized on or before December 31, 1995), SDN and CSB have not sought to reflect any risk associated with Sierra Meadows in the Asset/Liability Valuation Adjustment. In the event that CSB is unable to complete a sale of Sierra Meadows on or before the Valuation Date on economic terms which are substantially the same as or more favorable to CSB than those of the sale transaction now pending, and no agreement for such a sale is then in effect, SDN shall have the right, in SDN's sole discretion, to request an increase in the amount of the Asset/Liability Valuation Adjustment as otherwise calculated in accordance with this Exhibit 1.1-C in order to reflect the additional risk to SDN and CSB that, as a consequence of the failure to complete such sale, CSB may not be able to realize its net carrying value for Sierra Meadows.
                   Upon any such request under this subparagraph (iii), CSB agrees to discuss such whether or not the base Asset/Liability Valuation Adjustment should be increased; provided, however, that the decision as to whether or not to increase the Asset/Liability Valuation Adjustment shall be CSB's in its sole and absolute discretion.


     2.  SAIF Recapitalization Adjustment

          (i) If SAIF Recapitalization Legislation has been enacted or adopted prior to the Closing, the SAIF Recapitalization Adjustment shall be a dollar amount, not to exceed $575,000, equal to 57.5% multiplied by the present value, as estimated by SDN in good faith using a 10% discount rate, of the cost that CSB will incur as a result of such SAIF Recapitalization Legislation, net of the tax benefit, if any, related to such expense calculated in accordance with GAAP using the effective combined Federal and state tax rate projected for Holdco for the first full fiscal quarter year following the Closing Date as estimated by SDN's independent public accountants.
         (ii) If SAIF Recapitalization Legislation has not been enacted or adopted prior to the Closing, the SAIF Recapitalization Adjustment shall equal zero.


     3.  Valuation Adjustment

         The Valuation Adjustment shall equal the sum of the Asset/Liability Valuation Adjustment plus the SAIF Recapitalization Adjustment.

                              Exhibit 2.11-A

                             ESCROW AGREEMENT

     THIS ESCROW AGREEMENT, dated as of                   , 1996 (the
"Agreement"), is by and between                        , a Delaware
corporation (the "Company"), and Liberty National Bank, a national banking association organized under the laws of the United States (the "Escrow Agent").

     WHEREAS, the Company is a party to that certain Agreement and Plan of
Reorganization, dated as of April     , 1996 (the "Reorganization
Agreement"), by and among the Company, SDN Bancorp, Inc. and Commerce Security Bank ("CSB");

     WHEREAS, pursuant to the Reorganization Agreement, the Company has agreed to acquire CSB through the merger (the "CSB Merger") of CSB Merger Sub (as defined in the Reorganization Agreement) with and into CSB, in consideration of which CSB Merger the shareholders of record (the "CSB Shareholders") of the issued and outstanding shares of CSB common stock as of the effective time of the CSB Merger (the "Effective Time") will receive either Cash Consideration or Stock Consideration or a combination of Cash Consideration and Stock Consideration (each as defined in the Reorganization Agreement);

     WHEREAS, in order to mitigate the potential adverse effect on the Company's consolidated financial condition and operating results that may result from the enactment of SAIF Recapitalization Legislation (as hereinafter defined), the Reorganization Agreement provides that $345,000 (the "Cash Escrow Deposit") of the funds that would otherwise constitute Cash
Consideration and [              ] shares of Company Common Stock (the "Stock
Escrow Deposit") shall be held in escrow by the Escrow Agent to be distributed after the Effective Time in accordance with this Agreement; and

     WHEREAS, the Escrow Agent has agreed to serve as escrow agent for such purpose;

     NOW, THEREFORE, in consideration of the mutual premises contained herein, the Company and the Escrow Agent agree as follows:

                                 ARTICLE I
                    DEFINITIONS; RULES OF CONSTRUCTION

     1.1 Definitions. Capitalized terms contained in this Agreement shall have the meanings set forth in this Section 1.1:

     "Acceleration Event" means the occurrence of either of the following events:

     (a) the enactment of any law by the United States Congress, or the adoption of any final regulation by a federal Governmental Entity, that would permit the Company to cause CSB or any other subsidiary to transfer or convert the SAIF Insured Deposits to a BIF-insured depository institution without the Company, CSB, such other depository institution or any of their affiliates incurring any actual or contingent obligation to SAIF or BIF in connection therewith, whether in the form of a special assessment, such as an exit or entrance fee, the imposition of a higher premium rate for BIF insurance or otherwise; provided, however, that in the reasonable judgment of the Company (i) the effectiveness of such legislation or regulation is not in doubt as a result of pending judicial or regulatory action and (ii) the administrative, legal, accounting and other expense of effecting such a transfer or conversion would not be material to the Company; or

     (b)  there is a Change in Control of the Company.

     "After-Tax Cost" means the Company's good faith estimate of the present value, calculated as of the Determination Date using a 10.0% discount rate, of the cost that the Company will incur, solely in connection with the SAIF Insured Deposits, as a result of SAIF Recapitalization Legislation, net of the tax benefit, if any, related to such expense calculated in accordance with GAAP using the Company's effective combined Federal and state tax rate as of the end of the fiscal quarter next preceding the Determination Date.

     "Agreement" means this Escrow Agreement, as amended from time to time in accordance with Section 8.3 of this Agreement.

     "Bank Regulator" means any Federal or state Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

     "Book Value" means, with respect to the Common Stock, the book value per share of the Common Stock as of the end of the fiscal quarter next preceding the relevant measurement date, which Book Value shall be calculated in accordance with GAAP except that the number of shares of Common Stock outstanding as of such balance sheet date shall be deemed to include the number of shares of Common Stock to be distributed to the Stock Right Holders in accordance with the terms of this Agreement.

     "BIF" means the Bank Insurance Fund established pursuant to the Federal Deposit Insurance Act (12 U.S.C. sec 1811 et seq.) and administered by the FDIC or any successor deposit insurance fund.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required by law to be closed.

     "Cash Escrow Deposit" means the $345,000 deposited by the Company with the Escrow Agent contemporaneously with the execution of this Agreement.

     "Cash Escrow Fund" means the Cash Escrow Deposit and the investment earnings thereon from the Effective Date through the Business Day next preceding the Notification Date, inclusive.

     "Cash Right Certificate" means the Certificate of Beneficial Interest in the Cash Escrow Fund, which Cash Right Certificate shall be in the form of
Exhibit 1.1-C to this Agreement.

     "Cash Right Holder" means a Holder registered on the books of the Escrow Agent of a Cash Right Certificate.

     "Certificates" means the Cash Right Certificates and the Stock Right Certificates.

     "Change in Control of the Company" means (a) a merger or consolidation, or any similar transaction, involving the Company, (b) a purchase, lease or other acquisition of assets of the Company and/or one or more subsidiaries of the Company, which assets represent all or a majority of the Company's assets on a consolidated basis, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) by a single
Person, or one or more affiliated Persons (other than Dartmouth Capital
Group, L.P. and its affiliates), of securities representing 50% or more of the voting power of the Company; provided, however, that in no event shall any merger, consolidation or acquisition of voting securities be deemed to constitute a change in control of the Company if (x) the voting securities of the Company outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) a majority of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after the consummation of such transaction or (y) the directors of the Company immediately prior to the time that the Company enters into the definitive agreement providing for such transaction represent a majority of the directors of the Company or the surviving entity immediately after the consummation of such transaction.

     "Committee" means the three persons designated by CSB prior to the Effective Time and their respective successors, if any, designated by a majority of the then remaining Committee members.

     "Committee Representative" means the member of the Committee designated from time to time by Committee to receive, on behalf of the Committee, notices and other communication from the Company or the Escrow Agent, which designation shall be made pursuant to a written instrument delivered by the Committee to the Company and the Escrow Agent and shall be effective upon receipt.

     "Common Stock" means the common stock, $.01 par value per share, of the Company, or any other securities into which such shares of Common Stock may have been converted or exchanged.

     "Company" means [               ], a Delaware corporation.

     "CSB" means Commerce Security Bank, a party to the Reorganization Agreement and the CSB Merger.

     "CSB Merger" means the merger of CSB Merger Sub with and into CSB, as defined in the recitals to this Agreement.

     "CSB Merger Sub" means a wholly-owned subsidiary of the Company formed for the purpose of completing the CSB Merger.

     "CSB Shareholders" has the meaning set forth in the recitals to this Agreement.

     "Determination Date" means the date on which the Company sends written notice of the Company's calculations of the SAIF Allocations or the Imputed SAIF Allocations, as the case may be, to the Escrow Agent, with a copy to the Committee Representative, in accordance with Section 6.1 or Section 6.2 of this Agreement.

     "Effective Date" means the date on which the Effective Time of the CSB Merger occurs.

     "Effective Time" means the effective time of the CSB Merger.

     "Escrow Account" shall have the meaning set forth in Section 3.1 of this Agreement.

     "Escrow Agent" means Liberty National Bank, any successor thereto or any successor escrow agent appointed in accordance with the terms of this Agreement.

     "Escrow Assets" means collectively the Cash Escrow Fund and the Stock Escrow Fund.
     "FDIC" means the Federal Deposit Insurance Corporation.

     "GAAP" means Generally Accepted Accounting Principles as in effect in the United States, consistently applied.

     "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

     "Holder" means a Cash Right Holder or Stock Right Holder.

     "Imputed SAIF Allocations" means collectively the Imputed SAIF Cash Component and the Imputed SAIF Stock Component.

     "Imputed SAIF Cash Component" means an amount calculated pursuant to the following formula, but in no event more than the value of the Cash Escrow Fund as of the Notification Date:

     C = [(.85%   D)   60%]   25.556%

     where

     C =  the Imputed SAIF Cash Component; and

     D = the amount of SAIF Insured Deposits as of the end of the month next preceding the Second Anniversary.

     "Imputed SAIF Stock Component" means an amount calculated pursuant to the following formula, but in no event more than the value of the Stock Escrow Fund as of the Notification Date:

     S = {[(.85%   D)   60%]   17.037%} divided by V

     where

     S = the Imputed SAIF Stock Component expressed as a number of shares of Common Stock, rounded to the nearest whole share;

     D = the amount of SAIF Insured Deposits as of the end of the month next preceding the Second Anniversary; and

     V = the greater of the Market Value or Book Value per share of the Common Stock as of the Second Anniversary.

     "Initial Holder" means a CSB Shareholder who receives a Certificate in connection with the CSB Merger.

     "Insured Deposits" means insured deposits within the meaning of the Federal Deposit Insurance Act (12 U.S.C. sec 1813(m)) or any successor provision and the applicable regulations promulgated thereunder.

     "Market Value" means, as it relates to the Common Stock or any other security or other non-cash asset in the Stock Escrow Fund on any given date,
(i) the mean of the high and low sales prices of such security for the twenty
(20) Business Days immediately preceding such date, as reported by the National Association of Securities Dealers Automated Quotation System ("Nasdaq")and published in the Wall Street Journal (or, if not so reported or published, as reported by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales for such period, the mean of the closing bid and asked prices for such period as so reported; or (ii) if such security is listed on any domestic stock exchange, the mean of the high and low sales prices of Common Stock for the twenty (20) consecutive Business Days immediately preceding such date as reported by the Composite Tape of the New York Stock Exchange and published in the Wall Street Journal (or, if not so reported or published, as reported by the principal domestic stock exchange on which the security was traded during that period); or (iii) if neither of the foregoing clauses (i) and (ii) applies, the Market Value of the Common Stock shall be deemed to be the Book Value of the Common Stock and the Market Value of any other security or non-cash asset shall be the fair market value thereof as determined in good faith by the Company's Board of Directors.

     "Notification Date" means the date on which the Escrow Agent sends written notice to of each Holder pursuant to Section 6.1, Section 6.2 or
Section 6.3 of this Agreement.

     "Officers' Certificate" means a certificate signed jointly by the Company's Chief Executive Officer and its Chief Financial Officer delivered to the Escrow Agent pursuant to Section 6.1 or Section 6.2 of this Agreement, which Officers' Certificate shall set forth the following information:

     (a)  the calculation of the After-Tax Cost, if applicable;

     (b) the calculation of the Market Value of the Common Stock and other non-cash assets, if any, in the Stock Escrow Fund;

     (c) the calculation of the SAIF Stock Component or the Imputed SAIF Stock Component, as the case may be; and

     (d) the calculation of the SAIF Cash Component or the Imputed SAIF Cash Component, as the case may be.

     "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, Governmental Entity or political subdivision of any government.

     "Pro Rata Cash Distribution" means Cash Right Holder's share of the Cash Escrow Fund, which Pro Rata Cash Distribution shall be equal to such Holder's Pro Rata Cash Percentage multiplied by the amount of cash in the Cash Escrow Fund as of the Notification Date, after giving effect to the distribution of the SAIF Cash Allocation or Imputed SAIF Allocation, if any.

     "Pro Rata Distribution" means the Pro Rata Cash Distribution and/or the Pro Rata Stock Distribution, as the case may be.

     "Pro Rata Stock Distribution" means Stock Right Holder's share of the Stock Escrow Fund, which Pro Rata Stock Distribution shall be equal to such Holder's Pro Rata Stock Percentage multiplied by (a) the number of shares of Common Stock in the Stock Escrow Fund and (b) the amount of cash and non-cash assets, if any, in the Stock Escrow Fund, in each case as of the Notification Date and after giving effect to the distribution of the SAIF Stock Allocation or Imputed SAIF Allocation, if any, subject in each case to the treatment of fractional shares as provided in Section 6.6 of this Agreement.

     "Pro Rata Cash Percentage" means Cash Right Holder's share of the Cash Escrow Fund available for distribution to the Cash Right Holders, being a percentage rounded to the nearest thousandth equal to the quotient obtained by dividing (x) the amount of cash distributable directly to such Holder as Cash Consideration in connection with the CSB Merger by (y) the aggregate amount of Cash Consideration distributable to all Holders in connection with the CSB Merger.

     "Pro Rata Percentage" means the Pro Rata Cash Percentage and/or the Pro Rata Stock Percentage as the case may be.

     "Pro Rata Stock Percentage" means Stock Right Holder's share of the Stock Escrow Fund available for distribution to the Stock Right Holders, being a percentage rounded to the nearest thousandth equal to the quotient obtained by dividing (x) the number of shares of Common Stock distributable directly to such Holder as Stock Consideration in connection with the CSB Merger by
(y) the aggregate number of shares of Common Stock distributable to all Holders as Stock Consideration in connection with the CSB Merger.

     "Reorganization Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "SAIF" means the Savings Association Insurance Fund established pursuant to the Federal Deposit Insurance Act (12 U.S.C. sec 1811 et seq.) and administered by the Federal Deposit Insurance Corporation or any successor federal deposit insurance fund.

     "SAIF Allocations" means collectively the SAIF Cash Component and the SAIF Stock Component.

     "SAIF Cash Component" means 34.50% of the After-Tax Cost of the SAIF Recapitalization Legislation but in no event more than the amount of the Cash Escrow Fund as of the Notification Date.

     "SAIF Insured Deposits" means the Insured Deposits of CSB and the portion, if any, of the BIF Insured Deposits of any other depository institution controlled by the Company which are deemed to be SAIF Insured Deposits as a consequence of either the acquisition of shares of CSB by the Company or the Company's compliance with the last sentence of Section 2.11.1 of the Reorganization Agreement.

     "SAIF Recapitalization Legislation" means any law enacted by the United States government, or any final regulation adopted by any Federal Bank Regulator, that imposes one or more special assessments on depository institutions that have deposits insured by SAIF.

     "SAIF Stock Component" means an amount calculated pursuant to the following formula, but in no event more than the value of the Stock Escrow Fund as of the Notification Date.

     S = (A   23.0%) divided by V

     where

     S = the SAIF Stock Component expressed as a number of shares of Common Stock, rounded to the nearest whole share;

     A =  the After-Tax Cost of the SAIF Recapitalization Legislation; and

     V = the greater of the Market Value or Book Value per share of the Common Stock as of the Determination Date.

     "Second Anniversary" means that date which is twenty-four (24) months after the Effective Date.

     "Stock Escrow Deposit" means the [            ] shares of Common Stock
deposited by the Company with the Escrow Agent contemporaneously with the execution of this Agreement.

     "Stock Escrow Fund" means the Stock Escrow Deposit and any other property later deposited with the Escrow Agent pursuant to this Escrow Agreement, including without limitation any cash or stock dividends paid on the shares of Common Stock comprising the Stock Escrow Deposit, any stock, securities or assets received with respect to or in exchange for such Common Stock including, without limitation, in connection with any reorganization, reclassification, stock split, consolidation, merger, sale, lease or other transfer.

     "Stock Right Certificate" means the Certificate of Beneficial Interest in the Stock Escrow Fund, which Stock Right Certificate shall be in the form of
Exhibit 1.1-S to this Agreement.

     "Stock Right Holder" means a Holder registered on the books of the Escrow Agent of a Stock Right Certificate.

     1.2 Rules of Construction. The following rules of construction shall apply to the interpretation of this Agreement:

          1.2.1 Any reference to any event, change or effect being "material" with respect to any Person means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity and its Subsidiaries taken as a whole.

          1.2.2. Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

          1.2.3. All references to Sections, Articles and Schedules shall, unless another agreement is expressly referenced, mean the applicable sections or articles of, or schedules to, this Agreement.

          1.2.4. The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

          1.2.5. The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or Article in which they are used.

          1.2.6. This Agreement is the joint product of the Company, CSB and the Escrow Agent and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against the Company, the Escrow Agent or the Holders.


                                ARTICLE II
                        DEPOSIT OF ESCROWED FUNDS;
                        APPOINTMENT OF ESCROW AGENT

         2.1 Deposits. Substantially contemporaneously with the execution hereof, the Company has deposited the Cash Escrow Deposit and the Stock Escrow Deposit with the Escrow Agent.

         2.2 Acceptance by Escrow Agent. The Escrow Agent hereby acknowledges receipt of the Cash Escrow Deposit and the Stock Escrow Deposit and agrees to act as escrow agent as set forth herein, and as such escrow agent to receive, administer and distribute the Escrow Assets pursuant to the terms of this Agreement.


                                ARTICLE III
         MAINTENANCE OF AND BENEFICIAL INTEREST IN ESCROW ACCOUNT

         3.1 Establishment of Escrow Account. The Escrow Agent shall hold the Cash Escrow Fund, and the cash, if any, in the Stock Escrow Fund, in a single, interest bearing account (the "Escrow Account"). From the Effective Date through the Business Day next preceding the Notification Date, inclusive, interest shall accrue daily on the Cash Escrow Fund at an annual rate equal to the posted rate then offered by the Escrow Agent on so-called jumbo certificates having a maturity of one (1) year, as such posted rate may be adjusted from time to time.

         3.2   Interest in Escrow Account Prior to Effective Time.   Until the
Effective Time, the Escrow Agent shall hold the Escrow Assets for the benefit of the Company. Upon receipt of written notice issued jointly by either the Company or SDN and CSB indicating that the CSB Merger has been abandoned or otherwise indicating that the Escrow Assets are to be returned, the Escrow Agent shall deliver the Escrow Assets to the Company.

         3.3 Interest in Escrow Account After Effective Time. Upon receipt of a written notice, substantially in the form of Exhibit 3.3 hereto, jointly issued by the Holding Company and CSB confirming that the CSB Merger has been consummated, from and after the Effective Time, the Escrow Agent shall hold the Escrow Assets for the benefit of the Holders and the Company for distribution in accordance with the provisions of Article VI hereof. After the Effective Time and prior to the Notification Date, the Committee Representative shall be entitled to vote the shares of Common Stock, and any other voting securities, in the Stock Escrow Fund.


                                ARTICLE IV
               RIGHTS, DUTIES AND IMMUNITIES OF ESCROW AGENT

     4.1 Rights and Immunities. Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties hereby agree shall exclusively govern and control the rights, duties and immunities of the Escrow Agent:

                   4.1.1 The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement; the Escrow
Agent shall not be responsible for the performance of any duties or obligations other than the performance of such duties and obligations as are specifically set forth in this Agreement; and the Escrow Agent shall not be deemed to have any knowledge of or responsibility for the terms of any other agreement or instrument other than the Certificates;

                   4.1.2 The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any other party to honor any of the provisions of this Agreement or any other agreement;

                 4.1.3 The Escrow Agent shall be entitled, but not obligated, to request joint written instructions from the Company and the Committee Representative, and shall have the right to refrain from acting until it has received such written instructions. The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed or presented by the proper party or parties, and shall be entitled to rely upon any notice, instruction, waiver or other document requested and/or received from the Company and the Committee Representative jointly;

                   4.1.4 The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, unless caused by or arising out of its willful misconduct or gross negligence, and in no event shall the Escrow
Agent be held liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if it has been advised of the likelihood of such loss or damage and regardless of the form of action;

            4.1.5 The Escrow Agent may seek the advice of legal counsel of its own selection in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, provided, however, that such counsel may not be counsel which has represented the Company or any of its affiliates during the preceding twelve (12) months, and in the absence of willful misconduct or of gross negligence in its choice of counsel, it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in accordance with the advice of such counsel;

              4.1.6 The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security, document or instrument held by or delivered to it; and

            4.1.7 No provision of this Agreement shall require the Escrow Agent to risk or expend any of its own funds or otherwise to incur any financial liability in the exercise or performance of any of its powers or duties hereunder; provided that the Escrow Agent will be promptly paid or reimbursed upon request for any and all expenses, fees, costs, disbursements and/or advances which may be incurred or made by it in accordance with the provisions of Section 4.4 of this Agreement (including reasonable compensation in accordance with Exhibit 4.4 hereto, and any expenses and disbursements of Escrow Agent's counsel, and all agents not regularly in Escrow Agent's employ).

      4.2 Duties in Event of Controversy. If a controversy arises between the Company and the Committee or any Holder, or between any two or more Holders, as to whether or not or to whom the Escrow Agent shall deliver any of the Escrow Assets or as to any other matter arising out of or relating to the Escrow Assets or this Agreement, the Escrow Agent shall not be required to determine the same and shall not make any delivery of the Escrow Assets or any portion thereof but shall retain the Escrow Assets until the rights of the parties to the dispute shall have been finally determined by written agreement among the parties in the dispute or by final order of a court of competent jurisdiction after the time for appeal of any such final order has expired without an appeal having been made. The Escrow Agent shall deliver the Escrow Assets (or the applicable portion thereof) as promptly as practicable after the Escrow Agent has received joint written notice from the Company and the Committee Representative of any such agreement or final order (accompanied by an affidavit that the time for appeal has expired without an appeal having been made, and a duly executed copy of such agreement or order, as the case may be) in accordance with the instructions set forth in such agreement or order. The Escrow Agent shall be entitled to assume conclusively that no such controversy has arisen unless it receives, prior to its distribution of such Escrow Assets, a written notice that such a controversy has arisen which refers specifically to this Agreement, identifies by name and address the adverse claimants in the controversy and requests that the Escrow Agent not deliver any of the Escrow Assets. If a controversy of the type referred to in this Section 4.2 arises, the Escrow
Agent may, in its sole discretion (but shall not be obligated to), commence interpleader or similar actions or proceedings for determination of the controversy.

    4.3 Indemnity. The Company agrees to indemnify, defend and hold harmless the Escrow Agent against any and all losses, expenses, claims, suits, obligations, liabilities and damages, including attorneys' fees, based upon or arising out of or in connection with the performance or non-performance by the Escrow Agent of its obligations hereunder, unless such performance or non-performance constitutes willful misconduct or gross negligence. This indemnity shall survive the resignation or termination of the Escrow Agent and the termination of this Agreement.

         4.4 Compensation. In consideration of the Escrow Agent's service hereunder, the Company shall pay compensation to the Escrow Agent and reimburse the Escrow Agent's out-of-pocket expenses, as set forth on Exhibit
4.4 hereto. All such compensation and expenses shall be borne by the Company, except as otherwise provided in Section 8.7 of this Agreement.


                                 ARTICLE V
                    CERTIFICATES OF BENEFICIAL INTEREST

         5.1. Issuance of Certificates to Initial Holders. As promptly as practicable following the Effective Date, but in no event more than thirty
(30) days after the Effective Date, the Escrow Agent will execute and deliver to the Initial Holders the Certificates. The Escrow Agent shall set forth on each Certificate the Holder's Pro Rata Cash Percentage and/or Pro Rata Stock Percentage.

         5.2   Transfer of Certificates

          5.2.1 A Cash Right Certificate may be assigned or transferred from time to time prior to the Determination Date in whole, but not in part, only upon the books of the Escrow Agent in accordance with Section 5.2.3.

          5.2.2 A Stock Right Certificate shall not be assignable or transferable by the Holder other than a transfer in whole which occurs by will or by the laws of descent and distribution and thereafter is registered on the books of the Escrow Agent in accordance with Section 5.2.3 of this Agreement.

          5.2.3 In order for a Holder to assign or transfer a Certificate under circumstances permitted by this Agreement, such Holder must deliver the Certificate to the Escrow Agent for transfer, accompanied by written instructions regarding the delivery of the same and such other documents as the Escrow Agent may reasonably request to confirm the Holder's ownership of the Certificate and authority to cause such assignment or transfer. Upon receipt of such documentation, the Escrow Agent promptly shall cancel the Certificate so delivered and execute one or more new Certificates and shall deliver the same to such transferee(s) and, if applicable, the transferor, in each case as instructed in writing by the Holder requesting such assignment or transfer.

     5.3 Replacement of Certificates. Upon receipt by the Escrow Agent of evidence satisfactory to it in its sole discretion of the ownership of, and the loss, theft, destruction or mutilation of a Certificate and, in the case of loss, theft or destruction, of indemnity satisfactory to it in its sole discretion, and, in the case of mutilation, upon surrender and cancellation thereof, the Escrow Agent will execute in lieu thereof a substitute Certificate, and deliver the same to the Holder.


                                ARTICLE VI
                       DISTRIBUTION OF ESCROW ASSETS

     6.1 Notice and Distribution of SAIF Allocations. If SAIF Recapitalization Legislation is enacted prior to the Second Anniversary, the Company shall deliver to the Escrow Agent and the Committee Representative within ten (10) Business Days after such enactment the Officers' Certificate which sets forth the calculation of the SAIF Allocations. The Committee shall have ten (10) Business Days after the Determination Date within which to deliver to the Company, with a copy to the Escrow Agent, a written objection to the calculation of the SAIF Allocations set forth in the Officers' Certificate. The calculation of the SAIF Allocations set forth in the Officers' Certificate shall be deemed final if the Committee does not deliver a written objection thereto by the close of business on the tenth
(10th) Business Day after the Determination Date or if, prior to the expiration of such period, the Committee acknowledges in writing that it accepts the Company's determination of the SAIF Allocations. Within five (5) Business Days after the Escrow Agent receives notice that the SAIF Allocations calculation is final, the Escrow Agent shall (i) distribute to the Company from the Cash Escrow Fund an amount of cash equal to the SAIF Cash Component, and from the Stock Escrow Fund a number of shares of Common Stock equal to the SAIF Stock Component (and if the value of the shares of Common Stock in the Stock Escrow Fund, calculated for purposes of this Agreement using the greater of Market Value or Book Value, is less than the SAIF Stock Component, the Escrow Agent also shall distribute to the Company some or all of any additional property distributed with respect to assets in the Stock Escrow Fund such that the sum of the value of such shares of Common Stock and the Market Value of such other property is equal to the aggregate value of the SAIF Stock Component), and (ii) send written notice to each Holder with instructions for returning such Holder's Certificate(s) in exchange for the Holder's Pro Rata Percentage of the Cash Escrow Fund and/or Stock Escrow Fund, if any, remaining after the distribution of the SAIF Allocations to the Company.

     6.2 Notice and Distribution of Imputed SAIF Allocations. If SAIF Recapitalization Legislation has not been enacted prior to the Second Anniversary, within five (5) Business Days after the Second Anniversary, the Company shall deliver to the Escrow Agent and the Committee Representative, the Officers' Certificate setting forth the amount of the Imputed SAIF Allocations. The Committee shall have ten (10) Business Days after the Determination Date within which to deliver to the Company, with a copy to the Escrow Agent, a written objection to the calculation of the Imputed SAIF Allocations set forth in the Officers' Certificate. The calculation of the Imputed SAIF Allocations set forth in the Officers' Certificate shall be deemed final if the Committee does not deliver a written objection thereto by the close of business on the tenth (10th) Business Day after the Determination Date or if, prior to the expiration of such period, the Committee acknowledges in writing that it accepts the Company's determination of the Imputed SAIF Allocations. Within five (5) Business Days after the Escrow Agent receives notice that the Imputed SAIF Allocations calculation is final, the Escrow Agent shall (i) distribute to the Company from the Cash Escrow Fund an amount of cash equal to the Imputed SAIF Cash Component, and from the Stock Escrow Fund a number of shares of Common Stock equal to the Imputed SAIF Stock Component (and if the value of the shares of Common Stock in the Stock Escrow Fund, calculated for purposes of this Agreement using the greater of Market Value or Book Value, is less than the Imputed SAIF Stock Component, the Escrow Agent also shall distribute to the Company some or all of any additional property distributed with respect to assets in the Stock Escrow Fund such that the sum of the value of such shares of Common Stock and the Market Value of such other property is equal to the aggregate value of the Imputed SAIF Stock Component), and (ii) send written notice to each Holder with instructions for returning such Holder's Certificate(s) in exchange for the Holder's Pro Rata Percentage of the Cash Escrow Fund and/or Stock Escrow Fund, if any, remaining after the distribution of the Imputed SAIF Allocations to the Company.

     6.3 Accelerated Disposition of Escrow Assets. If an Acceleration Event shall occur prior to the earlier of the enactment of SAIF Recapitilization Legislation or the Second Anniversary, the Company shall provide the Escrow Agent and the Committee Representative with notice thereof within five (5) Business Days after such event, and within five (5) Business Days after the receipt of such notice, the Escrow Agent shall send written notice to each Holder with instructions for returning such Holder's Certificate(s) in exchange for the Holder's Pro Rata Percentage of the Cash Escrow Fund and/or Stock Escrow Fund.

     6.4 Dispute Resolution. If the Committee objects to the Company's calculation of the SAIF Allocations or the Imputed SAIF Allocations, as the case may be, as set forth in the Officers' Certificate, the Company's Chief Executive Officer shall use his best efforts to meet with the Committee Representative as soon as practicable after receipt of such objection to negotiate in good faith to resolve the dispute. If the Company and the Committee Representative have not agreed upon the amount of the SAIF Allocations or the Imputed SAIF Allocations, as the case may be, within fifteen (15) Business Days after receipt of the Committee's objection, either the Company or the Committee Representative may initiate binding arbitration in accordance with terms of Section 8.7 of this Agreement.

     6.5 Distribution to Holders. Upon return of the Holder's Certificate(s) for cancellation following the Notification Date, the Escrow Agent shall promptly deliver a check representing the Holder's Pro Rata Cash
Distribution, without interest after the Notification Date, and/or one or more stock certificates and other indicia of ownership representing the Holder's Pro Rata Stock Distribution, subject to the provisions of Section
6.6 of this Agreement. The Company agrees to cause its transfer agent to issue one or more additional stock certificates or other instruments as necessary to effect the distribution of the Escrow Stock Fund to the Stock Right Holders.

     6.6 Treatment of Fractional Shares. No fractional shares of Common Stock or of any other security shall be delivered to the Stock Right Holders. In the event that the application of the formulae contained in this Agreement would otherwise result in a fractional share of Common Stock or of another security being distributed to a Stock Right Holder, the Company may in its discretion direct the Escrow Agent either to round up the number of shares of such security to be distributed to the Stock Right Holder to the next whole number of shares without payment by the Stock Right Holder or to round down to the next whole number of shares with payment to the Stock Right Holder of the then current value of such fractional share, which value shall be the greater of Book Value or Market Value per share if the security is Common
Stock or Market Value per share if the security is not Common Stock. If the Company elects to pay cash to Holders in lieu of fractional shares in accordance with this Section 6.6, the Company shall instruct the Escrow Agent to compute the aggregate amount of such payments at the time that it computes the Holders' respective Pro Rata Stock Distribution and to provide to the Company written notice of the aggregate amount of cash to be delivered to the Stock Right Holders in lieu of fractional shares. Within two (2) Business
Days after receipt of such notice from the Escrow Agent, the Company shall deliver such sum to the Escrow Agent which in turn shall (i) distribute such cash among the applicable Stock Right Holders and (ii) deliver to the Company any portion of the Stock Escrow Fund that remains as a result of the Company's election to round down fractional shares and to pay cash to Stock Right Holders in lieu thereof. If the Company elects to round up all fractional shares to the next higher whole share in accordance with this
Section 6.6, and if as a result of such rounding the Escrow Agent determines that the number of shares of Common Stock then held in the Stock Escrow Fund is inadequate to permit the distribution of the required number of shares to each applicable Stock Right Holder, the Escrow Agent shall provide the Company with written notice of the aggregate number of additional shares of Common Stock required to be delivered to the Stock Right Holders. Within two
(2) Business Days after receipt of such notice from the Escrow Agent, the Company shall deliver the required number of additional shares to the Escrow Agent which in turn shall deliver such shares to the applicable Stock Right Holders.

     6.7 Unclaimed Escrow Assets. Any portion of the Escrow Assets that remains unclaimed by any Holder six (6) months after the Notification Date shall be returned to the Company upon demand, and any Holder who has not received his Pro Rata Distribution prior to that time shall thereafter look solely to the Company for payment of such Pro Rata Distribution without interest after the Notification Date. Notwithstanding the foregoing, neither the Company nor the Escrow Agent shall be liable to any Holder for any amount paid to a public official pursuant to applicable abandoned property laws.


                                ARTICLE VII
                              TERM OF ESCROW

         7.1 Term of Escrow. The term of the escrow governed hereby shall commence on the date hereof and end upon the disbursement of all of the Escrow Assets in accordance with the terms hereof.


                               ARTICLE VIII
                               MISCELLANEOUS

      8.1 Notices. Unless otherwise indicated, all notices, demands, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given on the fifth (5th) day after personal delivery (including by professional delivery service) or delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 8.1):


(a) If to the Company:       [                        ]
                         c/o Liberty National Bank
                         One Pacific Plaza
                         7777 Center Avenue
                         Huntington Beach, CA  92647
                         Attention:  Chief Executive Officer
                         facsimile:  (714) 891-8884

    with a copy to:               Nutter, McClennen & Fish, LLP
                         One International Place
                         Boston, Massachusetts  02110-2699
                         Attention:  Michael K. Krebs, Esquire
                                  Hugh A. O'Reilly, Esquire
                         facsimile: (617) 973-9748


(b) If to the Escrow Agent:       Liberty National Bank
                         One Pacific Plaza
                         7777 Center Avenue
                         Huntington Beach, CA 92647
                         Attention: Chief Financial Officer
                         facsimile: (714) 891-8884

(c) If to the Committee
       Representative:       [                               ]
                         [                               ]
                         [                               ]
                         facsimile: (   ) [            ]

    with a copy to:               [                               ]
                         [                               ]
                         [                               ]
                         facsimile: (   ) [            ]


        8.2 Headings. The headings of the paragraphs of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect and in no respect define, limit or describe the scope of this Agreement or the intent of any paragraph.

      8.3 Amendments. This Agreement may not amended, modified, supplemented, extended, terminated, discharged or changed except by an agreement in writing which makes specific reference to this Agreement and which is signed by the Company and the Escrow Agent and to which the Committee Representative consents, which consent shall not be unreasonably withheld. As soon as practicable and in any event not more than five (5) Business Days after the Escrow Agent receives notice that the Committee Representative has consented to such an amendment, modification or other instrument affecting the terms of this Agreement, the Escrow Agent shall send a copy of such instrument to each Holder.

        8.4 Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns and, except as otherwise provided in this Section 8.4, shall not be enforceable by or create or evidence any right of any third party. This Agreement cannot be assigned by the Company without the express written consent of the Committee Representative, which consent shall not be unreasonably withheld. This Agreement cannot be assigned by the Escrow Agent without the consent of the Company and Committee, which consent shall not be unreasonably withheld. The Holders are intended third-party beneficiaries of this Agreement, and the Committee Representative, or any Holder acting with the consent of a majority in interest of the affected class of Certificate Holders, may initiate binding arbitration under Section 8.7 of this Agreement to resolve any dispute regarding the terms of this Agreement.

        8.5 Resignation and Termination of Escrow Agent. The Escrow Agent may resign at any time upon sixty (60) days' written notice thereof to the Company and the Committee Representative. With the consent of the Committee Representative, which consent shall not be unreasonably withheld, the Company may terminate the appointment of the Escrow Agent effective immediately upon written notice thereof to the Escrow Agent or upon such later date as may be stated in such notice. Upon the effective date of such resignation or termination, as applicable, all obligations of the Escrow Agent under this Agreement and under the Certificates shall terminate except the obligations to (i) hold any Escrow Assets then in the possession of the Escrow Agent until the Company and the Committee Representative provide to the Escrow
Agent joint written notice of the name and address of a successor escrow agent who has accepted such appointment and (ii) thereupon deliver all such Escrow Assets to such successor escrow agent; provided, however, that if a successor escrow agent shall fail to be appointed within sixty (60) days of a notice of resignation or the Escrow Agent's receipt of a notice of termination, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent hereunder.

        8.6 Severability. Any provision of this Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

        8.7   Dispute Resolution.  Subject only to the terms of Section 6.4 and
Section 8.4 of this Agreement, any dispute that may arise under this Agreement between the Company and the Committee Representative or any Holder, or between two or more Holders, and that cannot be settled following negotiations between the Chief Executive of the Company and the Committee Representative shall be submitted to binding arbitration pursuant to the Commercial Arbitration Rules, as the amended and in then effect, of the American Arbitration Association (the "Rules"), subject to the following:

        (a)   The arbitration shall take place in Los Angeles, California.

        (b) There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.

        (c) Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.

        (d) At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.

        (e) The arbitrators' decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.

        (f) No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.

            (g) The Company shall bear its own expenses incurred in connection with any such arbitration and shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association. The Committee's expenses and one-half of the fees and expenses of the arbitrators and the American Arbitration Association shall be deducted from the amount of the Escrow Assets, if any, remaining after the SAIF Allocations are distributed to the Company. If the amount of the Escrow Cash Fund remaining after the distribution of the SAIF Allocations is insufficient to pay the expenses allocable to the Escrow Assets, the Escrow Agent shall sell, in consultation with the Committee Representative, some or all of the Escrow Stock Fund in order to provide proceeds sufficient to pay such expenses. Neither the Company nor the Escrow Agent shall have any liability for such expenses if the amount of the Escrow Assets remaining after the distribution of the SAIF Allocations to the Company is insufficient.

        8.8 Notwithstanding anything to the contrary in this Agreement, the Committee Representative, or any Holder acting with the consent of a majority in interest of the affected class of Certificate Holders, may seek appropriate relief in a court of competent jurisdiction for purposes of any provisional remedy, including without limitation injunctive relief. No such application shall be deemed a waiver of the Committee Representative's or such Holder's rights to seek binding arbitration as provided elsewhere herein. The parties hereto submit to the jurisdiction of the California state courts sitting in the counties of Los Angeles and Orange for the purpose of the Committee Representative's or a Holder's seeking such a provisional remedy.

        8.9 Intent of Escrow. The Company represents to the Escrow Agent, as holder of record of the Escrow Assets for the benefit of the Holders and the Company, that the Company intends the escrow created under this Agreement to have the effect of adjusting (if and to the extent resulting from the terms of this Agreement) the purchase price paid for CSB under the Reorganization Agreement.

        8.10 Applicable Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

        8.11 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each were upon the same instrument.

        8.12 Entire Agreement. This Agreement (including the forms of the Cash Right Certificate and the Stock Right Certificate and the Compensation
Schedule attached respectively as Exhibits 1.1-C, 1.1-S and 3.3 hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations among the parties.

       *     *     *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.


                         [HOLDCO]


                            By

                            Robert P. Keller, President




LIBERTY NATIONAL BANK,
as Escrow Agent


By
Its President

                                                      DEFINITIVE

                          EXHIBIT 2.11-B

               Calculation of Stock Escrow Deposit

  (Variables whose derivations are not fully set forth in this Exhibit are used as derived in Exhibit 1.1-A, the derivation of the Exchange Ratio)


Previously defined variables:

D       =  Holdco Pro-Forma Book Value as of December 31, 1995

X       =  equals the aggregate amount of Holdco Common Stock that CSB
           Shareholders can receive in the Reorganization, inclusive of the shares in the Stock Escrow Deposit, expressed as a percentage of the pro forma shares of Holdco Common Stock outstanding upon consummation of the Reorganization

Y       =  equals the pro forma number of shares of SDN Common Stock outstanding as of December 31, 1995, giving effect to the Liberty acquisition and the Capital Contribution (assuming a one-for-one exchange of SDN Common Stock for Holdco Common Stock in the SDN Merger)



Calculation of Numberof Shares                    Explanation
in Stock Escrow Deposit:


        H  =   $230,000            H equals the amount of shares
constituting the Stock
                 D Escrow Deposit, expressed as a percentage of the pro forma Holdco Common Stock outstanding upon consummation of the Reorganization

        S  =  100% - X          S equals the percentage of the pro forma
                                Holdco Common Stock outstanding upon
                                consummation of the Reorganization that
                                is represented by shares issued in
                                exchange for SDN Common Stock

        P  =      Y                P equals the number of shares of
                                Holdco Common
                  S             Stock outstanding on a pro forma basis
                                upon the consummation of the
                                Reorganization

        N  =     H x P          N equals the number of shares of Holdco
                                Common Stock constituting the Stock
                                                          Escrow Deposit